Exhibit 10.34.7

Execution Copy

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

in

ORPD LLC

by and between

ORMAT NEVADA INC.

and

NORTHLEAF GEOTHERMAL HOLDINGS LLC

Page

ARTICLE 1	DEFINED TERMS	1
1.1	Defined Terms	1
ARTICLE 2	SALE AND PURCHASE OF MEMBERSHIP INTEREST	1
2.1	Agreement to Sell and Purchase	1
2.2	Purchase Price	1
2.3	Closing; Pre-Closing Date	2
2.4	Conditions Precedent to the Obligations of Purchaser	2
2.5	Conditions Precedent to the Obligations of Seller	6
ARTICLE 3	REPRESENTATIONS AND WARRANTIES	7
3.1	Representations and Warranties of Seller	7
3.2	Representations and Warranties of Purchaser	16
3.3	No Other Seller Representations	18
ARTICLE 4	CERTAIN OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS	19
4.1	Confidentiality	19
4.2	Access to Information	19
4.3	Regulatory Matters	19
4.4	Transfer Taxes	19
4.5	Further Action	19
4.6	Regulatory and Other Approvals	20
4.7	Notices of Certain Events	20
4.8	Notices	21
4.9	Exclusive Dealing	21
4.10	Other Seller Actions	21
4.11	Division of Don A. Campbell and Don A. Campbell Expansion	22
4.12	OREG Conversion; Tax Separation	22
4.13	Certain Credit Support Obligations	22
4.14	PGV II Interests	22
ARTICLE 5	INDEMNIFICATION	23
5.1	Indemnification	23

Exhibit-D-i

5.2	Direct Claims	25
5.3	Third Party Claims	25
5.4	After-Tax Basis	26
5.5	No Duplication	27
5.6	Sole Remedy	27
5.7	Survival	27
5.8	Final Date for Assertion of Indemnity Claims	27
5.9	Mitigation and Limitations on Losses	28
5.10	Payment of Indemnification Claims	28
5.11	Specific Performance	28
ARTICLE 6	TERMINATION	29
6.1	Termination	29
6.2	Effect of Termination	29
ARTICLE 7	GENERAL PROVISIONS	30
7.1	Exhibits and Schedules	30
7.2	Disclosure Schedules	30
7.3	Amendment, Modification and Waiver	30
7.4	Severability	30
7.5	Expenses	30
7.6	Parties in Interest	30
7.7	Notices	31
7.8	Counterparts	32
7.9	Entire Agreement	32
7.10	GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL	32
7.11	Public Announcements	32
7.12	Assignment	33
7.13	Intent of the Parties	33

-ii-

Annex I	Definitions

Exhibits:

Exhibit A	Form of Company LLC Agreement
Exhibit B	Form of Management Services Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Amendment to Don A. Campbell Operation and Maintenance Agreement

Schedules:

Schedule 1	Project Companies and Projects
Schedule 2.4(b)	Consents
Schedule 2.4(m)	Material Adverse Effect
Schedule 2.4(t)	Estoppels
Schedule 3.1(d)	Absence of Litigation
Schedule 3.1(g)(iv)	Audits
Schedule 3.1(g)(viii)	Powers of Attorney and Tax Rulings
Schedule 3.1(h)	Financial Statements
Schedule 3.1(i)	Compliance with Applicable Law
Schedule 3.1(j)	Environmental Matters
Schedule 3.1(k)	Permits
Schedule 3.1(l)	Insurance
Schedule 3.1(m)	Real Property
Schedule 3.1(n)	Personal Property
Schedule 3.1(o)	Liens
Schedule 3.1(p)	Material Contracts
Schedule 3.1(q)	Employee Benefit Plans
Schedule 3.1(r)	Affiliate Transactions
Schedule 3.1(w)	Liabilities
Schedule 3.1(z)	Bank Accounts
Schedule 3.1(bb)	Sufficiency of Assets
Schedule 3.1(cc)	Background Materials
Schedule 3.1(ee)	Material Adverse Effect
Schedule 3.1(ff)	Permitted Distributions
Schedule 4.10(a)(iii)	Capital Contributions

 -iii-

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

This Agreement is made and entered into as of February ____, 2015, by and between Northleaf Geothermal Holdings LLC, a Delaware limited liability company ("Purchaser") and Ormat Nevada Inc., a Delaware corporation ("Seller"), for the sale by the Seller to the Purchaser of all of the Class B Membership Interests (as defined below) of ORPD LLC, a Delaware limited liability company (the "Company").

In consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINED TERMS

1.1     Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in Annex I hereto, and the rules of interpretation set forth in Annex I hereto shall apply to this Agreement.

ARTICLE 2
SALE AND PURCHASE OF MEMBERSHIP INTEREST

2.1     Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase on the Closing Date, all of the Class B Membership Interests in the Company free and clear of any Liens, for the consideration specified in Section 2.2.

2.2     Purchase Price. The purchase price (the "Purchase Price") for the Class B Membership Interests being purchased under this Agreement will be an amount equal to (x) Base Level Consideration multiplied by Acquisition Percentage divided by (y) 40%, where:

(a)     "Acquisition Percentage" means the minimum of (A) 40% or (B) (x) C$ 203,000,000 divided by the USD-CAD Forex Rate, divided by (y) the Base Level Consideration multiplied by (z) 40%, rounded down to the nearest one half of one percentage point;

(b)     "Base Level Consideration" means the sum of (x) US$ 172,700,000, multiplied by (y) 1 plus (8% multiplied by the number days between December 31, 2014 and the Pre-Closing Date divided by 365), plus (z) 40% multiplied by the Pre-Close Capital Contributions Amount;

(c)     "Pre-Close Capital Contributions Amount" means the sum of any capital contributions made by Ormat to any of the Project Companies between December 31, 2014 and the Pre-Closing Date required to fund project-level capital expenditures in accordance with Section 4.10(a)(iii), excluding the capital contribution made by Seller pursuant to Section 2.4(aa); and

(d)     "USD-CAD Forex Rate" means the ‘Open' foreign exchange rate shown on the website www.bloomberg.com/quote/USDCAD:CUR or, if such website is not available, another publicly verifiable data source as agreed by the Parties on the Pre-Closing Date.

The Purchase Price shall be payable by wire transfer of immediately available United States dollars to such account or accounts as Seller may designate in a written notice given to Purchaser not later than 12 Business Days before the Closing Date.

2.3     Closing; Pre-Closing Date. The closing of the purchase and sale of the Class B Membership Interests (the "Closing") will take place (a) at the offices of Chadbourne & Parke LLP in New York, New York at 10:00 a.m. (Eastern time) on the 12th Business Day after the Pre-Closing Date or (b) at such other place and time as Purchaser and Seller may agree in writing but in any event prior to the Long-Stop Date. The "Pre-Closing Date" shall be the date on which all of the conditions in Section 2.4 and Section 2.5 have either been satisfied (other than conditions, which by their nature, are to be satisfied on the Closing Date) or, in the case of conditions not satisfied, waived in writing by the Party entitled to the benefit of such conditions. Each Party shall deliver written notice to the other Party on the date on which it believes that it has satisfied all of the conditions in Section 2.4 or Section 2.5, as applicable (other than conditions, which by their nature, are to be satisfied on the Closing Date).

2.4     Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to consummate the Closing will be subject to the satisfaction or waiver by Purchaser of each of the conditions set forth below:

(a)     Each of the representations and warranties of Seller in Section 3.1 of this Agreement and in any other Transaction Document shall be true and correct in all material respects as of the date hereof and as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(b)     All consents, approvals and filings required to be obtained or made by Seller, Manager, the Company and any Project Company (i) for the Seller, Manager or the Company to execute, deliver and perform the Transaction Documents to which it is a party or (ii) to effect the conversions described in Section 2.4(p), including each of the consents, approvals and filings set forth on Schedule 2.4(b), shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(c)     Seller shall have delivered to Purchaser one or more legal opinions of counsel to Seller, Manager and the Company, in form and substance reasonably satisfactory to Purchaser, to the effect that each of the Transaction Documents to which each of Seller, Manager, the Company, or any Project Company is a party, and the performance of each of their respective obligations thereunder, including the conversions described in Section 2.4(p), (i) has been duly authorized, executed and delivered by such party, (ii) constitutes the valid and binding obligation of such party, as applicable, and is enforceable against such entity in accordance with its terms, (iii) does not violate any Applicable Law, decree, or judgment to which Seller, Manager, the Company or any Project Company or any of their respective properties are subject, (iv) does not conflict with, or cause a breach of, any provision in the Organizational Documents of Seller, Manager, the Company or any Project Company, (v) does not violate, result in the breach of, or constitute a default under certain examined documents, or result in the creation or imposition pursuant to the provisions of such examined documents of a Lien upon any assets of the Company or any Project Company, and (vi) does not require any notice, consent, approval or filing with any Governmental Authority or other Person, in each case, subject to customary qualifications, limitations and exceptions.

(d)     There shall not be any action or proceeding that has been instituted or threatened in writing by any Governmental Authority or Person against any of Purchaser, Seller, Manager, the Company or any Project Company (i) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document, (ii) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by any Material Contract or (iii) regarding the effectiveness or validity of any governmental approvals with respect to any Project Company, except, in each case under clauses (ii) and (iii), to the extent such action or proceeding has not or could not reasonably be expected to have a Material Adverse Effect.

(e)     Purchaser shall have received true and complete copies of all Material Contracts.

(f)     Purchaser shall have received true and complete copies of all title policies with respect to the Puna Project, the Don A. Campbell Project and the Don A. Campbell Expansion and as-built surveys with respect to the Puna Project and the Don A. Campbell Project, each of which shall be in form and substance reasonably satisfactory to the Purchaser.

(g)     Seller shall have delivered to Purchaser an officer's certificate of an authorized officer of Seller (i) certifying that each of the conditions to the obligation of the Seller to consummate the Closing, set forth in Section 2.5, has been fulfilled to the satisfaction of Seller or has been waived by the Seller, (ii) certifying that each of the representations and warranties of Seller set forth in Section 3.1 is true and correct in all material respects as of the date hereof and as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); (iii) certifying that Seller has performed all of its obligations under this Agreement required to be performed by Seller prior to or at Closing; and (iv) attaching true and complete copies of the Organizational Documents and a good standing certificate issued as of a recent date of each of Seller, Manager, the Company and the Project Companies, and resolutions of Seller, Manager, and the Company authorizing the execution of and performance of each such entity's obligations under each of the Transaction Documents to which it is a party.

(h)     Seller shall have delivered to Purchaser a certificate of incumbency from the secretary or assistant secretary of each of Seller, the Manager and the Company as to the officers of Seller, the Manager, and the Company who sign the Transaction Documents on behalf of each of them.

(i)     The Company LLC Agreement shall have been duly executed and delivered by Seller to Purchaser.

(j)     Seller shall have delivered to Purchaser an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by Seller.

(k)     The Management Services Agreement shall have been duly executed and delivered by Seller and the Company.

(l)     Except as listed on Schedule 3.1(p), there shall be no defaults under any Material Contracts.

(m)     Except as disclosed on Schedule 2.4(m), there shall not have occurred any events or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(n)     Seller shall have delivered to Purchaser a duly executed Assignment Agreement with respect to the assignment of the Class B Membership Interests.

(o)     Seller shall have delivered or caused the Company to deliver to Purchaser the certificate of Class B Membership Interest.

(p)     Seller shall have provided evidence satisfactory to Purchaser that each of OREG 1, OREG 2, and OREG 3 was converted from a Delaware corporation to a Delaware limited liability company that is treated as a "disregarded entity" for United States federal income tax purposes and that each such conversion occurred at least one Business Day prior the sale provided for in Section 2.4(s) below.

(q)     Seller shall have provided evidence satisfactory to Purchaser that each of the Project Companies has been contributed to the Company.

(r)     Seller shall have provided an IRS Form 8594 in form and substance reasonably satisfactory to Purchaser.

(s)     Seller shall have provided evidence satisfactory to Purchaser that no less than a one percent interest in the Company (such interest shall consist of 1% of the Class A Membership after closing) was sold to an entity that for United States federal income tax purposes is recognized as separate from each of the Seller and the Company and that such sale occurred at least five Business Days prior to the Closing.

(t)     Seller shall have provided an estoppel duly executed by each Person and with respect to each contract set forth on Schedule 2.4(t) hereto; provided that with respect to the Puna Lease Financing Documents and the Puna Land Lease, Seller (x) shall deliver a request for an estoppel to the Owner Lessor (in respect of the Puna Lease Financing Documents) and to the respective landlord (in respect of the Puna Land Lease), (y) shall keep Purchaser updated regarding the response from each such counterparty and the status of any discussions between Seller and such counterparty regarding such request for an estoppel, and (z) may elect at any time prior to Closing to deliver written notice to Purchaser that the provision of Section 5.1(e) shall apply with respect to such contracts.

(u)     Seller shall have delivered to Purchaser a duly executed amendment to the operations and maintenance agreement for the Don A. Campbell Project, in the form attached hereto as Exhibit D.

(v)     Seller shall have delivered to Purchaser an unaudited consolidated and consolidating balance sheet and statements of income, changes in members' equity, and cash flow as of and for the 12-month period ended December 31, 2014 for the Company and the Project Companies (the "Balance Sheet").

(w)     Seller shall have delivered to Purchaser a copy of the duly executed DAC 2 EPC Agreement.

(x)     Purchaser shall have received evidence that PGV has filed a self-certification of qualifying small power production facility status with FERC under subpart B of 18 C.F.R. part 292 with respect to such Project.

(y)     Seller shall have delivered to Purchaser duly executed copies of operation and maintenance agreements for each of the OREG 1 Project, OREG 2 Project, and the OREG 3 Project, in form and substance reasonably satisfactory to Purchaser.

(z)     Seller shall have provided evidence satisfactory to Purchaser that Purchaser has been named as an additional insured on all insurance policies relating to the Company, the Project Companies and the Projects as its interests may appear.

(aa)     Seller shall have provided evidence satisfactory to Purchaser that Seller has contributed US$ 4,000,000 to the Company, which amount shall be used by the Company for payment of transaction expenses pursuant to Section 7.5.

(bb)     Seller shall have delivered to Purchaser written evidence of the resignation of the managing member of the Company and of each Project Company, effective as of the Effective Time.

(cc)     Seller shall have delivered to Purchaser a CD containing all Background Materials.

(dd)     Seller shall have delivered to Purchaser evidence that all interests in the geothermal resources and land rights previously assigned by PGV to PGV-II (the "PGV-II Interests") have been transferred back to PGV; provided, however, that if Seller is unable to obtain any consent from any Governmental Authority or Person that are required for such transfer using commercially reasonable efforts, Seller shall deliver written notice thereof to Purchaser and Section 4.14 shall continue in full force and effect after the Closing.

(ee)     Seller shall have delivered to Purchaser evidence that monies in an amount equal to all revenues received by any Project Company on and after January 1, 2015 have been deposited into the respective bank accounts listed on Schedule 3.1(z).

2.5     Conditions Precedent to the Obligations of Seller.

The obligation of Seller to consummate the Closing will be subject to the satisfaction or waiver by Seller of each of the conditions set forth below:

(a)     Purchaser shall have paid to Seller the Purchase Price in the manner set forth in Section 2.2.

(b)     Each of the representations and warranties of Purchaser in Section 3.2 and in any other Transaction Document shall be true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(c)     All consents, approvals and filings required to be obtained or made by Purchaser to execute, deliver and perform the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(d)     Purchaser shall have delivered to Seller one or more legal opinions of counsel to Purchaser, in form and substance reasonably satisfactory to Seller, to the effect that each of the Transaction Documents to which Purchaser is a party (i) has been duly authorized, executed and delivered by Purchaser, (ii) constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, (iii) does not violate any Applicable Law, decree, or judgment to which Purchaser is subject, and (iv) does not conflict with, or cause a breach of, any provision in the Organizational Documents of the Purchaser, in each case, subject to customary qualifications, limitations and exceptions.

(e)     Purchaser shall have delivered to Seller an officer's certificate of an authorized officer of Purchaser (i) certifying that each of the conditions to the obligations of Purchaser to consummate the Closing, as set forth in Section 2.4, has been fulfilled to the satisfaction of Purchaser or has been waived by Purchaser, (ii) certifying that each of the representations and warranties of Purchaser set forth in Section 3.2 are true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); (iii) certifying that Purchaser has performed all of its obligations under this Agreement required to be performed by Purchaser prior to or at Closing; and (iv) attaching true and complete copies of the Organizational Documents of Purchaser and a good standing certificate issued as of a recent date, and resolutions of Purchaser authorizing the execution of the Transaction Documents to which it is a party.

(f)     Purchaser shall have delivered to Seller certificates of incumbency from the secretary or assistant secretary of Purchaser as to the officers of Purchaser who sign the Transaction Documents on behalf of Purchaser.

(g)     The Company LLC Agreement shall have been agreed by the parties and duly executed and delivered by Purchaser to Seller.

(h)     The Company shall have duly executed and delivered a pledge agreement pursuant to which it grants a first priority Lien on its equity interests in ORNI 8 and OrPuna in favor of the collateral agent for the benefit of Holders of the Senior Secured Notes.

(i)     Purchaser shall have delivered to Seller evidence of Purchaser's election filed with the IRS to be treated as a corporation for United Stated federal income tax purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of Seller. Seller represents and warrants to Purchaser as set forth below with respect to itself, the Company and the Project Companies:

(a)     Organization, Good Standing, Etc. of Seller. Seller is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, the Company and each Project Company (other than PGV) will be a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. PGV is a general partnership, duly organized, validly existing and in good standing under the laws of the State of Hawaii. Each of Seller, the Company and the Project Companies has the relevant power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. Seller has made available to Purchaser true and complete copies of the Organizational Documents of Seller, the Company and each Project Company.

(b)     Authority. Each of Seller and the Company has the necessary power and authority to enter into the Transaction Documents to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated therein. All corporate or limited liability company actions or proceedings to be taken by or on the part of Seller and the Company to authorize and permit the due execution and valid delivery by each of Seller and the Company of the Transaction Documents to which it is a party and each other agreement instrument or certificate required to be duly executed and validly delivered by it pursuant thereto, the performance by Seller and the Company of its obligations thereunder, and the consummation by Seller and the Company of the transactions contemplated therein, have been duly and properly taken. The Purchase Agreement has been and, as of the Closing Date, each of the other Transaction Documents will be duly executed and delivered by Seller and the Company, as applicable, and constitute the legal, valid, and binding obligation of Seller and the Company, as applicable, enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts; Consents.

(i)     The execution and delivery of the Transaction Documents to which each of Seller and the Company is a party and the performance by each of Seller and the Company of its respective obligations thereunder will not, (x) violate any Applicable Law to which Seller, the Company or any of the Project Companies or any of their respective properties are subject, (y) conflict with or cause a breach of any provision in the Organizational Documents of Seller, the Company or any Project Company or (z) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, Permit, instrument, decree, judgment or other arrangement to which Seller, the Company or any Project Company is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (z)) for any that could not reasonably be expected to have a Material Adverse Effect.

(ii)     Except as set forth on Schedule 2.4(b), no consent, approval, waiver, or authorization is required to be obtained by Seller, the Company or any Project Company from any Person or Governmental Authority in connection with the execution, delivery and performance by Seller and the Company of the Transaction Documents and the consummation of the transactions contemplated therein.

(d)     Absence of Litigation.

(i)     Seller has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against any of Seller, Manager, the Company or any Project Company that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document.

(ii)     Except as set forth on Schedule 3.1(d), none of the Seller, the Company or any Project Company (w) is subject to any outstanding injunction, judgment, order, decree, or ruling, (x) is subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, including with respect to environmental matters, (y) to Seller's Knowledge, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator including with respect to environmental matters, or (z) has received any written notice that any of the plaintiffs in U.S. ex rels. Calilung & Kell v. Ormat Industries Ltd., et al., U.S.D.C. of S.D. CAL., Case No. 13-CV-0261-BEN (DHB) (the "FCA Claim") intends to refile any suit with respect to the FCA Claim or the payment of the Puna Cash Grant.

(e)     Ownership; No Other Subsidiaries.

(i)     (x) As of the date hereof, Seller owns, of record and beneficially, 100% of the membership interests of the Company and as of the Closing Date, Seller will own, of record and beneficially, 99% of the membership interests of the Company and a newly formed subsidiary of Ormat will own, of record and beneficially, 1% of the membership interests of the Company; (y) (i) as of the date hereof, Seller owns, of record and beneficially, 100% of the membership interests in each of ORNI 8, OrPuna, OREG 1, OREG 2, OREG 3 and ORNI 47, and (ii) on the Closing Date, the Company will own, of record and beneficially, 100% of the membership interests in each of ORNI 8, OrPuna, OREG 1, OREG 2, OREG 3 and ORNI 47, and does not and will not have any ownership interest in any other Person, (z) ORNI 8 and OrPuna collectively own, of record and beneficially, 100% of the partnership interests of PGV, and do not have any ownership interest in any other Person. None of PGV, OREG 1, OREG 2, OREG 3 and ORNI 47 have any ownership interest in any other Person. On the Closing Date, the membership interests of the Company will consist solely of the Class A Membership Interests and the Class B Membership Interests and there are no other classes or types of equity interests of the Company.

(ii)     There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature obligating Seller to issue, deliver or sell membership interests or other securities in the Company, except as provided herein, or obligating the Company or any Project Company to issue, deliver or sell membership interests or other securities in any of the Project Companies. There are no voting trusts, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the membership interests in the Company.

(f)     Valid Interests. The Class B Membership Interests (i) will constitute membership interests in the Company, and (ii) are being sold free and clear of any Liens except for obligations imposed on members of the Company under the Company LLC Agreement.

(g)     Tax Matters.

(i)     (x) All income tax returns and other material Tax Returns required to be filed by or with respect to the Company, each Project Company and the Projects have been timely filed (taking into account applicable extensions), (y) all such returns were true, correct, and complete in all material respects, and (z) all Taxes shown as due on such returns have been paid in full (other than those Taxes that are being contested in good faith, by appropriate proceedings and with adequate reserves).

(ii)     There are no outstanding agreements or waivers extending a statutory period of limitations or requests to extend a statutory period of limitations relating to Taxes due from the Company or any Project Company.

(iii)     Neither the Company nor any Project Company has been a party to (x) a transaction that constitutes a "listed transaction" for purposes of Section 6011 of the Code and the Treasury Regulations (or a similar provision of state law) or (y) any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state law).

(iv)     Except as set forth on Schedule 3.1(g)(iv), there are no audits, examinations, or matters under discussion with any Governmental Authority with respect to Taxes relating to the Company, a Project Company, or a Project.

(v)     There are no Liens for Taxes (other than statutory Liens for current Taxes of the Company or Project Company not yet due and payable) on any assets of the Company or Project Company.

(vi)     No claim has ever been made by an authority in a jurisdiction where Seller (or any of its Affiliates), the Company or a Project Company does not file Tax Returns that Seller (or any of its Affiliates), the Company or a Project Company is or may be subject to taxation by such jurisdiction.

(vii)     Neither the Company nor any Project Company is a party to any Tax allocation, Tax indemnity or Tax sharing agreement or similar arrangements with any Person (other than customary tax provisions in a Material Contract or Tax sharing obligations under consolidated return regulations).

(viii)     Except as set forth on Schedule 3.1(g)(viii), no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to the Company, a Project Company, or any Project.

(ix)     None of Seller, the Company, any of the Company's members prior to the Closing, OrPuna, ORNI 8, PGV, or ORNI 47 is, or has been, a Disqualified Person and none of OREG 1, OREG 2 or OREG 3 is, or has been, a Depreciation Disqualified Person.

(x)     Each Project is, and has been at all times, located in the United States. An election was made for each Project Company under Section 168(g)(7) of the Code. No proceeds of any issue of state or local government obligations have been used to provide financing (directly or indirectly) for any Project the interest on which is exempt from Section 103 of the Code. To Seller's Knowledge, no Project is comprised of, and has not been comprised of any imported property within the meaning of Section 168(g)(6) of the Code.

(xi)     All information and statements contained in the Cash Grant Applications or in any supplemental materials requested from the applicant by the U.S. Department of Treasury were accurate on the date the applicable Cash Grant Application or supplemental materials was executed or provided, as the case may be (except, in each case, to the extent such information or statements were explicitly made as of a specified date and were not otherwise required to be updated for the date of the Cash Grant Application or the date of such supplemental materials, as the case may be). From the time when each of the Puna Project and the Don A. Campbell Project was placed in service for United States federal income tax purposes, each such Project has been continually operated as a facility that produces electricity from geothermal energy (within the meaning of Section 45(c)(4) of the Code) (other than for curtailments, outages, or other similar provisions under the applicable power purchase agreements, or due to routine or customary maintenance). All annual certifications and reports required to be filed with the U.S. Department of Treasury with respect to the Puna Project or the Don A. Campbell Project have been prepared and timely filed. No production tax credits pursuant to Section 45 of the Code or investment tax credits pursuant to Section 48 of the Code have been claimed on any Tax Return filed by the Seller (or its Affiliates) with respect to the Puna Project or the Don A. Campbell Project. No Application for Section 1603 Payments for Specified Renewable Energy Property in Lieu of Tax Credits was filed for any of the Projects other than the Puna Project and the Don A. Campbell Project.

(xii)     None of the Projects is "leased to a tax-exempt entity" within the meaning of Section 168(h)(1)(A) of the code.

(xiii)     The Company and each Project Company has complied in all material respects with any income tax reporting obligations provided for in any Material Contract that any of the foregoing is a party to, and neither the Company nor any Project Company has committed any act, failed to act or breached any representation that would result in a tax indemnity obligation that is in excess of $250,000 under any such Material Contract.

(h)     Financial Statements. Included in Schedule 3.1(h) are true and complete copies of (x) the audited financial statements of PGV (the "PGV Audited Financial Statements") for the year ended December 31, 2013 and (y) the Balance Sheet. The PGV Audited Financial Statements, PGV Interim Financial Statements and the Balance Sheet have been prepared in accordance with GAAP (subject, in the case of the Balance Sheet, to customary year-end adjustments and the absence of footnotes) and consistent with past fiscal periods. The PGV Audited Financial Statements, PGV Interim Financial Statements and the Balance Sheet present fairly in all material respects the financial position of the respective entities as of the date thereof. Except in the case of PGV, and except for the Balance Sheet, no audited or unaudited financial statements have been prepared with respect to the Company, any Project Company or any Project.

(i)     Compliance with Applicable Law. Except (i) as set forth on Schedule 3.1(i), (ii) with respect to Environmental Laws (which are addressed in Section 3.1(j)) and (iii) with respect to Taxes (which are addressed in Section 3.1(g)), (x) the Company and the Project Companies are currently in material compliance with all material Applicable Law, (y) during the period that the Company and/or the relevant Project Company has owned, directly or indirectly, the relevant Project, the Company and/or each such Project Company has been in material compliance with all material Applicable Law, except for any noncompliance that has been fully resolved or that does not present and is not reasonably likely to present any material liability to, or any material restriction on operations of, the Company or any Project Company, and (z) neither the Company nor any Project Company has received written notice from a Governmental Authority of an actual or potential violation of any Applicable Law.

(j)     Environmental Matters. Except as listed on Schedule 3.1(j), (i) to Seller's Knowledge, each Project Company is and has been in material compliance with all applicable Environmental Laws, (ii) none of the Seller, the Company, or any Project Company has treated, recycled, stored, transported, handled, or Released or threatened to Release any Hazardous Substances and to Seller's Knowledge, no Hazardous Substances have been Released on the Project sites by third parties (and there are no locations or premises used by a Project Company where Hazardous Substances have been Released by a Project Company), except as could not be expected to result in material costs or material liabilities under Environmental Laws, (iii) none of the Seller (with respect to any Project, the Company or any Project Company), the Company, or any Project Company has received written notice from any Governmental Authority of a request for information under Section 104 of CERCLA or of an actual or potential violation of any Environmental Laws or is currently subject to or on notice with respect to any investigation, order, claim, or agreement with respect to any matter concerning a Hazardous Substance and (iv) none of the Seller, the Company, or any Project Company has, either expressly or by operation of law, assumed any contractual liabilities under Environmental Law, including any obligation for corrective or remedial action, of any other Person relating to Environmental Law. To Seller's Knowledge, there are no facts or circumstances related to the Projects (including the presence, if any, of aboveground storage tanks, known underground storage tanks, PCBs or asbestos-containing materials) or condition at the Project sites that are likely to give rise to a material violation of, or material costs or material liabilities under, applicable Environmental Laws.

(k)     Permits. All material Permits held by each Project Company are shown on Schedule 3.1(k). Such Permits constitute all material Permits required to own, operate and maintain the respective Projects. Except as listed on Schedule 3.1(k), to Seller's Knowledge, (i) each Project Company is currently in material compliance with all material Permits, (ii) during the period in which the Company and/or the relevant Project Company has owned, directly or indirectly, the relevant Project, each Project Company has been in material compliance with all material Permits, (iii) each Project Company currently has in full force and effect all material Permits necessary to own, operate and maintain its Project, and (iv) none of the Project Companies has received written notice from any Governmental Authority of an actual or potential violation of any material Permit. Except as listed on Schedule 3.1(k), all Permits are final, non-appealable, in good standing, and not subject to any modification or formal threat of revocation, challenge or suspension. As of the Closing Date, Seller has no reason to believe that any Project Company will not continue to be able to operate in compliance with all such Permits. True and complete copies of such Permits (without duplication of any documents delivered pursuant to Section 3.1(cc)) have been made available to Purchaser.

(l)     Insurance. Schedule 3.1(l) contains a true and complete list of all insurance policies maintained by Seller or its Affiliates (including the Company and the Project Companies) relating to the Company, the Project Companies or the Projects, and to Seller's Knowledge (i) such insurance is adequate and customary for the business being conducted, (ii) there are no circumstances that have rendered such insurance unenforceable, and (iii) except as set forth on Schedule 3.1(1), there are no outstanding claims (or circumstances that could reasonably be expected to result in claims) under such policies. Neither the Seller, nor the Company or any of the Project Companies, has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such policies. All premiums due and payable on such policies have been paid.

(m)     Real Property. The Company does not own or lease any real property. All real property owned or leased by each Project Company or to which such Project Company has rights under leases, subleases, easements, licenses, governmental permits or rights of way, and the title insurance maintained by such Project Company with respect to all such property, is described on Schedule 3.1(m) (the "Real Property"). Each Project Company has good and marketable title to its Real Property, including a valid leasehold interest in the real property leased by such Project Company, subject only to the Permitted Liens. The real property owned or leased, or in which rights are held, by each Project Company has been and is sufficient to enable each Project Company to conduct its operations prior to and as of the Closing Date and Seller has no reason to believe that such real property owned or leased, or in which rights are held, will not be sufficient to allow each Project Company to conduct its operations through the end of the economic useful life of the Projects, including providing adequate ingress and egress from each Project in order to operate and maintain, and to produce and sell power from each Project; provided, however, that no representation is made regarding the availability, adequacy or sufficiency for any purpose whatsoever of any geothermal resource. (i) No Project Company is in breach of any of its obligations with respect to the Real Property, except for any breach which does not have, and could not reasonably be expected to have, a Material Adverse Effect, and the Seller has not and neither the Company, nor any Project Company has been informed in writing by the owner of the Real Property that a Project Company is in breach of its obligations with respect to the Real Property, and (ii) Seller has not received any written notice of any threatened or actual condemnation proceedings, and to Seller's Knowledge, any such real property, in whole or in part, has not been and is not currently subject to, or threatened with, notice of condemnation proceedings, whether under the power of eminent domain or otherwise, by any Governmental Authority. All premiums with respect to the title insurance shown on Schedule 3.1(m) have been paid, no claims have been made under such title insurance and, to Seller's Knowledge, there are no circumstances that have rendered such title insurance unenforceable.

(n)     Personal Property. The Company owns no personal property other than the membership interests in the Project Companies as described in Section 3.1(e). Schedule 3.1(n) lists all items and the location of personal property having a replacement cost of at least $1 million owned by the Company or any of the Project Companies. Except as shown on Schedule 3.1(n), the Company and each Project Company has good and marketable title to all tangible personal property owned by it and valid leasehold title to all tangible personal property leased by it. All such equipment and facilities listed on Schedule 3.1(n) and each Project is in good operating condition and repair (normal wear and tear excluded), are adequate for the uses to which they are being put and are not in need of maintenance or repairs except for maintenance and repairs in accordance with Prudent Industry Practices.

(o)     Liens. Except as listed on Schedule 3.1(o), all assets owned by the Company and by each of the Project Companies are free and clear of all Liens, other than Permitted Liens.

(p)     Material Contracts. Schedule 3.1(p) contains a true and complete list of all Material Contracts to which either the Company or any Project Company is a party. Each such Material Contract is in full force and effect and binding on the Company or the relevant Project Company, as applicable, and to Seller's Knowledge, on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors' rights and general equitable principles. Neither the Company nor any Project Company or, to Seller's Knowledge, any other party to a Material Contract is in default under any Material Contract. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default under any Material Contract, result in a termination thereof, cause the acceleration or any other change of any right or obligation thereunder or cause the loss of any benefit thereunder, except where any such default, change or loss could not reasonably be expected to have a Material Adverse Effect. True and complete copies of each Material Contract (including all amendments and modifications thereto) have been made available to Purchaser.

(q)     Employee Matters. Neither the Company nor any Project Company, other than PGV, has any employees. PGV has 28 employees. Neither the Company nor any Project Company, other than PGV, has maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA. Schedule 3.1(q) sets forth a complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, arrangement or agreement providing compensation or other benefits to any employee of PGV, entered into, maintained, sponsored or contributed to by PGV, or under which PGV has any obligation or liability (each a "Benefit Plan"). None of the Company, any Project Company nor any ERISA Affiliate has (or within the last 6 years has had) any direct or indirect liability, whether actual or contingent, in respect of any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is (i) subject to Section 412 of the Code or Title IV of ERISA, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) a "multiemployer plan" as defined in Section 3(37) of ERISA, or (iv) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. PGV does not have any material liability with respect to an obligation to provide health or other non-pension benefits to any individual beyond their retirement or other termination of service other than coverage mandated by Part 6 of Subtitle B of Title I of ERISA or similar state law and at the individual's sole expense. Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other Applicable Laws, except for such impropriety or noncompliance as could not reasonably be expected to have a Material Adverse Effect, and all contributions required to be made with respect to any Benefit Plan on or before the date of this Agreement have been made. To the Knowledge of the Seller, there are no facts or circumstances that could reasonably be expected to cause the imposition of any liability, penalty or tax under ERISA, the Code or other Applicable Law with respect to any Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(r)     Affiliate Transactions. Except as listed on Schedule 3.1(r) and except for the Transaction Documents, there are no existing contracts or agreements between the Company or any Project Company, on the one hand, and the Seller or any other Affiliate of the Seller or any of their respective directors, officers or employees, on the other hand. Except as reflected on Schedule 3.1(h), neither the Company nor any of the Project Companies has any outstanding debt to an Affiliate thereof. PGV-II owns the PGV-II Interests and has never developed the PGV-II Interests and is not party to any agreement to develop, construct, sell, assign or transfer the PGV-II Interests.

(s)     Tax Character. Each of the Project Companies and the Company is a "disregarded entity" for United States federal income tax purposes. No elections have been filed with the IRS to treat the Company or any of the Project Companies as an association taxable as a corporation. Each of ORNI 8, OrPuna, ORNI 47 and the Company was originally formed as a single member limited liability company and always has been a single member limited liability company. PGV was originally acquired by ORNI 8 and OrPuna as a partnership and is, and at all times has been, treated as a disregarded entity for federal Tax purposes. Each of OREG 1, OREG 2 and OREG 3 was originally formed as a corporation and, at all times prior to its conversion to a limited liability company in connection with the Closing, has been taxed as a corporation for federal Tax purposes.

(t)     Regulatory Status. Each Project, other than the Puna Project, is a Qualifying Facility within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder. PGV is an Exempt Wholesale Generator within the meaning of the Public Utilities Holding Company Act of 2005, as amended ("PUHCA") and the rules and regulations promulgated thereunder.

(u)     Public Utility Holding Company. Neither the Seller, the Company nor any Project Company is subject to regulation as a "holding company" or a "public utility company" within the meaning of PUHCA.

(v)     Utilities. All utility services necessary for the operation of each Project for its intended purpose of producing and selling electricity are, and Seller has no reason to believe will not be, available.

(w)     Liabilities. Other than as set forth on Schedule 3.1(w), neither the Company nor any Project Company has any liabilities, whether fixed or contingent, other than (i) as reflected on the PGV Audited Financial Statements for the year ended December 31, 2013, (ii) liabilities arising after December 31, 2013 in the Ordinary Course of Business, (iii) liabilities in respect of performance under any contract in accordance with its terms, and (iv) liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP.

(x)     Brokers. Except for UBS Securities LLC (whose fees shall be for Seller's account), none of the Seller, the Company or any Project Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(y)     Scope of Business. The Company has not engaged in any business unrelated to acquisition and ownership of, directly or indirectly, the Project Companies. None of the Project Companies has engaged in any business unrelated to the development, construction, ownership, operation and maintenance of its respective Project and activities incidental thereto.

(z)     Bank Accounts. Schedule 3.1(z) contains a true and complete list of the names and locations of banks, trust companies and other financial institutions at which the Company and each Project Company maintains accounts of any nature or safe deposit boxes and the authorized signatories for each such account.

(aa)     Solvency. None of Seller, the Company or any Project Company has admitted in writing its inability to pay its debts generally as they become due, is subject to a present filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, is subject to a present assignment for the benefit of creditors, has consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or is subject to a present petition in bankruptcy, adjudication of bankruptcy or filing of a petition or answer seeking reorganization or arrangement under any bankruptcy laws.

(bb)     Sufficiency of Assets. Except as set forth on Schedule 3.1(bb), as of the Closing Date, the assets of the Company, whether real, personal, tangible or intangible and whether leased, owned or licensed, comprising the Projects constitute all of the assets required for or used in the operation of the Projects as presently operated or proposed to be operated and no other assets are required or necessary in the operation of the Projects in the Ordinary Course of Business; provided, however, that nothing contained herein shall constitute any representation or warranty regarding the sufficiency or adequacy of the geothermal resources available to the Projects.

(cc)     Accuracy of Information Furnished. Seller collected and, with respect to the documents prepared by Seller, prepared the written materials contained in the virtual data room and Seller's written responses to due diligence inquiries, as set forth in Schedule 3.1(cc) (collectively, the "Background Materials") in good faith. The Background Materials were provided to the Purchaser by the Seller in good faith. Without limiting the effectiveness of any qualification contained in any other representation or warranty in this Section 3.1, Seller has provided all documents in Seller's possession containing material information (exclusive of documents that contain information duplicative of information contained or incorporated in any other Background Materials) relating to the Company, the Projects and the Project Companies and the Background Materials do not contain any untrue statement of a material fact concerning the Company or the Projects or the Project Companies and the transactions contemplated by this Agreement. Seller has not intentionally omitted any material fact or document from the Background Materials with the purpose of causing the Background Materials, when taken in their entirety, to be misleading. Notwithstanding anything in this Section 3.1(cc), no representation or warranty is made with respect to any Background Materials that are in the nature of projections other than that they were prepared in good faith and on the basis of assumptions that were considered reasonable in all material respects by Seller at the time made. The copies of the documents listed on Schedule 3.1(cc) that are contained in the data room are true and complete copies thereof.

(dd)     Intellectual Property. The Company and each Project Company, through rights granted by Seller and its Affiliates or otherwise, possess all rights necessary to lawfully use all patents, trademarks, licenses, service marks, trade names, trade secrets, and other proprietary, or intellectual property rights that are necessary for the operation of the respective Projects and their respective businesses in the Ordinary Course of Business. To the Knowledge of Seller, the operation of the Projects and the businesses as conducted by the Company and each Project Company does not infringe on any patent, trademark, license, service mark, trade name, trade secret, obligation of confidence or other proprietary, or intellectual property right of any Person.

(ee)     Absence of Certain Changes or Events. Except as disclosed on Schedule 3.1(ee), since the date of the Balance Sheet, there has not occurred any events or circumstances that individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(ff)     Restricted Payments. Except as disclosed on Schedule 3.1(ff), since the date of the Balance Sheet, none of the Company or the Project Companies have made any Restricted Payments.

3.2     Representations and Warranties of Purchaser. The Purchaser represents and warrants to Seller as follows:

(a)     Organization, Good Standing, Etc. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the limited liability company organizational power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof.

(b)     Authority. Purchaser has the limited liability company organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. All actions or proceedings required to be taken by or on the part of the Purchaser to authorize and permit the due execution and valid delivery by Purchaser of this Agreement and the instruments required to be duly executed and validly delivered by Purchaser pursuant hereto and thereto, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and validly delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in all material respects against Purchaser in accordance with its terms and conditions except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the performance by Purchaser of Purchaser obligations hereunder and thereunder will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision of its Organizational Documents or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Purchaser is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii)) for any that could not reasonably be expected to have a material adverse impact on Purchaser's ability to consummate the transactions contemplated by this Agreement.

(d)     Absence of Litigation.

(i)     Purchaser has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against the Purchaser that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document.

(ii)     Purchaser (x) is not subject to any pending or outstanding injunction, judgment, order, decree, ruling or charge, (y) is not subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, and (z) to Purchaser's knowledge, is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator.

(e)     Accredited Investor; Information; Investment Intent. Purchaser is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser has had a reasonable opportunity to ask questions of and receive answers from Seller concerning Seller, the Class B Membership Interests, the Company and the Project Companies, and all such questions have been answered to the full satisfaction of Purchaser. Purchaser understands that the Class B Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Class B Membership Interests must be held indefinitely unless the sale thereof is registered under the Securities Act or an exemption from registration is available thereunder, and that Seller is under no obligation to register the Class B Membership Interests. Purchaser shall not sell, hypothecate or otherwise transfer the Class B Membership Interests without registering or qualifying them under the Securities Act and applicable state securities laws unless the transfer is exempted from registration or qualification under such laws. Purchaser is purchasing the Class B Membership Interests for its own account and not for the account of any other Person and not with a view to distribution to others.

(f)     Information and Investment Intent. Purchaser recognizes that investment in the Class B Membership Interests involves substantial risks. Purchaser acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results developed by Seller and Seller's advisers and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of Seller, the Company and the Project Companies). Purchaser understands that no assurances or representations can be given that the actual results of the operations of the Company and the Project Companies will conform to the projected results for any period. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment and is able to bear the economic risk of holding the Class B Membership Interests for an indefinite period (including total loss of its investment). Purchaser has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Class B Membership Interests and not on the advice of the Seller or the Company or any of their respective legal, tax or financial advisers. Notwithstanding the foregoing, nothing in this paragraph (f) shall relieve Seller or any of its Affiliates of any obligations expressly imposed upon them hereunder or reduce the rights expressly granted hereunder to Purchaser and its Affiliates in respect of the express representations, warranties and covenants or other agreements of Seller or its Affiliates to the extent contained herein.

(g)     Public Utility Holding Company. Purchaser is not a "holding company" within the meaning of PUHCA.

(h)     Disqualified Person. Purchaser is not a Disqualified Person.

3.3     No Other Seller Representations. Except with respect to the representations and warranties of Seller and the Company in the Transaction Documents, none of Seller, the Company or any of the Project Companies has made any representation or warranty, either express or implied, nor has the Purchaser relied on any representation or warranty not expressly made herein or in any other Transaction Document. The Purchaser specifically acknowledges that, except as stated in Section 3.1 and any representations and warranties made in any other Transaction Document, no representation or warranty has been made and that the Purchaser has not relied on any representation or warranty about the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Projects or any assets of the Project Companies, or the future financial condition of the Project Companies.

ARTICLE 4
CERTAIN OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1     Confidentiality. Each of Seller and Purchaser agree that the Confidentiality Agreement, dated February 26, 2014 (the "Confidentiality Agreement") between Seller and Northleaf Capital Partners (Canada) Ltd., an Affiliate of Purchaser, shall terminate at the Effective Time and, thereafter, the provisions of Section 11.12 of the Company LLC Agreement shall apply.

4.2     Access to Information. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller, on not less than 5 days prior notice by Purchaser to Seller, will and will cause the Company to (a) give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, employees and personnel, books and records of the Company and the Project Companies, (b) furnish to Purchaser, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (c) instruct the Company's employees, auditors, counsel and financial advisors to cooperate with Purchaser in its investigation of the business of the Company and the Project Companies. The foregoing information shall be held in confidence by Purchaser, its counsel, financial advisors, auditors and other authorized representatives in accordance with the provisions of the Confidentiality Agreement or Section 11.12 of the Company LLC Agreement as provided in Section 4.1 hereof.

4.3     Regulatory Matters. Promptly after the Effective Time, Seller shall file or cause to be filed with FERC a notice of self re-certification as a Qualifying Facility within the meaning of the Public Utility Regulatory Policies Act of 1978 with respect to each Project that is a Qualifying Facility.

4.4     Transfer Taxes. The Seller on the one hand, and the Purchaser, on the other, shall bear in equal portions and pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees if any, arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

4.5     Further Action. Subject to the terms and conditions of this Agreement, each of Purchaser and Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (including to obtain all applicable Governmental Approvals (if any), consents, approvals and agreements of, and to give all notices and make all filings (if any) with, any third parties as may be necessary) to consummate and make effective the transactions contemplated herein as soon as practicable, but in no event later than the Long-Stop Date. From time to time, as and when requested by any Party, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such commercially reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated herein.

4.6     Regulatory and Other Approvals.

(a)     Seller and Purchaser shall proceed diligently and in good faith and use all commercially reasonable efforts to prepare, as soon as is practical following the date of this Agreement, and shall proceed diligently and in good faith and use all commercially reasonable efforts to submit, as soon as practical, all necessary filings in connection with the transactions contemplated by this Agreement that may be required by any Applicable Law. Seller and Purchaser shall request expedited treatment of any such filings, shall promptly make any appropriate or necessary, subsequent or supplemental filings, and shall cooperate with each other in the preparation of such filings in such manner as is reasonably necessary and appropriate. Seller and Purchaser shall consult with each and shall agree in good faith upon the timing of such filings.

(b)     Neither Seller nor Purchaser shall, and each of Seller and Purchaser shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings.

4.7     Notices of Certain Events.

(a)     From the date hereof through the Closing Date, Seller will promptly notify Purchaser in writing of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein; (ii) any document, report, certificate, instrument, request, notice or other communication delivered or made available to Seller or any of its Affiliates from any Governmental Authority, any of the Project Companies or any other Person in connection with the transactions contemplated herein, any of the Project Companies, the Projects or any Material Contract; (iii) any claim commenced, or, to the Seller's Knowledge, threatened in writing, relating to or involving or otherwise affecting any of the Project Companies, the assets (including material permits) and liabilities of any of the Project Companies or the consummation of the transactions contemplated herein; and (iv) any circumstance or event which has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or the failure of any of the conditions set forth in Section 2.4 to be satisfied.

(b)     From the date hereof through the Closing Date, Purchaser will promptly notify Seller in writing of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein; (ii) any document, report, certificate, instrument, request, notice or other communication delivered or made available to Purchaser or any of its Affiliates from any Governmental Authority or any other Person in connection with the transactions contemplated herein; (iii) any claim commenced, or, to the Purchaser's knowledge, threatened in writing, relating to or involving or otherwise affecting the consummation of the transactions contemplated herein; and (iv) any circumstance or event which has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or the failure of any of the conditions set forth in Section 2.5 to be satisfied.

4.8     Notices. Promptly after the date of this Agreement, Seller will, and will, upon the reasonable request of Purchaser, request that the Project Companies, deliver all notices not previously delivered or waived prior to the date hereof that are required to be provided by Seller or any Project Company, in each case in connection with the execution, delivery and performance by Seller and the Project Companies of this Agreement and any agreements described in or contemplated by this Agreement and the consummation of the transactions contemplated herein. Without limiting the foregoing, Seller and Purchaser will cooperate to complete the necessary notice and acknowledgements required to be delivered to the Director, Governor's Office of Energy of the State of Nevada in connection with the sales and use tax abatement and the property tax abatement agreements for the Don A. Campbell Project ; provided, that the Seller shall prepare or cause the Company to prepare a draft of the necessary notice and acknowledgements (including written instructions regarding any actions required of Purchaser) and provide and the same to Purchaser and its counsel at least five Business Days prior to the deadline for the delivery of the same to such Director (or if no deadline is applicable within 10 Business Days of the Closing).

4.9     Exclusive Dealing. From the date hereof through the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, solicit, encourage, initiate, accept, agree to or consummate any proposals, inquiries or offers from, solicit, encourage, initiate, enter into or participate in inquiries, discussions or negotiations with, or provide any information to, any Person (other than Purchaser and its Affiliates), concerning any financing, investment, disposition or transfer of or other business combination or asset sale involving the Class B Membership Interests, the Company, any of the Project Companies or any of the Projects or any portion of, or any interest or claim in, any of the foregoing or otherwise cooperate with or assist or participate in or encourage or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing.

4.10     Other Seller Actions.

(a)     From the date hereof through the Closing Date, Seller and its Affiliates:

(i)     shall continue to operate the Company, the Project Companies and the Projects in the Ordinary Course of Business and maintain and preserve in all material respects the assets of each Project Company;

(ii)     shall not permit the Company or any Project Company to make any Restricted Payment;

(iii)     except as set forth on Schedule 4.10(a)(iii) or otherwise approved by Purchaser in accordance with Section 4.10(b), neither Seller nor its Affiliates (other than the Company and any Project Company) shall make any capital contributions or loans to the Company or any Project Company; provided, that Seller shall fund such amounts permitted under Schedule 4.10(a)(iii) as a capital contribution (and not as a loan) and shall deliver to Purchaser evidence of such capital contribution and a written explanation of why such capital contribution was necessary; and

(iv)     without limiting the foregoing, shall not take any other action, or omit to take any action, that will cause or result in a material change to (i) the operation and maintenance of the Projects (or any portion thereof) or (ii) the terms of any Material Contract in respect of or in relation to the Projects (or any portion thereof) or the Project Companies, other than in accordance with the provisions of the Company LLC Agreement as if the Company LLC Agreement was in full force and effect as of the date of such action or omission.

(b)     From the date hereof through the Closing Date, Seller and its Affiliates will not otherwise take any action, or omit to take any action, that would qualify as a "Major Decision" under the Company LLC Agreement as if the Company LLC Agreement was in effect on the date hereof without Purchaser's prior written approval.

4.11     Division of Don A. Campbell and Don A. Campbell Expansion. Seller shall, and shall cause ORNI 47 and ORNI 37 to, use commercially reasonable efforts to, within 120 days after the date hereof, split the assets shared by the Don A. Campbell Project and the Don A. Campbell Expansion (including any land and interconnection facilities in which ORNI 47 and ORNI 37 hold undivided 50% interests as tenants in common) so that each of ORNI 47 and ORNI 37 only holds those assets necessary for the Don A. Campbell Project and the Don A. Campbell Expansion, respectively.

4.12     OREG Conversion; Tax Separation. As soon as reasonably practicable after the date hereof, (a) Seller shall cause each of OREG 1, OREG 2, and OREG 3 to be converted from a Delaware corporation to a Delaware limited liability company that is treated as a disregarded entity for income tax purposes and (b) Seller shall sell no less than a one percent interest in the Company to an entity that for United States federal income tax purposes is recognized as separate from each of the Seller and the Company.

4.13     Certain Credit Support Obligations. For a period of five (5) years following the Closing Date, Seller shall procure and maintain, and bear all associated costs and expenses of, any letters of credit, guarantees, cash collateral or other credit enhancement or credit support arrangement (collectively, "Credit Support") to support the payment and performance obligations of each of ORNI 47 and ORNI 37 under its respective power purchase agreement or any other Material Contract of such entity described in clause (a) of the definition of such term. From and after the end of such five (5) years period, the Company (or the applicable Project Company) shall be responsible to procure and maintain, and shall bear all associated costs and expenses of, any such Credit Support.

4.14     PGV II Interests. From the date hereof through the date on which the PGV-II Interests are transferred to PGV in accordance with Section 2.4(dd), Seller shall not, and will cause its Affiliates (including PGV-II) not to, directly or indirectly, develop or construct any project using the PGV-II Interests or solicit, encourage, initiate, accept, agree to or consummate any proposals, inquiries or offers from, solicit, encourage, initiate, enter into or participate in inquiries, discussions or negotiations with, or provide any information to any Person concerning the development, construction, financing, investment, disposition or transfer of the PGV-II Interests or assist or participate in or encourage or facilitate in any other manger any effort or attempt by any Person to do or seek to do any of the foregoing.

ARTICLE 5
INDEMNIFICATION

5.1     Indemnification. (a) Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs; provided, however, that except with respect to Purchaser Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Purchaser Indemnified Parties under any Transaction Document, and except as otherwise set forth in Section 5.1(e) below, in no event shall Seller's aggregate obligation to indemnify the Purchaser Indemnified Parties hereunder exceed 25% of the Purchase Price, less any amounts paid as damages by Seller to Purchaser under the Company LLC Agreement, and provided, further, however, that (i) the 25% limitation above shall be 100% in respect of a breach of Seller's representations in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(g) and Section 3.1(x) and (ii) there shall be no cap with respect to any Third Party Claim or any claim based on fraud, gross negligence or willful misconduct. Without regard to any of the foregoing limitations or the requirements of Section 5.1(c), Seller also agrees to indemnify, defend and hold harmless the Company and any Project Company from and against any and all damages, losses, claims, liabilities, Taxes, penalties, costs, and reasonable expenses (including court cost and reasonable attorneys' fees and expenses of one law firm) incurred by the Company or any Project Company as a result of (x) the imposition of any liability for the Taxes of any other Person under Treasury Regulations 1.1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise ("Treas. Reg. 1.1502-6 Liability"), and (y) the loss of, reduction to, or other change in the sales and use tax and the property tax abatement for the Don A. Campbell Project (the "Tax Abatement Liability") as a result of the violations of Nevada Revised Statute Chapter 701A and Nevada Administrative Code chapter 701A, as further described on Schedule 3.1(i).

(b)     Purchaser agrees to severally indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, however, that except with respect to Seller Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Seller Indemnified Parties under any Transaction Document, in no event shall Purchaser's aggregate obligation to indemnify the Seller Indemnified Parties hereunder exceed 25% of the sum of the Purchase Price paid by Purchaser as of the date such indemnification obligation arises, less any amounts paid as damages by Purchaser under the Company LLC Agreement (provided, however, that the 25% limitation above shall be 100% in respect of a breach of Purchaser's representations in Section 3.2(a), Section 3.2(b), Section 3.2(c)(ii) and Section 3.2(e)).

(c)     No claim for indemnification may be made with respect to any breach (other than failure to pay an amount due) unless and until the aggregate amount of claims for which indemnification is (or previously has been) sought exceeds $1,000,000; provided, that once such threshold amount of claims has been reached, the relevant Indemnified Party shall have the right to be indemnified for all such claims, including amounts that were not previously paid because such threshold amount had not been reached.

(d)     Notwithstanding any other provision herein, Seller shall indemnify (but without duplication of any indemnity amount actually paid to and retained by the applicable Purchaser Indemnified Party pursuant to another provision herein), defend and hold harmless on an after-Tax basis the Purchaser Indemnified Parties from and against any and all claims, damages (including treble damages) or Taxes imposed on, incurred or suffered by, or otherwise charged to the Company or any Project Company, as a result of the FCA Claim or any claim, suit or proceeding asserting the subject matter thereof. Such indemnification obligation shall include claims asserted by the Department of Justice, a relator or the Internal Revenue Service whether under the Cash Grant Guidance and related statutes, the False Claims Act or otherwise. Such indemnification shall be without regard to any "cap," "deductible" ☒or time limitation provided herein. Such indemnity shall include reimbursement of reasonable and documented third-party legal fees and related expenses that are incurred by the Purchaser in connection with the matters described in this Section 5.1(d).

(e)     If Seller has delivered a notice to Purchaser in accordance with Section 2.4(t) with respect to the Puna Lease Financing Documents or the Puna Land Lease, then Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs resulting from a breach of Seller's representations contained in (A) the third and fourth sentences of Section 3.1(m), (B) clause (i) of the fifth sentence of Section 3.1(m), and (C) Section 3.1(p), in each case, as such representations pertain to the Puna Lease Financing Documents or the Puna Land Lease, as applicable. The indemnity set forth in this Section 5.1(e) shall comprise a separate and independent indemnity from Section 5.1(a), provided that in no event shall Seller's aggregate liability under this Section 5.1(e) (x) exceed 55% of the Purchase Price, and (y) when aggregated with all other amounts paid by Seller to Purchaser pursuant to this Section 5.1 (other than amounts that are uncapped pursuant to Section 5.1(a)) exceed 100% of the Purchase Price.

(f)     Seller agrees to indemnify, defend and hold harmless, on an after-Tax basis, Purchaser, its Affiliates, the Company and any Project Company from and against any and all damages, losses, claims, liabilities, penalties, costs (including capital expenditures) and expenses (including court costs and reasonable attorneys’ fees and expenses) incurred by the Company or any Project Company arising out of or related to the EPA violations disclosed on Schedule 3.1(j). In furtherance thereof, notwithstanding anything to the contrary in the Company LLC Agreement, any capital expenditures that are required by Environmental Laws or otherwise necessary as a result of such EPA violations (as opposed to a fine, penalty or similar payment obligation that would be indemnified pursuant to the prior sentence) that are required to be made by the Company or any Project Company in connection with such EPA violation shall be funded by Seller making a payment to such entity, which shall be treated as an indemnity payment by the Seller to such entity. Seller’s obligations under this Section 5.1(f) shall be subject to the 25% of the Purchase Price cap set forth in Section 5.1(a).

5.2     Direct Claims. In any case in which an Indemnified Party seeks indemnification under Section 5.1 which is not subject to Section 5.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of such direct claim, of any amounts which such Indemnified Party claims are subject to indemnification under the terms of this Article 5. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

5.3     Third Party Claims. An Indemnified Party shall give written notice to any Indemnifying Party within 30 days after it has actual knowledge of commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "Third Party Claim") in respect of which such Indemnified Party may seek indemnification under Section 5.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, may have to such Indemnified Party under this Article 5, except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as (a) the Indemnifying Party has acknowledged in writing to the Indemnified Party that it is liable to the Indemnified Party for such Third Party Claim pursuant to this Section 5.3, (b) in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party does not exist in respect of such Third Party Claim and (c) in the reasonable judgment of the Indemnified Party such Third Party Claim does not entail a material risk of criminal penalties or civil fines or non-monetary sanctions being imposed on the Indemnified Party (a "Third Party Penalty Claim") (the forgoing conditions being referred to as the "Control Conditions"), the Indemnifying Party shall be entitled to participate in and assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than as expressly provided below in this Section 5.3; provided, that nothing contained herein shall permit Seller to control or participate in any Tax contest or dispute involving Purchaser or any Affiliate of Purchaser, or permit Purchaser to control or participate in any Tax contest or dispute involving Seller or any Affiliate of Seller other than the Company or any Project Company; and, provided, further, that the Parties agree that the handling of any Tax or Cash Grant contests involving the Company will be governed by Section 7.7 of the Company LLC Agreement. In the event that (i) the Indemnifying Party advises an Indemnified Party that it will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at is sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interest between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim, and the Indemnifying Party shall be liable for and shall reimburse the Indemnified Party promptly and periodically for the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If any of the Control Conditions is not satisfied or becomes unsatisfied, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs or defending against such Third Party Claim (including reasonable consultant, attorney and expert witness fees, disbursements and expenses), and (z) the Indemnifying Party will remain responsible for any losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim to the fullest extent provided in this Article 5. The Indemnifying Party and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Notwithstanding anything in this Section 5.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of judgment in respect thereof which imposes any criminal liability or civil fine or sanction or equitable remedy on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

5.4     After-Tax Basis. For tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article 5 as an adjustment to the purchase price for the Class B Membership Interests (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent any such indemnification payment is includable as income of the Indemnified Party as determined by agreement of the Parties, or if there is no agreement, by an opinion of a nationally-recognized tax counsel selected jointly by the Parties that such amount is "more likely than not" includable as income of the recipient, the amount of the payment shall be increased by the amount of any United States federal income tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 5.4, assuming full taxability, using an assumed tax rate equal to the highest marginal United States federal income tax rate applicable to corporations generally (currently 35 % for federal only). Both Parties shall have the opportunity to comment on the opinion delivered in accordance with the foregoing sentence. If an opinion is delivered in accordance with this Section 5.4, the Indemnified Party shall report the relevant indemnification payments as income consistent with such opinion and otherwise act in a manner consistent with such opinion. Any payment made under this Article 5 shall be reduced by the present value (as determined on the basis of a discount rate equal to 8 % per annum and the same assumptions about taxability and tax rates) of any United States federal income tax benefit to be realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification.

5.5     No Duplication. Any liability of an Indemnifying Party to an Indemnified Party for indemnification under this Article 5 shall be determined without duplication of recovery by such Indemnified Party from such Indemnifying Party. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 5.1, only one recovery of Purchaser Indemnified Costs or Seller Indemnified Costs, as applicable, shall be allowed.

5.6     Sole Remedy. The remedies of the Parties under this Article 5 are the sole and exclusive remedies that a Party may have under this Agreement for the recovery of monetary damages with respect to any breach or failure to perform any covenant or agreement set forth in Article 4 of this Agreement or any breach of any representation or warranty set forth in this Agreement other than for Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, arising from fraud, gross negligence or willful misconduct.

5.7     Survival. All representations and warranties in this Agreement shall survive until the final date for any assertion of claims as forth in Section 5.8.

5.8     Final Date for Assertion of Indemnity Claims.

(a)     All claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of representations or warranties shall be forever barred unless Seller is notified on or prior to the date that is 18 months after the Closing Date, except that (i) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from any Treas. Reg. 1.1502-6 Liability or Tax Abatement Liability, and any breaches of representations and warranties made in Sections 3.1(b), 3.1(e), and 3.1(f) shall survive indefinitely, (ii) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of the representations and warranties set forth in Sections 3.1(g) or 3.1(s) shall survive for 30 days after the applicable statute of limitations on the assessment and collection of such Taxes attributable to Company or Project Company items, (iii) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of the representations and warranties set forth in Section 3.1(j) shall survive until the date that is 3 years after the Closing Date; and (iv) claims by a Purchaser Indemnified Party for indemnification under Section 5.1(e) shall survive until the date that is 4 years after the Closing Date; provided, that if written notice of a claim for indemnification has been given by such Purchaser Indemnified Party on or prior to any such date, then the obligation of the Seller to indemnify such Purchaser Indemnified Party pursuant to this Article 5 shall survive with respect to such claim until such claim is finally resolved.

(b)     All claims by a Seller Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of representations or warranties shall be forever barred unless Purchaser is notified on or prior to the date that is 18 months after the Closing Date; except that claims by a Seller Indemnified Party for indemnification pursuant to this Article 5 resulting from any breaches of representations and warranties made in Sections 3.2(b), Section 3.2(c)(ii) and Section 3.2(e) shall survive indefinitely, provided, that if written notice of a claim for indemnification has been given by such Seller Indemnified Party on or prior to such date, then the obligation of the Purchaser to indemnify such Seller Indemnified Party pursuant to this Article 5 shall survive with respect to such claim until such claim is finally resolved.

5.9     Mitigation and Limitations on Losses. Notwithstanding anything to the contrary contained herein:

(a)     Reasonable Steps to Mitigate. Each of the Indemnified Parties will take, at the Indemnifying Party's cost and expense, all reasonable commercial steps identified by the Indemnifying Party to mitigate its Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of its Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, as may be reasonably requested by the Indemnifying Party.

(b)     Net of Insurance Benefits. The amount of Purchaser Indemnified Costs and Seller Indemnified Costs recoverable hereunder shall be net of insurance recoveries actually received by the applicable Indemnified Party from insurance policies of the Company or the Project Companies (including under the existing title policies).

(c)     No Consequential Damages. Except to the extent awarded by a court of competent jurisdiction in a final and non-appealable judgment in connection with a Third Party Claim, fraud, gross negligence or willful misconduct, neither Purchaser Indemnified Costs nor Seller Indemnified Costs shall include, and the Indemnifying Party shall have no obligation to indemnify any Indemnified Parties for or in respect of any punitive, consequential or exemplary damages of any nature, including damages for lost profits.

5.10     Payment of Indemnification Claims. All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in United States dollars. Payments for indemnification claims shall be made promptly after any final determination of the amount of such claim is made by a court of competent jurisdiction (or by agreement of the Parties involved).

5.11     Specific Performance. Notwithstanding anything contained herein to the contrary, each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

ARTICLE 6
TERMINATION

6.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Purchaser;

(b)     by Purchaser by written notice to Seller if:

(i)     Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.4 and such breach, inaccuracy or failure has not been cured by Seller within 10 days of Seller's receipt of written notice of such breach from Purchaser; or

(ii)     any of the conditions set forth in Section 2.4 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Long-Stop Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)     by Seller by written notice to Purchaser if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 2.5 and such breach, inaccuracy or failure has not been cured by Purchaser within 10 days of Purchaser's receipt of written notice of such breach from Seller; or

(ii)     any of the conditions set forth in Section 2.5 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Long-Stop Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)     by Purchaser or Seller in the event that (i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

6.2     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Section 6.2, and Section 7.5; and

(b)     that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof, fraud or intentional misrepresentation.

ARTICLE 7
GENERAL PROVISIONS

7.1     Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference.

7.2     Disclosure Schedules. Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

7.3     Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by both Parties. Any failure of Purchaser or Seller to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

7.4     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

7.5     Expenses. On the Closing Date, the Company will assume $3 million in transaction related expenses on behalf of the Seller and $1 million in transaction related expenses on behalf of the Purchaser and pay such expenses upon receipt of invoices therefor. Except for such amounts assumed by the Company pursuant to the first sentence of this Section 7.5, each Party will pay its own costs and expenses (including fees and expenses of legal counsel and other advisors or experts appointed by such Party) in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents and neither Party shall have any liability therefor, whether or not the transactions contemplated herein or therein are consummated; provided, however, that Seller shall also bear the costs and expenses of the Company and the Project Companies (including their legal fees and expenses) in connection with the Transaction Documents and the transactions contemplated thereby, including any consent, approval, filing or notification required in connection therewith. Neither Party shall be responsible for any commission, broker's fee, finder's fee or similar fee or expense of the other Party.

7.6     Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 5) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.7     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by email, facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)     If to Seller, to:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention: Doron Blachar
Telephone:     (775) 356-9029
Facsimile:     (775) 356-9039
Email:     dblachar@ormat.com

With a copy to:

Chadbourne & Parke LLP

1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:     Noam Ayali
Telephone:     (202) 974-5600
Facsimile:     (202) 974-5602
Email:     nayali@chadbourne.com

(b)     If to Purchaser, to:

Northleaf Geothermal Holdings LLC
c/o Northleaf Capital Partners
79 Wellington Street West
6th Floor, Box 120
Toronto Ontario M5K 1N9

Attention:     Olivier Laganiere
Telephone:     (416) 477-6721
Facsimile:     (416) 304-0195
Email:     olivier.laganiere@northleafcapital.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
2629 Century Park East
Suite 2400
Los Angeles, CA 90067

Attention:     Edward Zaelke
Telephone:     (310) 229-1000
Facsimile:     (310) 229-1001
Email:     ezaelke@akingump.com

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if emailed or faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) 3 Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) 1 Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section 7.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

7.8     Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.9     Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

7.10     GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

7.11     Public Announcements. Except for statements made or press releases issued (a) in connection with any filing or disclosure under or pursuant to the securities laws, including without limitation, the rules and regulations of any stock exchange on which securities of a party or any of its Affiliates are traded, in any applicable jurisdiction, or (b) as otherwise required by Applicable Law, neither Seller nor Purchaser shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) and the Parties shall cooperate as to the timing and contents of such press releases or statements.

7.12     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement other than in strict accordance with this Section 7.12 and the terms of the Company LLC Agreement shall be null and void and of no force or effect.

7.13     Intent of the Parties. The Parties intend, for United States federal income tax purposes, that the acquisition of the Class B Membership Interests be treated as an acquisition of undivided interests in the Company's assets and a contribution to the Company of such undivided interests, consistent with Revenue Ruling 99-5 (Situation 1). The Parties shall each report the transactions contemplated by this Agreement to the applicable taxing authorities consistent with the allocation schedule as set forth on IRS Form 8594, prepared in accordance with Section 1060 of the Code.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement for Purchase of Membership Interests to be signed on its behalf as of the date first written above.

ORMAT NEVADA INC.

By:	/s/ Isaac Angel
Name:	Isaac Angel
Title:	CEO & Secretary

By:	/s/ Doron Blachar
Name:	Doron Blachar
Title:	Treasurer

Signature page to Agreement for Purchase of Membership Interests

NORTHLEAF GEOTHERMAL HOLDINGS LLC

By:	/s/ Jamie Storrow
Name:	Jamie Storrow
Title:	Managing Director

By:	/s/ George Zakem
Name:	George Zakem
Title:	Managing Director

Signature page to Agreement for Purchase of Membership Interests

ANNEX I
DEFINITIONS

"Accredited Investor" has the meaning set forth in Section 3.2(e).

"Acquisition Percentage" has the meaning set forth in Section 2.2(a).

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and this Agreement, (a) the term "control" (and correlative terms) means (i) the ownership of 50% or more of the equity interest in a Person, or (ii) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person, and (b) the Company shall be deemed to be an Affiliate of Seller prior to the Closing (for purposes of representations and warranties), but shall not be deemed to be an Affiliate of Seller or Purchaser from and after the Closing for the purposes of this Agreement.

"Agreement" means this Agreement for Purchase of Membership Interests, and all schedules and exhibits hereto.

"Applicable Law" means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or governmental approval, or any directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on the Seller, the Company, or any Project Company, or the Purchaser, as the context may require, in each case as modified and/or supplemented.

"ARRA" means Division B of the American Recovery and Reinvestment Act of 2009, as amended.

"Assignment Agreement" means the Assignment of Membership Interests, by and between Seller and Purchaser, substantially in the form annexed hereto as Exhibit C, dated the Closing Date.

"Background Materials" has the meaning set forth in Section 3.1(cc).

"Balance Sheet" has the meaning set forth in Section 2.4(v).

"Base Level Consideration" has the meaning set forth in Section 2.2(b).

"Benefit Plan" has the meaning set forth in Section 3.1(q).

"Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York, New York or Toronto, Canada are authorized or required by law to be closed.

"Cash Grant" means a grant provided for in Section 1603 of the ARRA.

Annex-1

"Cash Grant Application" means an "Application for Section 1603 Payments for Specified Renewable Energy Property in Lieu of Tax Credits" filed with respect to the Puna Project or the Don A. Campbell Project, together with any exhibits, annexes, schedules, attachments, reports, or other documents filed together with such application.

"Class A Membership Interests" means the membership interests in the Company designated as "Class A" membership interests.

"Class B Membership Interests" means the membership interests in the Company designated as "Class B" membership interests.

"Closing" has the meaning set forth in Section 2.3.

"Closing Date" means the date of the Closing.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble to this Agreement.

"Company LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company by and among Seller, Purchaser and a newly formed subsidiary of Seller owning 1% of the membership interests of the Company, substantially in the form annexed as Exhibit A, dated the Closing Date.

"Confidentiality Agreements" has the meaning set forth in Section 4.1.

"Control Conditions" has the meaning set forth in Section 5.3.

"Credit Support" has the meaning set forth in Section 4.13.

"DAC 2 EPC Agreement" means the engineering procurement and construction agreement between Seller, as Contractor, and ORNI 37, as Owner, in the form agreed between the Seller and Purchaser.

"Depreciation Disqualified Person" means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Section 168(h)(6)(F)(ii) of the Code), (c) any Person who is not a United States Person, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, and (e) any partnership or other pass-thru entity any partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (d) above; provided, however, that any such Person shall not be considered a Depreciation Disqualified Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company or Project Company for that Person or (ii) the Person is described within clause (c) of this definition and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company or Project Company for that Person.

Annex-2

"Disqualified Person" means a Depreciation Disqualified Person or Grant Disqualified Person.

"Don A. Campbell Expansion" means the approximately 19 MW expansion of the Don A. Campbell Project.

"Don A. Campbell Project" means the approximately 19 MW geothermal power project owned by ORNI 47, as described on Schedule 1(for the avoidance of doubt the Don A. Campbell Project does not include the Don A. Campbell Expansion).

"Effective Time" means the effective time of the Closing.

"Environmental Law" means any and all Applicable Laws and Permits relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substances.

"Equity Interests" means (a)(i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of such limited liability company, (ii) with respect to a partnership, any and all partnership interests, units, interests, participations shares or other equivalents (however designated) of partnership interests and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of Equity Interests and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any other organization or entity that, together with the Company, is treated as a single employer under ERISA § 4001(b) or Code §§ 414(b), (c), (m) or (o).

"Exhibits" means the Exhibits attached to this Agreement.

"FCA Claim" has the meaning set forth in Section 3.1(d)(ii).

"FERC" means the Federal Energy Regulatory Commission.

"GAAP" means United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

Annex-3

"Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

"Grant Disqualified Person" means, at any time during the Recapture Period, (a) any Federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) any entity referred to in paragraph (4) of Section 54(j) of the Code, (d) any Person described in Section 50(d)(1) of the Code, (e) any Person who is not a "United States person" as defined in Section 7701(a)(30) of the Code, unless such Person is a foreign person or entity (other than a foreign partnership or foreign pass-through entity) that is subject to United States federal income tax on more than 50 % of the gross income for the taxable year derived by such Person from the Project Company; or (f) any partnership or other pass-through entity (including a single-member disregarded entity) other than a real estate investment trust as defined in Section 856(a) of the Code or a cooperative organization described in Section 1381(a) of the Code, any direct or indirect partner (or other direct or indirect holder of an equity or profits interest) of which is a Grant Disqualified Person, and (g) that if and to the extent the definition of "Disqualified Person" under Section 1603(g) of ARRA or the Treasury Guidance is amended after the date of this Agreement and applicable to periods prior to the date of this Agreement, the definition of "Grant Disqualified Person" hereunder shall be interpreted to conform to such amendment and further Treasury Guidance; provided, however, that subject to clause (g), a taxable C Corporation (as defined in the Code) some or all of whose shareholders are described in clauses (a) through (f) above shall not be treated as a Grant Disqualified Person and such a corporation's ownership of an interest in an entity described in clause (f) above will not cause such entity to be treated as a Grant Disqualified Person.

"Hazardous Substances" means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) asbestos or asbestos-containing material in any form; (c) polychlorinated biphenyls ("PCBs"), or PCB-containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

"Holder" means each person in whose name the Senior Secured Note is registered.

"Indemnified Party" means any Person seeking indemnification from another Person pursuant to Article 5.

"Indemnifying Party" means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article 5.

"Indenture" means the Indenture dated as of May 18, 2005 (as amended through the date hereof) among SE Puna, L.L.C., the guarantors named therein and Union Bank of California, N.A., as Trustee (as such terms are defined in the Indenture).

Annex-4

"IRS" means the Internal Revenue Service of the United States of America.

"Knowledge", with respect to Seller, means the actual knowledge, after due inquiry, of the persons listed below and the knowledge each such Person would have as a result of reasonable inquiries of Persons with supervisory or managerial responsibilities related to such matters.

Name	Subject Matter
Doron Blachar	3.1(a)-(i), 3.1(l), 3.1(s), 3.1(w)-(z), 3.1(aa), 3.1(cc)-(dd), 3.1(ff), 4.7(a)
Ohad Zimron/Zvi Krieger	3.1(n)-(r), 3.1(t)-(v), 3.1(bb), 3.1(ee)
Randy Peterson	3.1(j), 3.1(k)
Scott Kessler	3.1(m)
Smadar Lavi	3.1(p), 3.1(r), 3.1(cc)

"Liens" means any liens, pledges, claims, security interests, encumbrances, easements, rights-of-way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title, or any agreement to provide any of the foregoing.

"Long-Stop Date" means the date that is 90 calendar days from the date hereof

"Management Services Agreement" means the Management Services Agreement by and between the Company and the Manager, substantially in the form annexed hereto as Exhibit B, dated the Closing Date.

"Manager" means Ormat Nevada Inc., as "Manager" under the Management Services Agreement.

"Material Adverse Effect" means any event, occurrence, fact or condition that has or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company or any of the Project Companies, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby, in each case excluding any effect resulting from (i) any change in political, social, economic, industry, market or financial condition (including changes in the electric generating, transmission or distribution industry, the wholesale or retail markets for electrical power, the general state of the energy industry, including natural gas and natural gas liquid prices, the transmission system, interest rates, consumer confidence, outbreak of hostilities, terrorist activities or war), whether general or regional in nature, but excluding any such changes that are limited specifically to the Project Companies, (ii) any change in Applicable Law or regulatory policy which does not have a disproportionate effect on the Company or the Project Companies compared to other owners or operators of similar geothermal power projects, (iii) effects of weather or meteorological events, but excluding any such effects or events that are limited specifically to the Projects, (iv) strikes, work stoppages or other labor disturbances, other than any of the foregoing occurring solely at the Company or the Project Companies or (v) the execution or delivery of the Transaction Documents or the transactions contemplated thereby or the announcement thereof.

Annex-5

"Material Contract" means each of the following to which the Company or a Project Company is party: (a) any power purchase agreement, operation and maintenance agreement (including, without limitation, each Operation and Maintenance Agreement), interconnection agreement, transmission agreement, energy attribute agreement, commodity hedge agreement or similar project agreement related to the sale of electricity or transmission services of a Project, (b) any services agreement involving annual payments by or to the Company or a Project Company in excess of $3.5 million, (d) any agreement relating to indebtedness or any material performance obligation of the Company or any Project Company, including any leases, guarantees, letter of credit arrangements or bonding arrangements, in each case, in a principal amount, or that involves annual payments in an amount, of at least $3.5 million, (e) any agreement or document creating or relating to Liens on any property or assets of the Company or any Project Company securing any obligation created under an agreement specified in clause (d) above, (f) any engineering, construction, procurement, construction management, equipment purchase, or similar contract involving annual payments by or to the Company or a Project Company in excess of $3.5 million, (g) any product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by a Project Company with a fair market value of more than $3.5 million, (h) any contract for the sale or purchase of any business entity, or of any property involving assets with a value in excess of $3.5 million, (i) any settlement agreement involving payments by or to the Company or a Project Company in excess of $3.5 million or imposing any material unperformed obligations on the Company or any Project Company, (j) any contracts between the Seller or any Affiliate thereof (other than the Company or a Project Company) and either the Company or a Project Company, (k) any agreement regarding the sharing or allocation of Taxes, (l) any contract with payments based on the net profits of the Company or a Project Company (such as a royalty fee contract), (m) any contracts evidencing the real estate interests required for the ownership, use and operation of the Projects, (n) any contract providing for the indemnification to or from any Person with respect to any material liabilities relating to the Company, any Project or any of their respective properties or assets, (o) any contract under which any material intellectual property is licensed to the Company or any Project Company, (p) any contract that provides for non-monetary obligations on the part of the Company or any Project Company, the non-performance of which could reasonably be expected to have a Material Adverse Effect and (q) any other contract that is expected to require payments by or to the Company and the Project Companies in the aggregate of more than $3.5 million in any calendar year.

"Operation and Maintenance Agreements" means, collectively, the Operation and Maintenance Agreements between the Seller or an Affiliate of Seller and each Project Company.

"Ordinary Course of Business" means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

"OREG 1" means as of the date hereof, OREG 1, Inc., a Delaware corporation, and after the conversion set forth in Section 4.12, OREG 1, LLC, a Delaware limited liability company.

"OREG 1 Project" means the recovered energy generation project owned by OREG 1, as described on Schedule 1.

Annex-6

"OREG 2" means as of the date hereof, OREG 2, Inc., a Delaware corporation, and after the conversion set forth in Section 4.12, OREG 2, LLC, a Delaware limited liability company.

"OREG 2 Project" means the recovered energy generation project owned by OREG 2, as described on Schedule 1.

"OREG 3" means as of the date hereof, OREG 3, Inc., a Delaware corporation, and after the conversion set forth in Section 4.12, OREG 3, LLC, a Delaware limited liability company.

"OREG 3 Project" means the recovered energy generation project owned by OREG 3, as described on Schedule 1.

"Organizational Documents" means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

"ORNI 8" means ORNI 8 LLC, a Delaware limited liability company.

"ORNI 37" means ORNI 37 LLC, a Delaware limited liability company.

"ORNI 47" means ORNI 47 LLC, a Delaware limited liability company.

"OrPuna" means OrPuna LLC, a Delaware limited liability company.

"Party" means a party to this Agreement.

"PCBs" has the meaning set forth in the definition of "Hazardous Substances" in this Annex I.

"Permits" means all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations from, or filings or certifications made with, Governmental Authorities, including Permits under Environmental Laws.

"Permitted Liens" means (a) Liens granted in favor of the collateral agent for the benefit of the Holders of the Senior Secured Notes, (b) Liens for any Tax not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any Project, the sites of any Project or any easements, as the case may be, title thereto or any interest therein, and shall not interfere in any material respect with the use of any Project, any Project sites or any easements, and (ii) adequate reserves have been provided therefor to the extent required by and in accordance with GAAP, (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's, employees', contractors', operators' or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of each Project Company, (d) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business, not to exceed $3.5 million, by each Project Company, (e) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under Permits held by the Project Companies and under all Applicable Law, (f) obligations or duties under easements, leases or other property rights, and (g) all other encumbrances and exceptions that are incurred in the Ordinary Course of Business of each Project, are not incurred for borrowed money and do not have a material adverse effect on either the use of any assets of the Project Companies as currently used or the value of any such assets, and which involve encumbrances or assets with an aggregate amount or value (aggregated across all Projects and Project Companies) not exceeding $3.5 million.

Annex-7

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

"PGV" means Puna Geothermal Venture, a Hawaii general partnership.

"PGV Audited Financial Statements" has the meaning set forth in Section 3.1(h).

"PGV Interim Financial Statements" has the meaning set forth in Section 3.1(h).

"PGV-II" means PGV-II Inc., a Delaware corporation.

"PGV-II Interests" has the meaning set forth in Section 2.4(dd).

"Pre-Close Capital Contributions Amount" has the meaning set forth in Section 2.2(c).

"Pre-Closing Date" has the meaning set forth in Section 2.3.

"Project Companies" means each of OREG 1, OREG 2, OREG 3, ORNI 8, ORNI 47, OrPuna and PGV.

"Projects" means the power projects described on Schedule 1.

"Prudent Industry Practices" means, at any particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive geothermal power generating industry or recovered energy power generating industry, as applicable, operating in the United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

"PUHCA" has the meaning set forth in Section 3.1(t).

"Puna Cash Grant" means the Cash Grant received in respect of the Puna Project.

"Puna Land Lease" has the meaning set forth in Schedule 2.4(t).

Annex-8

"Puna Lease Financing Documents" has the meaning set forth in Schedule 2.4(t).

"Puna Project" means the geothermal power project owned by PGV, as described on Schedule 1.

"Purchase Price" has the meaning set forth in Section 2.2.

"Purchaser" has the meaning set forth in the first paragraph of this Agreement.

"Purchaser Indemnified Costs" means, subject to Article 5 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys' fees and expenses of one law firm, for all Purchaser Indemnified Parties, incurred by any of the Purchaser Indemnified Parties resulting from or relating to (a) any breach or default by Seller of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud, gross negligence, or willful misconduct relating to this Agreement or any Transaction Document.

"Purchaser Indemnified Parties" means Purchaser and each of its Affiliates and each of their respective shareholders, members, partners, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

"Real Property" has the meaning set forth in Section 3.1(m).

"Recapture Period" means with respect to the Puna Project or Don A. Campbell Project, the period commencing on the date that such Project was placed in service for United States federal income tax purposes and ending on the 5th anniversary thereof.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

"Restricted Payment" means, as to any Person, (a) the declaration or payment of any dividend on or in respect of any Equity Interests of such Person, (b) the purchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (c) any other distribution of or in respect of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (d) any payment on account of, any setting apart or allocating any sum for the payment of, any dividend or distribution, or for the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person or (e) the payment of any amounts, directly or indirectly, to such Person's Affiliates, other than as required under the terms of any Material Contracts in effect as of the date of this Agreement or required by Applicable Law; provided, that any distribution set forth on Schedule 3.1(ff) shall not be considered a "Restricted Payment" hereunder.

"Schedules" means the Schedules attached to this Agreement.

"Securities Act" has the meaning set forth in Section 3.2(e).

Annex-9

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Seller Indemnified Costs" means, subject to Article 5 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys' fees and expenses of one law firm for all Seller Indemnified Parties) incurred by any of the Seller Indemnified Parties resulting from or relating to (a) any breach or default by Purchaser of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud or willful misconduct relating to this Agreement or any Transaction Document.

"Seller Indemnified Parties" means Seller and each of its Affiliates and each of their respective shareholders, members, partners, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

"Senior Secured Note" or "Note" mean the SE Puna, L.L.C. 6.24% Senior Secured Note due December 30, 2019, issued pursuant to the Indenture dated as of May 18, 2005 (as amended through the date hereof) by and among the SE Puna, L.L.C. and Union Bank of California, N.A., as indenture trustee.

"Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, unclaimed property (escheat) or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Returns" means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

"Third Party Claim" has the meaning set forth in Section 5.3.

"Third Party Penalty Claim" has the meaning set forth in Section 5.3.

"Transaction Documents" means this Agreement, the Company LLC Agreement, the Management Services Agreement, the Assignment Agreement and any letter agreement between the Seller and the Purchaser that is expressly designated therein as a "Transaction Document."

"Treasury Guidance" means the U.S. Department of Treasury's program guidance publication entitled "Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009" dated July 2009, revised March 2010 and April 2011 and any other guidance, instructions, or terms and conditions published or issued by the U.S. Department of Treasury in respect of the Cash Grant or any application therefore.

Annex-10

"Treas. Reg. 1.1502-6 Liability" has the meaning set forth in Section 5.1.

"Treasury Regulations" means the regulations promulgated by the U.S. Department of Treasury under the Code, as such regulations are amended from time to time.

"USD-CAD Forex Rate" has the meaning set forth in Section 2.2(d).

Annex-11

OTHER DEFINITIONAL PROVISIONS

(a)     All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)     As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)     The words "hereof", "herein", "hereunder", and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term "including" shall mean "including without limitation".

(d)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(f)     Any references to a Person are also to its successors and permitted assigns.

(g)     All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

(h)     Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States dollars.

(i)     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Annex-12

Exhibit A

Form of Company LLC Agreement

(see attached)

 Exhibit-A-1

[FORM OF] AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ORPD LLC

a Delaware Limited Liability Company

dated as of [●], 2015

ANNEX 1:	Definitions

EXHIBITS:
Exhibit A:	Form of Certificate of Class A Membership Interests
Exhibit B:	Form of Certificate of Class B Membership Interests
Exhibit C-1:	Form of Quarterly Operations Reports
Exhibit C-2	Form of Monthly Operations Reports
Exhibit D:	Form of Working Capital Loan Note
Exhibit E:	Form of ORNI 37 Purchase Agreement
Exhibit F:	Capacity Test Procedures

SCHEDULES
Schedule I	Register
Schedule 4. 2(d)	Capital Accounts
Schedule 9.4(e)	ROFO Representations

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ORPD LLC

This Amended and Restated Limited Liability Company Agreement (this "Agreement") of ORPD LLC, a Delaware limited liability company (the "Company"), dated as of [●], 2015 (the "Effective Date"), by and between Ormat Nevada Inc., a Delaware corporation ("Ormat"), Northleaf Geothermal Holdings LLC, a Delaware limited liability company ("Northleaf") and [ORPD Holding LLC], a [Delaware limited liability company] (the "1% Member"), adopted, executed and agreed to, for good and valuable consideration, by the Members, as defined below.

Preliminary Statements

A.     The Company was formed by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on February 2, 2015 (the "Certificate of Formation") and is governed by the limited liability company agreement of the Company dated as of February 2, 2015 executed by Ormat (the "Original LLC Agreement").

B.     The Company owns, of record and beneficially, 100% of the membership interests in each of OREG 1, OREG 2, OREG 3, ORNI 8, ORNI 47 and OrPuna; ORNI 8 and OrPuna collectively own, of record and beneficially, 100% of the partnership interests of PGV (each of the foregoing entities, a "Project Company" and, collectively with any other Subsidiaries of the Company, the "Project Companies"). Each of the Project Companies owns and operates, directly or indirectly, one or more geothermal or recovered energy generation facilities (collectively, the "Projects").

C.     Pursuant to the Agreement for Purchase of Membership Interests between Ormat and Northleaf, dated as of February [●], 2015 (the "Purchase Agreement") Ormat has agreed to sell (and as of the Effective Date has sold) to Northleaf, and Northleaf has agreed to purchase (and as of the Effective Date has purchased) from Ormat, all of the Class B Membership Interests (as defined in Annex I hereto) of the Company.

D.     Ormat, Northleaf and the 1% Member desire for Northleaf to be admitted as a Member (as defined in Annex I hereto) of the Company and for the Company to continue and for the Original LLC Agreement to be amended and restated as stated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to adopt this Agreement with respect to various matters relating to the Company and Members to read as follows:

Article I
DEFINITIONS

Section 1.1.     Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in Annex I.

Section 1.2.     Other Definitional Provisions.

(a)     All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)     As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)     The words "hereof," "herein," "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term "including" shall mean "including without limitation."

(d)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(f)     Any references to a Person are also to its permitted successors and assigns.

(g)     Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States dollars.

Article II
CONTINUATION; OFFICES; TERM

Section 2.1.     Continuation of the Company. The Members hereby acknowledge the continuation of the Company as a limited liability company pursuant to the Act, the Certificate of Formation and this Agreement. This Agreement amends and restates the Original LLC Agreement in its entirety.

Section 2.2.     Name, Office and Registered Agent.

(a)     The name of the Company is "ORPD LLC" or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be: 6225 Neil Road, Reno, Nevada 89511-1136. The Managing Member may at any time change the location of such office to another location, provided, that the Managing Member gives prompt written notice of any such change to the Members and the registered agent of the Company.

(b)     The registered office of the Company in the State of Delaware is located at c/o HIQ Corporate Services, 800 North State Street, Dover, Delaware 19901. The registered agent of the Company for service of process at such address is HIQ Corporate Services, Inc. The registered office and registered agent may be changed by the Managing Member at any time in accordance with the Act; provided, that the Managing Member gives prompt written notice of any such change to all Members. The registered agent's primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

Section 2.3.     Purpose. The nature of the business or purpose to be conducted or promoted by the Company is: (a) to acquire, own, hold or dispose of the limited liability company interests or partnership interests, as applicable, in the Project Companies and/or the Projects; (b) to enter into the Transaction Documents to which it is a party, and to engage in the transactions contemplated by the Transaction Documents; and (c) to engage in any lawful act or activity, enter into any agreement and to exercise any powers permitted to limited liability companies formed under the Act that are incidental to or necessary, suitable or convenient for the accomplishment of the purposes specified above.

Section 2.4.     Term. The term of the Company commenced on February 2, 2015 and shall continue indefinitely or until the Company is dissolved in accordance with the terms hereof or as otherwise provided by law (the "Termination Date").

Section 2.5.     Organizational and Fictitious Name Filings; Preservation of Limited Liability. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as are necessary or appropriate for the conduct of the Company's operation of its business. The Managing Member may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act.

Section 2.6.     No Partnership Intended. Other than for purposes of determining the status of the Company under the Code and the applicable Treasury Regulations and under any applicable state, municipal or other income tax law or regulation, the Members intend that the Company not be a partnership, limited partnership, joint venture or other arrangement, and this Agreement shall not be construed to suggest otherwise.

Article III
RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1.     Membership Interests.

(a)     The Membership Interests of the Company shall consist of [600] Class A Membership Interests (the "Class A Membership Interests") and [400] Class B Membership Interests (the "Class B Membership Interests").

(b)     The Class A Membership Interests and the Class B Membership Interests shall (i) have the rights and obligations ascribed to such Membership Interests in this Agreement and the Act; (ii) be evidenced solely by certificates in the forms annexed hereto as Exhibit A and Exhibit B, respectively, or such other form as may be prescribed from time to time by any Applicable Law; (iii) be recorded in a register of Membership Interests (the "Register"), which shall be in the form attached hereto as Schedule I setting forth, with respect to all Members, such Member's name; the number and class of Membership Interests held by such Member, and which the Managing Member shall maintain; (iv) be transferable only in compliance with the provisions of Article IX hereof and upon presentation of the certificates duly endorsed for Transfer, or accompanied by assignment documentation in accordance with Article IX; (v) be "securities" governed by Article 8 of the UCC in any jurisdiction (x) that has adopted revisions to Article 8 of the UCC substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (y) whose laws may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in Membership Interests in the Company; and (vi) be personal property.

(c)     The Company shall be entitled to treat the registered holder of a Membership Interest, as shown in the Register, as a Member for all purposes of this Agreement, except that the Managing Member may record in the Register any security interest of a secured party pursuant to any security interest permitted by this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein. Any reference in this Agreement to the Register shall be deemed to be a reference to the Register as in effect at that time. Each Member shall receive, upon such Member's request, the information set forth on the Register with respect to such Member's Membership Interest as of the date of such request. Revisions to the Register made by the Managing Member as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement, and shall not require the consent of any Member.

(d)     If a Member transfers all of its Membership Interest to another Person pursuant to and in accordance with the terms set forth in Article IX, the transferor shall automatically cease to be a Member.

Section 3.2.     Meetings of the Members; Actions by the Members.

(a)     Meetings of the Members shall be held quarterly and may also be called at any time by the Managing Member within 10 days following the written request of a Member. Except as otherwise permitted by this Agreement (including Section 3.2(e) below), all actions of the Members shall be taken at meetings of the Members. The Members may conduct any Company business at any such meeting that is permitted under the Act or this Agreement. Meetings shall be at a reasonable time and place. Accurate minutes of any meeting shall be taken and filed with the minute books of the Company. Following each meeting, the minutes of the meeting shall be sent to each Member.

(b)     Members may participate in any meeting of the Members by means of conference telephone or other communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting. A Member may designate a third party (non-employee of the Member) as its representative for any meeting of the Members; provided, that such designee (i) is not then currently employed directly or indirectly as an employee, consultant, or advisor (or in any similar capacity) of or by a Competitor, (ii) prior to, and as a condition of, attending any meeting of the Members, such designee has executed a confidentiality agreement which shall include customary confidentiality undertakings and restrictions on use provisions, which shall be in all respects acceptable to the Managing Member (or, if Ormat is no longer the Managing Member, acceptable to the Managing Member and Ormat) and (iii) the Member designating such third party shall be responsible and liable for the acts or omissions of its designee.

(c)     The presence in person or by proxy of Members owning more than 50% of the aggregate Class A Membership Interests and more than 50% of the aggregate Class B Membership Interests shall constitute a quorum for purposes of transacting business at any meeting of the Members.

(d)     Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, shall be delivered by or at the direction of the Managing Member, to each Member of record not less than 5 Business Days nor more than 30 days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Members are present in person or by proxy.

(e)     Any action of the Members that may be taken at a meeting of the Members may be taken by the Members without a meeting if such action is proposed by written notice to the Members as provided in this Section 3.2(e) and is authorized or approved by the written consent of Members representing sufficient Membership Interests (based on voting power of such Membership Interests) to authorize or approve such action pursuant to this Agreement. Written notice stating the proposed Member action, authorization or approval to be considered, together with relevant materials and information reasonably necessary for the Members to consider such action, authorization or approval, shall be delivered by or at the direction of the Managing Member to each Member of record entitled to vote on such matter not less than 5 Business Days nor more than 30 days prior to the time that such action, authorization or approval is proposed to take effect. Where such action by written consent is authorized by unanimous written consent, no such prior notice is required. A copy of any action taken by written consent shall be sent promptly to all Members and all actions by written consent shall be filed with the minute books of the Company.

(f)     With respect to those matters required or permitted to be voted upon by the Members, or for which a consent or approval of Members is required or permitted, the affirmative vote, consent or approval by a simple majority of Membership Interests (based on voting power of such Membership Interests) (the "Majority Vote") shall be required to authorize or approve any such matter; provided, that, the affirmative unanimous vote, consent or approval of the Class A Members and Class B Members shall be required for any Major Decisions. Notwithstanding anything to the contrary in this Agreement, (x) either the Managing Member or Northleaf (for so long as Northleaf and its Affiliates, collectively hold the majority of the Class B Membership Interests) may determine and so instruct the Company pursuant to written notice delivered to the Company (with a copy to each Member), to cause the relevant Project Company to exercise (i) the purchase option under Section 21 of the Puna Project Lease Agreement and (ii) the renewal option under Section 15 of the Puna Project Lease Agreement and (y) the Class B Member shall have the right to enforce the provisions of any Affiliate Contract and the warranties and indemnities under the Don A. Campbell Expansion EPC Agreement and the ORNI 37 Purchase Agreement on behalf of the Project Company party thereto (including ORNI 37). Except as otherwise expressly provided in this Agreement, no separate vote, consent or approval of either the Class A Members, acting as a class, or the Class B Members, acting as a class, shall be required to authorize or approve any matter for which a vote, consent or approval of Members is required under this Agreement.

(g)     The voting power of each Membership Interest for purposes of any vote, consent or approval of Members required under this Agreement or the Act shall be as follows:

(i)     each Class A Membership Interest shall be entitled to 1 vote; and

(ii)     each Class B Membership Interest shall be entitled to 1 vote.

Section 3.3.     Management Rights. Except as otherwise provided in this Agreement with respect to matters which are expressly required to be approved by the Members under this Agreement or as otherwise mandatorily required by the Act, no Member other than the Managing Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except as otherwise provided herein, neither the Managing Member nor the Manager shall hold out or represent to any third party that any other Member has any such power or right or that any Member is anything other than a member in the Company. A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other agreement relating to the Company.

Section 3.4.     Other Activities. Notwithstanding any duty otherwise existing at law or in equity, any Member or the Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and, except as and to the extent expressly set forth in this Agreement, neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent ventures or any income, profits or property derived from them. Without limiting the generality of the foregoing, the Members recognize and agree that:

(a)     the Members and their respective Affiliates currently engage in certain activities involving the generation, transmission, distribution, marketing and trading of electricity and other energy products (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), and the gathering, processing, storage and transportation of such products, as well as other commercial activities related to such products, and that these and other activities by Members and their Affiliates (herein referred to as "Outside Activities") may be made possible or more profitable by reason of the Company's activities. The Members agree that (i) no Member or Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Outside Activities, and (ii) no Member or its Affiliates shall have any duty or obligation, express or implied, to account to, or to share the results or profits of such Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Outside Activities.

(b)     Except for the Don A. Campbell Expansion (which shall be contributed to the Company in accordance with Section 4.5 hereof), neither party has an exclusivity obligation for future investments.

(c)     Each Member, for itself and its Affiliates, retain any and all rights to directly or indirectly pursue future development and acquisition opportunities outside of the Company and without participation of the Company or the other Member.

(d)     The Members hereby agree that each of the Puna Project and the Don A. Campbell Project utilizes specific geothermal resources as set forth in the Puna GeothermEx Report and the DAC GeothermEx Report, respectively, located on such land owned or leased by the relevant Project Company as set forth in Schedule 3.1(m) to the Purchase Agreement (for purposes hereof, the "Geothermal Resource Area"). Notwithstanding anything in this Section 3.4 to the contrary, Ormat agrees that it shall not separately develop any geothermal power project (other than the Don A. Campbell Expansion) that relies on the same Geothermal Resource Area or any contiguous tract unless it shall have first delivered to each Class B Member a resource report from a recognized geothermal reservoir engineering firm mutually selected by the Members that confirms that such new project development and use of such Geothermal Resource Area could not reasonably be expected to adversely affect the relevant Project Company's existing Project.

Section 3.5.     No Right to Withdraw. Except as otherwise expressly provided in this Agreement, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the remaining Members of the Company in their sole and absolute discretion.

Section 3.6.     Limitation on Liability of Members.

(a)     Each Member's liability shall be limited as set forth in the Act and other Applicable Laws. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members of the Company shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member of the Company. In no event shall any Member or the Manager be liable under this Agreement to another Member for any lost profits of, or any consequential, punitive, special or incidental damages incurred by, such Member arising from a breach of this Agreement; provided, that this Section 3.6(a) shall in no way limit any such liability of a Member or the Manager to the Company, any of its Subsidiaries or another Member under any other Transaction Document or for gross negligence, fraud or willful misconduct.

(b)     Each Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any other Person who is a Member, the Manager or any officer or employee of the Company, or by any other individual as to matters such Covered Person reasonably believe are within such other individual's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distribution to the Members might properly be paid.

(c)     To the extent that, at law or in equity, a Member, in its capacity as a member (or manager) of the Company or otherwise, has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement, such Member, acting under this Agreement shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement; provided, that this Section 3.6(c) shall not be construed to limit obligations or liabilities therefor, in each case as expressly stated in this Agreement or any other Transaction Document, or in the event of gross negligence, fraud or willful misconduct. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, in its capacity as a member (or manager) of the Company or otherwise, otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member.

(d)     No Member, in its capacity as a Member, Managing Member or Manager, shall have any liability for breach of contract (except as provided in (i) and (ii) below) or breach of duties (including fiduciary duties) of a member or manager to the Company or to any other Person that is a party to or is otherwise bound by this Agreement, in each case, to the fullest extent permitted by the Act; provided, that (i) this Agreement shall not limit or eliminate liability for any (x) obligations expressly imposed on such Member, as Member, Managing Member or Manager, pursuant to this Agreement or any other Transaction Document or (y) act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (z) fraud, willful misconduct or gross negligence and (ii) this Section 3.6(d) shall not limit or eliminate liabilities expressly stated in this Agreement or any other Transaction Document.

(e)     Liability to the Company, any Class B Member or any other Person bound by this Agreement for damages resulting from a breach or breaches by (i) the Manager of any of its obligations, covenants or agreements under the Management Services Agreement or (ii) by the Operator of any of its obligations, covenants or agreements under any O&M Agreement shall be separate and distinct from liabilities of Ormat in its capacity as a Class A Member.

(f)     Except as otherwise mandatorily required under Applicable Law, whenever in this Agreement a Member is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the Member may consider such interests and factors as it desires, including expressly its own interests, and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Company or any other Member, or (ii) in its "good faith" or under another expressed standard, a Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law (whether common or statutory) or in equity or otherwise.

Section 3.7.     No Liability for Deficits. Except to the extent otherwise provided by law with respect to third party creditors of the Company and in Section 10.2(f), none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

Section 3.8.     Company Property. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property.

Section 3.9.     Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member shall not become a substituted Member except as provided in this Agreement.

Section 3.10.     Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions (except as to distributions of Distributable Cash as set forth in Article VI) or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.

Section 3.11.     Representations and Warranties.

(a)     Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the date it becomes a Member (both immediately before and after the time it becomes a Member):

(i)     That the Member is duly incorporated, organized or formed (as applicable), validly existing and (if applicable) , in good standing under the law of the jurisdiction of its incorporation, organization or formation; if required by applicable law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken.

(ii)     That the Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of the Member enforceable against it in accordance with their terms (except as may be limited by Bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(iii)     That the Member's authorization, execution, delivery, and performance of this Agreement does not and will not (x) conflict with, or result in a breach, default or violation of, (A) the Organizational Documents of such Member, (B) any material contract or agreement to which the Member is a party or is otherwise subject, or (C) any law, rule, regulation, order, judgment, decree, writ, injunction or arbitral award to which the Member is subject, except in the case of clauses (B) and (C) if any such breach, default or violation would not reasonably be expected to have a Material Adverse Effect; or (y) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

(iv)     That the Member is not a Disqualified Person.

(v)     That the Member is a United States Person within the meaning of Section 7701(a)(30) of the Code.

(vi)     That either (x) no part of the aggregate Capital Contribution made by that Member, constitutes assets of any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or other "benefit plan investor" (as defined in U.S. Department of Labor Reg. §§2510.3-101 et seq.) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (y) the source of the funding used to pay the Capital Contribution made by that Member is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners "Annual Statement" filed with such Member's state of domicile.

(vii)     That the Member is an "Accredited Investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). That the Member has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Membership Interests and the Company, and all such questions have been answered to the full satisfaction of that Member. That the Member understands that the Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Company is under no obligation to register the Membership Interests. That the Member will not transfer the Membership Interests in violation of the Securities Act or any other applicable securities laws. That the Member is purchasing the Membership Interests for its own account and not for the account of any other Person and not with a view to distribution or resale to others.

(b)     It is expressly understood and agreed that all representations and warranties in this Section 3.11 shall terminate upon the termination of the Company; provided however, that any representations and warranties that relate to Taxes shall survive until 90 days after the end of the applicable statute of limitations (including extensions thereto.)

Section 3.12.     Covenants.

(a)     Each Member covenants to the Company and each other Member that it will not become a Disqualified Person and will continue to be a United States Person within the meaning of Section 7701(a)(30) of the Code.

(b)     Each Member covenants that it will not cause the Company to claim, and it will not claim for itself, an investment tax credit or production tax credit with respect to the Puna Project or the Don A. Campbell Project.

(c)     Each Member agrees to cooperate with the Company and the Managing Member in order to make any filings with FERC that are reasonably necessary in order to ensure that the Company remains in compliance with or exempt from the Federal Power Act and FERC rules and regulations thereunder.

(d)     The Managing Member shall take such actions, acting in accordance with the Prudent Operator Standard, to (i) cause the Company and/or PGV, as applicable, to comply in all material respects with the terms and conditions of the Puna Operative Documents, and (ii) cause the Project Companies to perform and observe their respective covenants and obligations under the Material Contracts to which they are party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that (x) it shall not be a breach of the Managing Member's obligations under this Section 3.12(d) if any failure to comply with any obligation under the Puna Operative Documents or the other Material Contracts, as the case may be, is not reasonably susceptible to cure within the requisite time period (if any) by the Managing Member, Company or relevant Project Company, as the case may be, or funds are not available from Distributable Cash as needed to effect such cure, (y) the Managing Member shall have no obligation to cause Company funds to be applied towards any payments due and owing under the applicable Puna Operative Documents or with respect to any Project Company's other obligations (in either such case only to the extent that adequate funds are not available at such Project Company) other than from Distributable Cash available in accordance with this Agreement, and (z) for the avoidance of doubt, the Managing Member shall have no obligation to use its own funds to perform any obligation hereunder.

(e)     Each Class B Member, on behalf of itself and its Affiliates (other than the Company and its Subsidiaries) covenants that, without the prior written consent of the Company, it shall not solicit for employment or otherwise induce, influence or encourage to terminate employment with Ormat or any Affiliate of Ormat or employ any officer or employee of Ormat or any Affiliate of Ormat (each, a "Covered Employee"), except (i) pursuant to a general solicitation through the media that is not directed specifically to any officers or employees of Ormat or any Affiliate of Ormat, (ii) if Ormat or any Affiliate of Ormat terminated the employment of such Covered Employee prior to the Class B Member having solicited or otherwise contacted such Covered Employee or discussed the employment or other engagement of the Covered Employee, or (iii) such Covered Employee terminated their employment with Ormat or any Affiliate of Ormat at least 120 days prior to the Class B Member having solicited or otherwise contacted such covered Employee or discussed the employment or other engagement of the Covered Employee.

Article IV
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; RESERVES

Section 4.1.     Capital Contributions. Except as provided in this Article IV and Section 10.2(f) of this Agreement, no Member will be required to make any Capital Contributions to the Company after the Effective Date.

Section 4.2.     Capital Accounts.

(a)     A capital account (a "Capital Account") will be established and maintained for each Member. If there is more than one Member in a class, then each of the Members in that class will have a separate Capital Account.

(b)     A Member's Capital Account will be increased by (i) the amount of money the Member contributes to the Company, (ii) the net value of any property the Member contributes or is deemed to contribute to the Company (i.e., the fair market value of the property net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) the income and gain the Member is allocated by the Company, including any income and gain that are exempted from tax. A Member's Capital Account will be decreased by (w) the amount of Distributable Cash distributed or deemed distributed to the Member by the Company, (x) the net value of any property distributed to the Member by the Company (i.e., the fair market value of the property net of liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code), (y) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (i.e., that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member; and (z) losses and deductions that are allocated to the Member.

(c)     [Intentionally Deleted].

(d)     The Capital Account balances and Membership Interests of each Member on the Effective Date are shown in Schedule 4.2(d).

(e)     The Managing Member will update Schedule 4.2(d) from time to time as necessary to reflect accurately the information therein. Any such updating will be consistent with how this Article IV requires that the Capital Accounts be maintained. Any reference in this Agreement to Schedule 4.2(d) will be treated as a reference to Schedule 4.2(d) as amended and in effect from time to time.

(f)     If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, then the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interests so Transferred.

(g)     The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations or any successor provision.

Section 4.3.     Additional Capital Contributions.

(a)     Subject to Section 3.2(f), if the Managing Member determines that the Company requires additional capital to cover working capital, maintenance or capital expenditure needs of the Company, then the Managing Member shall call for additional Capital Contributions in cash (each such Capital Contribution, an "Additional Capital Contribution") from the Members in accordance with the terms and conditions set forth in clause (b) below. Upon any such call for an Additional Capital Contribution, the Members shall contribute to the Company such Additional Capital Contribution as is designated by the Managing Member to be needed.

(b)     Each such capital call, if any, shall consist of notice to each Member specifying the following:

(i)     the total Additional Capital Contribution required from all Members and the purpose of the Additional Capital Contribution;

(ii)     the amount of each Member's pro rata share of the Additional Capital Contribution required (allocated among the Members pro rata in accordance with the percentage of the Membership Interests held by each Member);

(iii)     the date on which such Additional Capital Contribution is due (which shall not be less than 10 Business Days after the date that notice of such capital call is given pursuant to the notice provisions in Section 11.1); and

(iv)     the account of the Company to which such Additional Capital Contribution should be made.

(c)     If any Member (a "Non-Funding Member") fails to deliver to the Company any amount requested to be contributed by such Member pursuant to a capital call under this Section 4.3 within the time prescribed, the Managing Member may request the amount of such Non-Funding Member's share of the capital call from other Members, in which event, each other Member may, at its election, contribute to the Company such Non-Funding Member's Additional Capital Contribution. For the avoidance of doubt, in no event shall a Member have the obligation to fund any portion of a Non-Funding Member's Additional Capital Contribution.

Section 4.4.     Dilution Mechanism. Notwithstanding Section 4.3(c) above, following a failure to make an Additional Capital Contribution by a Non-Funding Member, the Managing Member shall cause the units of Membership Interests of each Member to be adjusted accordingly by issuing additional units of Membership Interests to the Members who have funded their portion of such Additional Capital Contribution in an amount equal to the amount of the Additional Capital Contribution divided by the Fair Market Value of the units of Membership Interests as of the date such Additional Capital Contribution was made, and recording such issuance in the Register. For purposes of this Agreement, "Fair Market Value" means the value (a) unanimously agreed by the Members or (b) failing agreement within 15 Business Days, determined by a nationally-recognized independent financial advisor having specific expertise in the valuation of assets similar to the Membership Interests (the "Independent Appraiser") selected by the Members. The Independent Appraiser shall determine the Fair Market Value based on the following assumptions and bases: (i) the value that a third-party purchaser would pay in an arm's length sale between a willing seller and a willing purchaser, (ii) if the Company is carrying on business as a going concern, on the assumption that it will continue to do so, and (iii) taking into account any information that the Independent Appraiser reasonably thinks fit, including submissions from the Members, based on then current customary market practices for valuing geothermal assets similar to the Project. The Independent Appraiser shall determine the Fair Market Value within 20 Business Days after being engaged. In the event that the Independent Appraiser provides a range of values, then the Fair Market Value shall be deemed to be the mid-point of that range. The cost of the Independent Appraiser shall be borne equally by the Members.

Section 4.5.     Additional Activities Contribution.

(a)     Additional Project Commencement. Ormat, in its sole discretion, may determine to proceed with an expansion of the Don A. Campbell Project (the "Don A. Campbell Expansion").

(i)     If Ormat determines to proceed with the Don A. Campbell Expansion, Ormat shall bear the cost of and be solely responsible for the development and construction thereof (which shall be performed pursuant to the Don A. Campbell Expansion EPC Agreement and the related purchase orders) and, on the 12th Business Day after determination of the DAC Expansion Capital Contribution and satisfaction of the closing conditions set forth in Sections 2.4 and 2.5 of the ORNI 37 Purchase Agreement, (x) Ormat and the Company shall enter into the ORNI 37 Purchase Agreement pursuant to which Ormat will sell all of the membership interests of ORNI 37 to the Company and (y) the Members shall make a capital contribution (the "DAC Expansion Capital Contribution") in the manner described below.

(ii)     The DAC Expansion Capital Contribution will be calculated on the basis of the generation capacity of the Don A. Campbell Project and the Don A. Campbell Expansion (collectively, the "Don A. Campbell Facility") demonstrated by the capacity tests (the "Capacity Tests"). Each Capacity Test shall be performed in accordance with the capacity test procedures set forth in Exhibit F attached hereto and mutually agreed to by the Members (the "Capacity Test Procedures"). The results of any Capacity Test conducted under this Section 4.5(a) will not be deemed final until the Independent Engineer confirms that (x) such Capacity Tests were performed in accordance with the Capacity Test Procedures and that (y) the results of such Capacity Test were correctly calculated.

(iii)     The first Capacity Test will be conducted at the end of the second month following the Don A. Campbell 2 COD and the second Capacity Test will be conducted at the end of the fourth month following the Don A. Campbell 2 COD. If the average result of such Capacity Tests (the "First Tested Capacity") is less than or equal to 40.82 MW, but greater than or equal to 37.82 MW, then the "Final Tested Capacity" will be equal to the First Tested Capacity. If the First Tested Capacity is outside of the ranges described in the prior sentence, the Final Tested Capacity will be calculated in accordance with clauses (iv) and (v) below (as applicable).

(iv)     If the First Tested Capacity is less than 37.82MW, Ormat shall be entitled, at its option (exercised in its sole discretion by providing written notice to the Company and Northleaf within 14 days from the end of the second Capacity Test described in clause (iii) above) to delay the transfer of ORNI 37 to the Company for a period of up to 12 months following the Don A. Campbell 2 COD. During such 12 month period, Ormat shall undertake at its sole cost and expense such additional work and investment as it may deem appropriate to improve the generation capacity of the Don A. Campbell Expansion (which costs and expenses shall not be funded from revenues received by ORNI 37 under the Don A. Campbell 2 PPA or otherwise or be deemed to be capital contributions, loans or other amounts contributed by Ormat to the Company, ORNI 47 or ORNI 37). At any time during such 12-month period, upon written notification by Ormat to the Company and Northleaf, a single Capacity Test will be performed, and the "Revised Tested Capacity" will be equal to the result of such Capacity Test.

(v)     If the First Tested Capacity is lower than 37.82 MW but greater than or equal to 36.82 MW and Ormat has not exercised its option under clause (iv) above, then the Final Tested Capacity will be equal to the First Tested Capacity. If Ormat has exercised its option under clause (iv) and the Revised Tested Capacity is within a tolerance of plus/minus 2 MW of 38.82 MW, then the Final Tested Capacity will be equal to the Revised Tested Capacity.

(vi)     If (x) the First Tested Capacity is higher than 40.82 MW or lower than 36.82 MW and Ormat has not exercised its option under clause (iv) above, or (y) if Ormat has exercised its option under clause (iv) above and the Revised Tested Capacity is higher than 40.82 MW or lower than 36.82 MW, then the Independent Engineer shall verify the validity of such First Tested Capacity or the Revised Tested Capacity (as applicable). If the Independent Engineer confirms the validity of such First Tested Capacity or the Revised Tested Capacity, then the Final Tested Capacity will be equal to such First Tested Capacity or the Revised Tested Capacity (as applicable). If the Independent Engineer invalidates the First Tested Capacity or the Revised Tested Capacity, a Capacity Test will be performed again in accordance with the Capacity Test Procedures until the Independent Engineer has validated the results of a Capacity Test, and the Final Tested Capacity will be equal to the result of such Capacity Test.

(vii)     If the Final Tested Capacity is within a tolerance of plus/minus 1 MW of 38.82 MW, then the DAC Expansion Capital Contribution shall be $87.8 million, and each Member shall contribute its pro-rata share within twelve (12) Business days following the determination of the Final Tested Capacity.

(viii)     If the Final Tested Capacity is not within a tolerance of plus/minus 1 MW of 38.82 MW, then the DAC Expansion Capital Contribution shall be equal to the sum of (x) $87.8 million plus (y) (1) Final Tested Capacity minus 38.82 MW times (2) $7.72 million per MW, and each Member shall contribute its pro-rata share within twelve (12) Business days following the determination of the Final Tested Capacity. All amounts contributed pursuant to clause (vii) or clause (viii) shall be used by the Company to pay the purchase price under the ORNI 37 Purchase Agreement.

(ix)     If closing under the ORNI 37 Purchase Agreement occurs more than 90 days after the date on which the Don A. Campbell 2 COD occurs, Northleaf shall pay to the Company, in addition to its pro-rata share of the DAC Expansion Capital Contribution calculated in accordance with subclauses (vii) or (viii) of this Section 4.5(a) (the "Northleaf DAC Pro-Rata Amount"), in an amount equal to (x) the Northleaf DAC Pro-Rata Amount multiplied by (y) 8% multiplied by the number of days between the 91st day after Don A. Campbell 2 COD and the date of satisfaction of the conditions precedent under the ORNI 37 Purchase Agreement divided by 365.

(x)     (A) If Ormat and Northleaf have not agreed on a Tax Equity Transaction as of the closing date of the transfer of ORNI 37 to the Company and counsel to Northleaf has opined that the Don A. Campbell Expansion will qualify for the federal production tax credit under the rules and guidance promulgated by the IRS, the Class B Member's portion of the DAC Expansion Capital Contribution shall be increased by $3.1 million; provided, that if Northleaf owns less than 40% of the Membership Interests, such amount shall be adjusted by multiplying $3.1 million by a fraction, the numerator of which is the percentage of Membership Interests actually owned by Northleaf and the denominator of which is 40%. (B) Ormat and Northleaf agree to cooperate in good faith to achieve a mutually beneficial Tax Equity Transaction. If Ormat and Northleaf do not agree on a Tax Equity Transaction, and a Member, directly or indirectly through an Affiliate, desires to enter into a Tax Equity Transaction, then such Member shall first comply with its obligations under Section 9.5 as if such transaction was a Tag-Along Transfer and the other Member shall have the right to participate in such Tax Equity Transaction on the same terms. (C) If (i) Ormat and Northleaf have not agreed on a Tax Equity Transaction, (ii) counsel to Northleaf has not opined that the Don A. Campbell Expansion will qualify for the federal production tax credit under the rules and guidance promulgated by the IRS, and as result the Class B Member's portion of the DAC Expansion Capital Contribution has not been increased pursuant to sublcause (A) above, and (iv) Northleaf subsequently claims federal production tax credits with respect to the Don A. Campbell Expansion, Northleaf will pay to Ormat $3.1 million; provided, that if Northleaf owns less than 40% of the Membership Interests, such amount shall be adjusted by multiplying $3.1 million by a fraction, the numerator of which is the percentage of Membership Interests actually owned by Northleaf and the denominator of which is 40%.

(xi)     Ormat shall remain solely responsible for the payment of any outstanding costs to complete any remaining items on the Punchlist (as defined in the Don A. Campbell Expansion EPC Agreement) after the purchase of ORNI 37 by the Company.

(xii)     From the Don A. Campbell 2 COD and until the transfer of ORNI 37 to the Company, Ormat shall not permit ORNI 37 to, and shall cause ORNI 37 not to, make any Restricted Payment.

(b)     Ormat may contribute additional projects to the Company on terms to be negotiated by the parties.

Section 4.6.     Pre-Emptive Rights. If the Company proposes to issue any additional Membership Interests or other equity securities or interests convertible or exchangeable into Membership Interests ("New Equity Interests") by the Company (other than pursuant to Section 4.4), the Company shall give written notice (an "Issuance Notice") to each of the Members setting forth the material terms and conditions upon which they are proposed to be issued. Both Members will have the right to purchase a pro rata share of such New Equity Interests based upon their proportionate share of the Membership Interests in the Company at the time. Each of the Members may exercise such right by delivering an irrevocable written notice to the Company (the "Acceptance Notice"), within 10 Business Days after receiving the Issuance Notice from the Company (the "Preemptive Right Notice Period"), specifying the number of New Equity Interests (up to its pro rata portion of such New Equity Interests (based on its respective percentage of the Membership Interests)) that it desires to purchase upon the terms and conditions and for the purchase price set forth in the notice. The delivery of an Acceptance Notice shall be a binding and irrevocable offer by such Member to purchase the New Equity Interests described therein. If a Member has failed to exercise its preemptive rights in full (a "Non-Exercising Member"), each Member that has exercised its preemptive rights in full shall have the right to purchase its pro rata portion (based on its respective percentage of the Membership Interests) of the Non-Exercising Member's unpurchased allotment of New Equity Interests, by delivering an irrevocable written notice to the Company within 5 Business Days after receipt of notice from the Company.

Article V
ALLOCATIONS

Section 5.1.     Allocations. For purposes of maintaining Capital Accounts, after giving effect to Section 5.2, Profits and Losses and credit for any Fiscal Year will be allocated among the Members pro rata in proportion to the Membership Interests held by each Member.

Section 5.2.     Adjustments. The following adjustments will be made to the allocations in Section 5.1 to comply with Treasury Regulation Section 1.704-1(b):

(a)     In any Fiscal Year in which there is a net decrease in Company Minimum Gain, income in the amount of the net decrease will be allocated to Members in the ratio required by Treasury Regulation Section 1.704-2 or any successor provision.

(b)     In any Fiscal Year in which there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt, then income in the amount of the net decrease will be allocated to each Member who was considered to have had a share of such minimum gain at the beginning of the Fiscal Year in the ratio required by Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) or any successor provisions.

(c)     Any Member Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1). Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in the same ratio as other income and loss under Section 5.1 or Section 10.2(c) as applicable.

(d)     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of the adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and the gain or loss will be specially allocated to the Members in accordance with Sections 5.2(a) or (b), as in effect at the time of the adjustment, in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(e)     Items of income or gain for any taxable period shall be allocated to the Members in the manner and to the extent required by the "qualified income offset" provisions of Regulation Section 1.704-1(b)(2)(ii)(d). In no event shall Losses of the Company be allocated to a Member if such allocation would cause or increase a negative balance in such Member's Capital Account (determined for purposes of this Section only, by increasing the Member's Capital Account balance by the amount the Member is obligated to restore to the Company pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) and the amount the Member is deemed obligated to restore to the Company pursuant to Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)).

(f)     The allocations in this Section 5.2 are required to comply with the Treasury Regulations. To the extent the Company can do so consistently with the Treasury Regulations, the net amount of the allocations under Article V and Section 10.2 to each Member will be the net amount that would have been allocated to each Member if this Agreement did not have Section 5.2.

Section 5.3.     Tax Allocations.

(a)     All allocations of tax items of Company income, gain, deductions and losses for each Fiscal Year will be allocated in the same proportions as the allocations of book items of Company income, gain, deductions and losses were made for such Fiscal Year pursuant to Sections 5.1 and 5.2.

(b)     Notwithstanding Section 5.3(a), if, as a result of contributions of property by a Member to the Company or an adjustment to the Gross Asset Value of Company assets pursuant to this Agreement, there exists a variation between the adjusted basis of an item of Company property for federal income tax purposes and as determined under the definition of Gross Asset Value, then allocations of income, gain, loss, and deduction will be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value using the traditional method in Treasury Regulation Section 1.704-3(b).

(c)     Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of income, gain, deductions or losses or distributions pursuant to any other provision of this Agreement.

(d)     To the extent that an adjustment to the adjusted tax basis of any Company asset is made pursuant to Section 743(b) of the Code as the result of a purchase of a Membership Interest in the Company, any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment shall affect the transferee only and shall not affect the Capital Account of the transferor or transferee. In such case, the transferee shall be required to agree to provide to the Company (i) information about the allocation of any step-up or step-down in basis to the Company's assets and (ii) the depreciation or amortization method for any step-up in basis to the Company's assets.

Section 5.4.     Transfer or Change in Company Interest. If the respective Membership Interests or allocation ratios described in this Article V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year in which the change or Transfer occurs, all income, gains, losses, deductions, credits and other tax incidents resulting from the operations of the Company shall be allocated, as between the Members for the Fiscal Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using the proration method permitted by Treasury Regulation Section 1.706-1(c)(2)(ii), unless otherwise agreed by all the Members.

Section 5.5.     Other Allocation Rules.

(a)     For purposes of determining the amount of any item of income, gain, loss, deduction or credit allocable to any period, such items shall be determined on a quarterly basis (and prorating the items in such quarterly period to each day within such quarterly period), unless another method is required under Section 706 of the Code and the Treasury Regulations thereunder or expressly agreed to by the Members.

(b)     The Company shall allocate 100% of the "excess nonrecourse liabilities" of the Company for purposes of Treasury Regulation Section 1.752-3(a) in the ratio in which Profits and Losses are shared under Section 5.1.

(c)     For any Fiscal Year, if a distribution is paid to any Member pursuant to Section 6.5 that varies from what such Member would have been distributed without regard to Section 6.5, then the Company shall increase or decrease its allocation of income and deductions to such Member (with a corresponding increase or decrease with respect to the other Member) to reflect such variation in the amount distributed; provided, the foregoing shall not apply to the extent such allocation would result in (i) an allocation of any Tax credits provided for in Sections 45 or 48 of the Code pertaining to the Don A. Campbell Expansion other than in proportion to the Membership Interest held by each Member or (ii) recapture of any such federal income Tax credit; provided, further, the previous proviso shall be inapplicable to the extent the Don A. Campbell Expansion is subject to a Tax Equity Transaction between the Company or a subsidiary of the Company and one or more investors, purchasers or lessees.

Article VI
DISTRIBUTIONS

Section 6.1.     Distributions. Except as provided otherwise in Section 10.2 and subject to Section 6.3, Section 6.4 and Section 6.5, Distributable Cash will be distributed to the Members pro rata in proportion to the Membership Interests held by each such Member.

(a)     Subject to Section 6.3, the Company will make distributions of Distributable Cash pursuant to this Section 6.1 on each Distribution Date.

Section 6.2.     Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution of Distributable Cash to any Member pursuant to any applicable federal, state or local tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.2 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions Distributable Cash any amounts it was required to withhold, the Company may, at its option, (a) require the Member to which the withholding was credited to reimburse the Company for such withholding, or (b) reduce any subsequent distributions of Distributable Cash by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member Transfers its Membership Interests in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

Section 6.3.     Limitation upon Distributions. No distribution or deemed distribution of Distributable Cash shall be made: (a) if such distribution would violate any contract or agreement to which the Company is then a party or any Applicable Law then applicable to the Company, (b) to the extent that, in accordance with the Prudent Operator Standard, any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company or any Project Company, whether liquidated, fixed, contingent or otherwise, or to hedge an existing investment, including funding reserve accounts for spare parts and operational and maintenance costs for the Projects, or (c) to the extent that the Managing Member, acting in accordance with the Prudent Operator Standard, determines that the Distributable Cash is insufficient to permit such distribution.

Section 6.4.     Special Ormat Distribution. Notwithstanding anything in the agreement to the contrary, all distributions following the Closing shall be made to Ormat, until Ormat has received $1 million, and thereafter, all distributions shall be made in accordance with this Article 6.

Section 6.5.     Special Puna Distributions. On the Effective Date, the initial values of the Puna Class A Tracking Amount and Puna Class B Tracking Amount will be calculated in accordance with Sections 6.5(a) and 6.5(b) with respect to each payment received from HELCO prior to the Effective Date relating to invoicing periods beginning on January 1, 2015. Thereafter, (x) upon PGV's receipt of any payment from HELCO made under the Puna On-Peak/Off-Peak PPA, excluding any payments made under any extension thereof, relating to any invoicing period beginning on January 1, 2015 and ending upon the termination of the Puna On-Peak/Off-Peak PPA (a "PGV Special Revenue Payment") or (y) each distribution made to Members, the Puna Class A Tracking Amount and the Puna Class B Tracking Amount shall be recalculated as follows:

(a)     Immediately following each PGV Special Revenue Payment, if such amount paid by HELCO for electricity delivered under the Puna On-Peak/Off-Peak PPA (excluding, for the avoidance of doubt, any capacity payment) is higher than the product of (w) the MWh delivered to HELCO under the Puna On-Peak/Off-Peak PPA during such applicable invoice period(s), multiplied by (x) the applicable fixed price per MWh shown in the Puna Fixed Price Table, then the Puna Class A Tracking Amount shall be increased by an amount equal to (A) (y) such positive excess minus (z) the absolute value of any increase in the variable expense items incurred by PGV during such invoice period(s) that is attributable to the excess amounts paid by HELCO relating to such invoice period(s) (including, without limitation, royalties and taxes), multiplied by (B) the Class B Percentage Interest, with such amount never being less than zero;

(b)     Immediately following each PGV Special Revenue Payment, if such amount paid by HELCO for electricity delivered under the Puna On-Peak/Off-Peak PPA (excluding, for the avoidance of doubt, any capacity payment) is lower than the product of (w) the MWh delivered to HELCO under the Puna On-Peak/Off-Peak PPA during such applicable invoice period(s), multiplied by (x) the applicable fixed price per MWh shown in the Puna Fixed Price Table, then the Puna Class B Tracking Amount shall be increased by an amount equal to (A) (y) the absolute value of such differential, minus (z) the absolute value of any decrease in the variable expense items incurred by PGV during such invoice period that is attributable to the reduced amounts paid by HELCO relating to such invoice period(s) (including, without limitation, royalties and taxes), multiplied by (B) the Class B Percentage Interest, with such amount never being less than zero;

(c)     Any Puna Class A Tracking Amount and Puna Class B Tracking Amount that are outstanding as of any date of calculation, shall be set-off against each other immediately following any calculation undertaken in accordance with clause (a) and (b) above, such that at all times one of either the Puna Class A Tracking Amount or the Puna Class B Tracking Amount shall be equal to zero;

(d)     Upon each Distribution Date, if the Puna Class A Tracking Amount is greater than zero, then any Distributable Cash available on the applicable Distribution Date will be distributed:

(i)     to the Class A Member, in an amount equal to (x) the Class A Percentage Interest multiplied by the Distributable Cash available on the applicable Distribution Date plus (y) the Puna Class A Tracking Amount(with the aggregate amount under clauses (x) and (y) not to exceed the amount of available Distributable Cash);

(ii)     to the Class B Member, in an amount equal to (x) the Class B Percentage Interest multiplied by the Distributable Cash available on the applicable Distribution Date minus (y) the Puna Class A Tracking Amount (with the aggregate amount under clauses (x) and (y) to be not less than zero);

(e)     Upon each Distribution Date, if the Puna Class B Tracking Amount is greater than zero, then any Distributable Cash available on the applicable Distribution Date will be distributed:

(i)     to the Class A Member, in an amount equal to (x) the Class A Percentage Interest multiplied by the Distributable Cash available on the applicable Distribution Date minus (y) the Puna Class B Tracking Amount (with the aggregate amount under clauses (x) and (y) to be not less than zero);

(ii)     to the Class B Member, in an amount equal to (x) the Class B Percentage Interest multiplied by the Distributable Cash available on the applicable Distribution Date plus (y) the Puna Class B Tracking Amount (with the aggregate amount under clauses (x) and (y) not to exceed the amount of available Distributable Cash);

(f)     Immediately following any distribution made to the Members, the Puna Class A Tracking Amount and the Puna Class B Tracking Amount will be reset to zero; provided that if, on any applicable Distribution Date, available Distributable Cash is insufficient to pay in full the Puna Class A Tracking Amount pursuant to subclause (d)(i) above or the Puna Class B Tracking Amount pursuant to subclause (e)(i) above, such unpaid amount will be carried forward as an outstanding Puna Class A Tracking Amount or Puna Class B Tracking Amount, as applicable, and shall be taken into account for purposes of any subsequent calculation in accordance with clauses (a), (b), (c), (d) and (e) of this Section 6.5.

(g)     No later than 14 days following the Effective Date, upon each Distribution Date and no later than 10 days following each payment by HELCO with respect to the applicable invoice period, the Managing Member shall provide each of the Class A Member and the Class B Member with a copy of its updated calculation of the Puna Class A Tracking Amount and the Puna Class B Tracking Amount in accordance with this Section 6.5.

Section 6.6.     No Return of Distributions. Any distribution of Distributable Cash or property pursuant to this Agreement shall be treated as a compromise within the meaning of Section 18-502(b) of the Act and, to the fullest extent permitted by law, any Member receiving or deemed to receive the payment of any such money or distribution of any such property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

Article VII
ACCOUNTING AND RECORDS

Section 7.1.     Reports.

(a)     The Managing Member shall cause the Manager to prepare and deliver (or cause to be prepared and delivered) to each Member (i) on or before the 45th day after the end of each quarter, a written status report, in the form attached hereto as Exhibit C-1, relating to the Projects' operations for such quarter and such other relevant operational information as may from time to time be reasonably requested by the Class B Member and (ii) on or before the 15th day after the end of each month, a written status report, in the form attached hereto as Exhibit C-2, relating to the Projects' operations for such month.

(b)     The Managing Member shall cause the Manager to prepare or cause to be prepared, and shall submit to each Member, an annual capital and operating budget for the Company and each Project Company no later than 45 calendar days prior to the start of each Fiscal Year, which shall not include any Major Capital Expenditures (the "Annual Operating Budget"), provided, that the first Annual Operating Budget will be agreed upon by Ormat and the Class B Member prior to the Effective Date. The Annual Operating Budget for each Fiscal Year will become effective automatically for any Fiscal Year, (i) if the amount by which the aggregate amount of the Annual Operating Budget for such Fiscal Year is escalated from the immediately preceding Annual Operating Budget is not higher than the sum of indexation calculated in accordance with the CPI-West All Urban plus 5%, or (ii) 30 calendar days after the Annual Operating Budget is sent to each Member as provided in this Section 7.1(b), unless within such period the Class B Member gives the Managing Member written notice stating in reasonable detail which items of the Annual Operating Budget it questions or objects to and the reasons for such question or objection, in which case the Annual Operating Budget shall become effective with respect to (x) those items that are not subject to question or objection as set forth in the Annual Operating Budget as submitted to Members and (y) pending resolution of any question or objection, the amount of any item subject to a question or objection shall be escalated from the amount in the immediately preceding Annual Operating Budget by an amount equal to indexation calculated in accordance with the CPI-West All Urban plus 5%; provided, that any Annual Operating Budget that exceeds the immediately preceding Annual Operating Budget by an amount that, in aggregate, is in excess of the O&M Variance shall (x) require unanimous consent of the Members or (y) failing such consent, be referred for resolution as provided in Section 11.11(b). Notwithstanding anything in this Agreement to the contrary, any increase in the amount of royalties paid in respect of the Puna Project in accordance with the terms of the agreements providing for such royalties in effect as of the Effective Date (or as otherwise amended as a Major Decision) shall be disregarded for purposes of determining whether a proposed Annual Operating Budget has triggered an increase requiring approval under this Section 7.1(b).

(c)     The Managing Member shall cause the Manager to prepare or cause to be prepared, and shall submit to each Member, a memorandum outlining in reasonable detail the rationale, technical considerations, cost, timing and major risks associated with any proposed Major Capital Expenditure. Each Major Capital Expenditure will be a Major Decision that requires the unanimous consent of the Members and failing such consent, be referred for resolution as provided in Section 11.11(b).

(d)     The Managing Member shall, or shall cause the Manager to, provide a copy of (i) all material reports, notices, amendments, waivers, consents or other material written communication relating to any dispute, potential default or event of default in connection with, or termination of, the Senior Secured Notes, any Material Contract, or any material Permit, (ii) notice of any material event of loss (including any condemnation or eminent domain proceeding) or event of force majeure at any Project, (iii) notice of any actual litigation or proceeding affecting the Company or any Project Company, and notice of any written threat of litigation or proceeding against the Company or any Project Company that could reasonably be expected to have a Material Adverse Effect, (iv) all material notices, demands or other material written communication pursuant to or relating to any necessary Governmental Approval for a Project or to or from any Governmental Authority with respect to the Company or any Project Company, (v) any other required material report or material formal written notice received or delivered by Ormat, or any of its subsidiaries, from or, as applicable, to the trustee under the Indenture, in each case, to the Class B Member within 5 Business Days of receipt or delivery of such reports, notices, or other written communication or becoming aware of such event, (vi) any material Affiliate Contracts entered into and any material notices, amendments, waiver, consents or other material written communication related thereto within 5 Business Days thereof and (vii) any communication as to any deficiencies in the Company's accounting practices from the Accounting Firm, or of the resignation of the Accounting Firm.

Section 7.2.     Books and Records and Inspection.

(a)     The Managing Member shall cause the Company to keep and shall cause, on behalf of the Company, the Manager to maintain, full and accurate books of account, financial records and supporting documents, which shall reflect, completely, accurately and in reasonable detail in all material respects each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons engaged in a business of like character or as are required by law, and all other documents and writings of the Company. The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained by the Manager at the principal office of the Company. The financial records and reports of the Company shall be kept in accordance with GAAP and kept on an accrual basis.

(b)     In addition to and without limiting the generality of Section 7.2(a), the Managing Member shall cause the Company to keep and shall cause, on behalf of the Company, the Manager to maintain at the Company's principal office:

(i)     true and full information regarding the status of the financial condition of the Company, including any financial statements for the 3 most recent years;

(ii)     promptly after becoming available, a copy of the Company's federal, state, and local income Tax Returns for each year;

(iii)     minutes of the proceedings of the Members and the Managing Member;

(iv)     a current list of the name and last known business, residence or mailing address of each Member and the Manager;

(v)     a copy of this Agreement and the Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto and copies of written consents of Members;

(vi)     true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; and

(vii)     copies of records that would enable a Member to determine the Member's relative shares of the Company's distributions and the Member's relative voting right.

(c)     Upon at least 5 Business Days prior notice to the Managing Member, all books and records of the Company shall be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member's expense, for any purpose reasonably related to such Member's interest in the Company, provided, that any such inspection or copying is conducted in a manner which does not unreasonably interfere with the Company's business.

Section 7.3.     Financial Statements.

(a)     As soon as practical after the end of each quarter, but in any event within 60 calendar days after the end of each quarter (excluding the quarter ending December 31 of each year), the Managing Member shall cause the Manager to furnish to each Member unaudited consolidated financial statements with respect to such quarter for the Company consisting of (i) a consolidated balance sheet showing the Company's financial position as of the end of such quarter, (ii) consolidated profit and loss statements for the Company for such quarter, and (iii) a consolidated statement of cash flows for the Company for such quarter.

(b)     As soon as practical after the end of each Fiscal Year, but in any event within 120 calendar days after the end of the Fiscal Year, the Managing Member shall cause the Manager to furnish to each Member consolidated financial statements with respect to such Fiscal Year for the Company that are audited and certified by the Accounting Firm as presenting fairly in all material respects the financial conditions and results of operations of Company in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments, consisting of (i) a consolidated balance sheet showing the Company's financial position as of the end of such Fiscal Year, (ii) consolidated profit and loss statements for the Company for such Fiscal Year, (iii) a consolidated statement of cash flows for the Company for such Fiscal Year and (iv) related footnotes.

Section 7.4.     Bank Accounts, Notes and Drafts.

(a)     All funds not required for the immediate needs of the Company may be placed in Permitted Investments, which investments shall have a maturity appropriate for the anticipated cash flows needs of the Company. All Company funds shall be deposited and held in accounts which are separate from all other accounts maintained by the Members and the Manager, and the Company's funds shall not be commingled with any other funds of any other Person, including any Manager, any Member or any Affiliate (other than the Company itself) of a Manager or a Member.

(b)     The Members acknowledge that the Managing Member or the Manager may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that neither the Managing Member nor the Manager shall be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution, so long as any such maintenance of funds is in compliance with the first sentence of Section 7.4(a).

(c)     Checks, notes, drafts and other orders for the payment of money shall be signed by such Persons as the Managing Member from time to time may authorize, including the Manager. When the Managing Member so authorizes, the signature of any such Person may be a facsimile.

Section 7.5.     Partnership Status and Tax Elections.

(a)     The Members intend that the Company will be taxed as a partnership for federal, state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

(b)     The Company shall make the following elections on the appropriate Tax Returns:

(i)     to the extent permitted under Section 706 of the Code, to adopt as the Company's Tax Year the 12 month period ending on December 31, effective as of December 31, 2014;

(ii)     to adopt the accrual method of accounting;

(iii)     to elect the recurring item exception under Treasury Regulations 1.461-5;

(iv)     to opt out of depreciation bonus under Section 168(k) of the Code;

(v)     to elect to deduct intangible drilling costs immediately under Section 263(c) of the Code;

(vi)     to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code; and

(vii)     if approved in writing by Members representing a Majority Vote, any other election the Managing Member may deem appropriate.

(c)     The Company shall file an election under Section 6231(a)(1)(B)(ii) of the Code and the Treasury Regulation thereunder to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code, inclusive, apply.

(d)     At the request of any Member, the Company will file an election to adjust the basis of the Company's property pursuant to Section 754 of the Code.

Section 7.6.     Company Tax Returns. The federal income Tax Returns for the Company and all other Tax Returns of the Company shall be prepared as directed by the Managing Member in Consultation with the other Members. The Managing Member, in Consultation with the other Members, may extend the time for filing any such Tax Returns as provided for under applicable statutes. At the Company's expense, the Managing Member shall cause the Company to retain the Accounting Firm to prepare or review the necessary federal and state income Tax Returns and information returns for the Company. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Tax Returns, provided, that such information is readily available from regularly maintained accounting records. The Managing Member shall cause the Manager to deliver to the other Members for their review a copy of the Company's federal and state income Tax Returns and information returns in the form proposed to be filed for each Tax Year by no later than March 15th (or if a filing extension has been requested, June 30th) of the following year, and shall cause the Manager to incorporate all reasonable changes or comments to such proposed Tax Returns and information returns requested by the other Members at least 10 days prior to the filing date for such returns. After taking into account any such requested changes, the Managing Member shall cause the Company to timely file, taking into account any applicable extensions, such Tax Returns. Within 20 days after filing such federal and state income Tax Returns and information returns, the Managing Member shall cause the Company to deliver to each Member a copy of the Company's federal and state income Tax Returns and information returns as filed for each Tax Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income Tax Returns.

Section 7.7.     Tax Audits.

(a)     Ormat is hereby designated the "tax matters partner," as that term is defined in Section 6231(a)(7) of the Code (the "Tax Matters Partner"), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code. The Tax Matters Partner is hereby directed and authorized to take whatever steps the Tax Matters Partner, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, taking such other action as may from time to time be required under the Treasury Regulations and directing the Manager to take any of the foregoing actions. The Tax Matters Partner shall remain as the Tax Matters Partner so long as it retains any ownership interests in the Company unless the Tax Matters Partner requests that it not serve as Tax Matters Partner and such request is approved by the unanimous written consent of Members. In addition, if at any time the Tax Matters Partner ceases to own or hold at least 25% of the aggregate outstanding Membership Interests and there is a Member that owns or holds more than 25% of the aggregate outstanding Membership Interests, the other Members shall have the right to remove the Tax Matters Partner as the Tax Matters Partner; provided, that, Ormat shall retain control over the administration of and any proceedings related to any Cash Grants as if it were still the Tax Matters Partner (but subject to the remaining provisions of this Section 7.7).

(b)     The Tax Matters Partner, in Consultation with the other Members, shall direct, or cause the Manager to direct, the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner in Consultation with the other Members. The Tax Matters Partner shall promptly deliver, or shall cause the Manager to promptly deliver, to each Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, shall promptly advise, or cause the Manager to promptly advise, each Member of the substance of any conversations with the IRS in connection therewith and shall keep, or cause the Manager to keep, the Members advised of all developments with respect to any proposed adjustments which come to its or the Manager's, as the case may be, attention. In addition, the Tax Matters Partner shall or shall cause the Manager to (i) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by any Member and (iii) provide each Member with a final copy of correspondence or filing. The Tax Matters Partner will provide, or cause the Manager to provide, each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

(c)     If for any reason the IRS disregards the election made by the Company pursuant to Section 7.5(c) and commences any audit or proceeding in which it makes a Claim, or proposes to make a Claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member in Consultation with the other Members shall use commercially reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company level proceeding consistent with the Company's election pursuant to Section 7.5(c).

(d)     If any Member intends to file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of any such partnership item of the Company, or to file a petition under Sections 6226, 6228 or other Sections of the Code with respect to any such partnership item or any other tax matter involving the Company, such Member shall, at least 30 days prior to any such filing, notify the other Members of such intent, which notification must include a reasonable description of the contemplated action and the reasons for such action; provided, however, that this Section 7.7(d) shall not relieve any such Member's obligations to use all commercially reasonable efforts to convert a Member level proceeding into a Company level proceeding as provided in Section 7.7(c).

(e)     The provisions of this Section 7.7 will survive the termination of the Company or the termination of any Member's interest in the Company and will remain binding on the Members for the period of time necessary to resolve with the IRS any and all federal income tax matters relating to the Company that are subject to Sections 6221 through 6233 of the Code.

Section 7.8.     Cooperation. Subject to the provisions of this Article VII, each Member shall provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company.

Section 7.9.     Fiscal Year. The fiscal year of the Company (the "Fiscal Year") for financial reporting purposes will be a 12 month year ending December 31.

Section 7.10.     Tax Year. The tax year of the Company (the "Tax Year") will be a 12 month year ending December 31 unless the Company is required by Section 706 of the Code to use a different Tax Year.

Section 7.11.     Recapture Related Obligations.

(a)     Satisfaction of Certain Recapture-Related Obligations of the Company or a Project Company.

(i)     If the Company or any Project Company is required to make any payment to the United States of America (or any agency or instrumentality thereof) resulting from a Recapture Event (x) as a result of a Class A Recapture Event, then the Class A Member will be required to pay the amount of such payment (A) to the United States of America (or any agency or instrumentality thereof) on behalf of the Company or Project Company, or (B) in the event that the Company or Project Company has already made such payment, to the Company or Project Company in accordance with this Section 7.11(a) or (y) as a result of a Class B Recapture Event, then the Class B Member will be required to pay the amount of such payment (A) to the United States of America (or any agency or instrumentality thereof) on behalf of the Company or Project Company or (B) in the event that the Company or Project Company has already made such payment, to such the Company or Project Company in accordance with this Section 7.11(a).

(ii)     Within 10 days after the Company or any Project Company becomes aware that a Recapture Event has occurred that requires the Company or Project Company to make a payment as a result of such Recapture Event, the Managing Member shall cause the Company to deliver to the Members a written notice, specifying in reasonable detail the cause of such Recapture Event, including whether caused by a Class A Recapture Event or Class B Recapture Event, and the Company's calculation of the amount of any such payment as a result of such Recapture Event. Within 5 days following receipt of notice, each Member shall notify the Company in writing whether it agrees with or disputes all or a portion of the amount specified in the notice, specifying the amount, if any, so agreed to. The Company and Project Companies shall each have all rights and remedies available at law or in equity to the Members to collect any payment required to be paid by the Company or any Project Company as a result of a Class A Recapture Event or Class B Recapture Event from the responsible Members.

(b)     If the amount of any Recapture Damages paid under this Section 7.11 are reduced or recovered by the Member receiving payment from such Recapture Damages at any time after such Recapture Damages are paid to the Company or any Project Company, the amount of such reduction or recovery, less any costs or expenses incurred in connection therewith, must promptly be repaid to the Company or applicable Project Company by such Member net of any Taxes imposed upon the indemnified party in respect of such amounts.

(c)     Until payments have been made in an amount equal to the full amount of any Recapture Damages payable pursuant to this Section 7.11, any distributions to which the Member who owes such Recapture Damages would otherwise be entitled hereunder shall not be paid to such Member and, until the applicable Project Company or Company shall have received the final amount of Recapture Damages to which such Member shall have agreed or shall have been determined to be liable for, all Distributable Cash otherwise payable to such Member shall be retained by the Company.

Article VIII
MANAGEMENT

Section 8.1.     Management. Each of the Members acknowledges and agrees that the Manager shall have the authority, powers and responsibilities set forth in the Management Services Agreement and as provided herein. The Company hereby ratifies and approves the Management Services Agreement. Except (a) for duties and powers delegated to the Manager hereunder or under the Management Services Agreement, (b) for Major Decisions and (c) as otherwise required by Applicable Law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Managing Member, who shall take all actions for and on behalf of the Company not otherwise provided for in this Agreement.

Section 8.2.     Managing Member. The Managing Member shall be the Member designated to act as such hereunder from time to time in accordance with the provisions of this Section 8.2 (the "Managing Member"). The initial Managing Member shall be Ormat. The Managing Member may, at any time, upon not less than 90 Business Days' notice to the other Members resign as Managing Member and will in good faith assist the Members with finding a replacement Managing Member and providing them with reasonable assistance in transitioning to the new Managing Member. The Members, by unanimous written consent, may at any time (a) remove a Managing Member and (b) fill any vacancy as Managing Member caused by removal, resignation or otherwise. The Class B Member shall have the right to remove the Managing Member in the event of fraud or gross negligence or if at any time the Managing Member ceases to own or hold at least 25% of the aggregate outstanding Membership Interests and there is a Member that owns or holds more than 25% of the aggregate outstanding Membership Interests. The Class B Member shall also have the right to remove the Managing Member in the event that the Managing Member breaches a material provision of this Agreement and such breach (i) continues for 30 days after the Managing Member has been provided notice of such breach, provided that such period shall extend to 90 days if the Managing Member is diligently pursuing a cure of such breach and (ii) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Project Companies (taken as a whole).

Section 8.3.     Major Decisions.

(a)     In addition to any other approval required by Applicable Laws or this Agreement, Major Decisions are reserved to the Members, and none of the Company, the Managing Member, or any officer thereof shall do or take or make or approve any Major Decisions without the affirmative unanimous vote of all Membership Interests entitled to vote.

(b)     The Managing Member will submit proposed Major Decisions to the Members in writing, and each submission shall explain in reasonable detail what is proposed and the basis for the Managing Member's recommendation.

(c)     The decision of each Member as to whether or not to consent to any Major Decision shall be in the sole discretion of such Member. A request for consent shall be sent by the Managing Member to each Member as provided in Section 11.1. If a Member does not provide a written response manifesting an unambiguous notice of approval or rejection within 10 Business Days of delivery to that Member of a request for consent, the Managing Member shall provide a second request for consent to such Member. A Member will be deemed to have consented if no written response manifesting an unambiguous approval or rejection is received from that Member within 10 Business Days of delivery to that Member of such a second request for consent.

Article IX
TRANSFERS

Section 9.1.     Prohibited Transfers. No Member shall sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Membership Interests or any interest, rights or obligations with respect thereto, directly or indirectly (by operation of law or otherwise, including, without limitation, through a change of control or merger of such Member) (any such action, a "Transfer"), except as provided in this Article IX. Any Transfer of Northleaf's Membership Interests that would otherwise result from the change of beneficial ownership of the direct or indirect Equity Interests of Northleaf shall not be deemed to be a Transfer hereunder so long as such Equity Interests continue to be directly managed and controlled by an Affiliate of Northleaf Capital Partners Ltd. Any attempted Transfer that does not comply with this Article IX shall be null and void and of no force or effect whatsoever.

Section 9.2.     Lock-Up Period. Prior to the third anniversary of the Effective Date (the "Lock-Up Period"), no Transfers shall be made except for the Transfer of:

(a)     Class A Membership Interests by any Class A Member or any Affiliate of such Class A Member to any other Class A Member or any Affiliate of such Class A Member or permitted under Section 9.3(b)(ii).

(b)     Class B Membership Interests by any Class B Member or any Affiliate of such Class B Member to any other Class B Member or any Affiliate of such Class B Member or permitted under Section 9.3(b)(ii).

Section 9.3.     Requirements for Transfers of Membership Interests.

(a)     Generally Applicable Conditions to Transfer. Except as otherwise provided in Section 9.3(b) and (c), all Transfers of Membership Interests must satisfy the following conditions:

(i)     The transferring Member must give notice of the proposed Transfer to each of the Members not less than 10 days prior to the effective date of the proposed Transfer;

(ii)     The transferring Member and the prospective transferee must execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as are reasonably satisfactory in form and substance to the other Members to effect such Transfer and to confirm the transferor's intention that the transferee become a Member in its place, and the prospective transferee makes the representations and warranties in Section 3.11 and agrees to be bound by the covenants in Section 3.12 as of the date of such Transfer;

(iii)     The transferee executes, adopts and acknowledges this Agreement, and executes such other agreements as the Managing Member may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement;

(iv)     Such Transfer will not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets or any material contract, lease, security, indenture or agreement binding on the Company or its assets;

(v)     The Transfer will not result in a termination of the Company under Section 708(b)(1)(B) of the Code, unless the transferor has indemnified the other Members against any adverse tax effects in a manner acceptable to the other Members;

(vi)     The Transfer will not (w) cause the Company to be classified as an entity other than a partnership for United States federal tax purposes (or cause the Company to be treated as a publicly traded partnership taxable as a corporation), or (x) cause the restrictions on use of Company losses in Section 470 of the Code to apply to the Company or the Members, (y) cause any Project to be treated wholly or partly as "tax-exempt use property" within the meaning of Section 168(h) of the Code or (z) cause the Company to become a Disqualified Person;

(vii)     The Transferee is not a Disqualified Person;

(viii)     Solely to the extent the following may be applicable to the Company, any Project Company, or the Projects, such Transfer shall not result in the Company, any Project Company, or any Project: (x) being in violation of the Federal Power Act, or any FERC regulation or order thereunder; (y) losing its authorization to sell electric energy at wholesale at market-based rates, including preapprovals or waivers normally granted to holders of market-based rate authority; or (z) ceasing to be an EWG or a QF, and a qualifying small power production facility in accordance with 18 C.F.R. Part 292;

(ix)     All permits, consents and licenses, including all necessary Governmental Approvals with respect to such Transfer (including, if applicable, approval from FERC under Section 203 of the Federal Power Act) shall have been obtained. To the extent that a Governmental Approval is required in order to consummate such Transfer the transferring Member and its proposed transferee will cooperate by providing all information necessary, in the reasonable discretion of such transferring Member or its proposed transferee, as applicable, to be included in any application or filing for any such Governmental Approval;

(x)     Except in the case of a Transfer by Ormat, the Transferee is not a Competitor; and

(xi)     Such Transfer shall not result in the breach by the transferring Member of any covenant of such Member under this Agreement.

(b)     Transfers not Subject to General Conditions. None of the requirements set forth in Section 9.3(a) shall apply to the following Transfers:

(i)     Transfers at Closing in accordance with the sale of Membership Interests under the Purchase Agreement; and

(ii)     The grant of any security interest in any Membership Interest, pursuant to any security agreement any Member may enter into with lenders.

(c)     Transfers not Subject to Prior Notice. The following Transfers are not subject to prior notice pursuant to Section 9.3(a)(i):

(i)     A Transfer (x) by a Class A Member to a Class A Approved Transferee or (b) by a Class B Member, in each case in connection with any foreclosure or other exercise of remedies in respect of such Member's Membership Interest subject to a security interest referred to in Section 9.3(b)(ii) (a "Foreclosure Event");

(ii)     A Transfer by any Class A Member to any other Class A Member or to any Affiliate of a Class A Member;

(iii)     A Transfer by an Class B Member to any other Class B Member or to any Affiliate of a Class B Member; and

(iv)     Any Transfer made in accordance with Sections 9.4 and 9.5.

Section 9.4.     Right of First Offer.

(a)     Notice of Desire to Transfer. If at any time after the expiration of the Lock-Up Period, a Member (the "Selling Member") desires to Transfer any of its Membership Interests to a Third Person, it shall first give written notice to the other Member (the "Offering Member") of such desire and request a ROFO Offer (as defined below) from the Offering Member (such notice, a "Transfer Request"); provided, that any Transfer of Ormat's Membership Interests that would otherwise result from a direct or indirect (including by operation of law or otherwise) acquisition, merger, change of control or other like transaction with respect to Ormat or a parent entity of Ormat shall not be subject to this Section 9.4.

(b)     Delivery of ROFO Offer. The Offering Member (or any Affiliate of any the Offering Member designated by it) shall have the right, for a period of 45 calendar days after receipt of a Transfer Request, to inform the Selling Member in writing of its offer to purchase the subject Membership Interest, specifying the price (the "Specified Price") and other terms (the "Specified Terms") of such offer (such notice, the "ROFO Offer"). Any ROFO Offer, if given, shall be irrevocable.

(c)     Acceptance or Refusal by the Selling Member. The Selling Member shall have the right, for a period of 30 calendar days after receipt of a ROFO Offer, to elect by written notice to the Offering Member that delivered the ROFO Offer to (i) accept the Offering Member's offer to purchase the subject Membership Interests at the Specified Price and on the Specified Terms or (ii) Transfer the subject Membership Interests to a Third Person; provided, that the price offered by such Third Person is higher than the Specified Price and the other applicable terms offered by such Third Person are, when taken as a whole, better than the Specified Terms (such price and terms to be described in the notice). If the Transfer described in the notice given pursuant to Section 9.4(c)(ii) is not consummated within 120 calendar days from delivery of such election notice by the Selling Member, then any subsequent Transfer by such Selling Member of the subject Membership Interests shall again be subject to the right of first offer as set forth in this Section 9.4.

(d)     Timing of Closing of ROFO Transfer. The closing of the Transfer of the subject Membership Interests pursuant to Section 9.4(c)(i) shall occur no later than 120 calendar days after the notice of election to accept the ROFO Offer is given pursuant to Section 9.4(c) or such later date as may be required to obtain any applicable governmental consents or approvals, or to satisfy any reporting or waiting period under any Applicable Laws, or at such other time as the parties agree.

(e)     Closing of ROFO Transfer. If the ROFO Offer is exercised, at the closing of the Transfer, (i) the Offering Member shall pay (by wire transfer of immediately available United States dollars to such United States bank accounts as the Selling Member may designate in a written notice to the Company and the Offering Member no later than 5 Business Days prior to the closing date for the Transfer pursuant to the ROFO Offer) an amount equal to the cash price of the subject Membership Interests set forth in the ROFO Offer and (ii) the Selling Member that gave the Transfer Request shall: (x) Transfer to the Offering Member all right, title and interest in and to the Membership Interests, free and clear of all Encumbrances other than Permitted Encumbrances; (y) be deemed to have made the representations set forth on Schedule 9.4(e) attached hereto to each of the Offering Member and the Company; and (z) take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the subject Membership Interests contemplated by this Section 9.4(e). Upon the closing of such Transfer, (A) all of the Selling Member's obligations and liabilities associated with the subject Membership Interests which are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (B) such Selling Member shall have no further rights as a Member in respect of the Membership Interests which are the subject of such Transfer, and (C) all the rights, obligations and liabilities associated with the Membership Interests which are the subject of such Transfer shall become the rights, obligations and liabilities of the Offering Member acquiring such Membership Interests.

(f)     Transfer to Third Parties. If the Offering Member (or its Affiliates) have not given a ROFO Offer by the time required under Section 9.4(b), then thereafter for a period of 120 calendar days the Selling Member that gave the Transfer Request may Transfer its Membership Interests to a Third Person in accordance with the other provisions of this Article IX. If such Transfer is not consummated within such 120 day period, then any subsequent Transfer by the Selling Member of its Membership Interests shall again be subject to the right of first offer as set forth in this Section 9.4.

(g)     ROFO Inapplicable to Transfers between Affiliates or Foreclosure Event. A proposed Transfer between one Member to another Member, or to or between a Member and its Affiliates, or in connection with a Foreclosure Event shall not be subject to the right of first offer as set forth in this Section 9.4.

Section 9.5.     Tag-Along Sale.

(a)     If at any time after the expiration of the Lock-Up Period (i) the Class A Member receives, and intends to accept, a dated, bona fide third party offer ("Third Party Offer") to acquire 50% or more of the Class A Member's Class A Membership Interests, and (ii) the proposed Transfer is to be made to someone who is not an Affiliate of the Class A Member (each Transfer that meets the conditions of (i) and (ii) being called a "Tag-Along Transfer"), the Class B Member shall have the right (the "Tag-Along Right") to participate in the Tag-Along Transfer with respect to a corresponding percentage of its Class B Membership Interests (with the Class A Membership Interests proposed to be sold by the Class A Members being called the "Tagged Membership Interests" and, the Class B Membership Interests proposed to be sold by the Class B Members being called the "Tag-Along Membership Interests").

(b)     The Class A Member shall send written notice (the "Tag-Along Notice") to the Company and the Class B Member of the Third Party Offer and proposed Tag-Along Transfer within 10 days after receiving the Third Party Offer, including, without limitation, all consideration to be paid and the identity of the proposed transferee(s). If the B Class Member desires to exercise the Tag-Along Right that became exercisable as a result of such proposed Tag-Along Transfer, it shall give written notice to the Company (a "Tag-Along Election Notice"), within 30 days after the Tag-Along Notice, that such Member desires to sell its Tag-Along Membership Interests. Failure of the Class B Member to deliver such a Tag-Along Exercise Notice by such date shall be deemed to constitute an election by it not to exercise such Tag-Along Right.

(c)     If the Class B Member properly gives the Tag-Along Election Notice, it shall have the right to sell its Class B Membership Interests in the Tag-Along Transfer (each, a "Tag-Along Participant").

(d)     The delivery of a Tag-Along Election Notice shall constitute an irrevocable commitment by a Tag-Along Participant to sell its respective Tag-Along Membership Interests for its proportionate share of the consideration specified in the Tag-Along Notice unless a determination not to proceed with the Tag-Along Transfer is made by mutual agreement among the proposed transferee, the Class A Member, and the Tag-Along Participants.

(e)     The Class A Member shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Participants. The Class A Member shall not Transfer any Class A Membership Interests to the prospective transferee(s) if the prospective transferee(s) refuse to purchase the Tag-Along Membership Interests assigned to each such Tag-Along Participant. After compliance with this Section 9.5, each Tag-Along Participant shall be permitted to Transfer its Tag-Along Membership Interests to the prospective transferee(s) on terms no more advantageous to them than those specified in the Tag-Along Notice, with each Tag-Along Participant providing the same representations, warranties and indemnifications as the Class A Member, except that the liability of any Tag-Along Participant for breach of representations or warranties or for indemnification payments will be several, and not joint, will be proportionate to the proceeds received or receivable by it in the Tag-Along Transfer (unless the obligation arises from a representation, warranty, or covenant unique to such Tag-Along Participant (e.g., title to its the Tag-Along Membership Interests)), and will be limited to any net proceeds received or receivable by it in the Tag-Along Transfer.

(f)     Each of the Tag-Along Participants shall assist in effecting the Tag-Along Transfer, pursuant to the terms and conditions specified in the Tag-Along Notice, of its Tag-Along Membership Interests.

Section 9.6.     Regulatory and Other Authorizations and Consents.

(a)     In connection with any Transfer pursuant to Section 9.4 or 9.5 (the "Designated Transfer"), each Member involved shall use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of, give all notices to and make all filings with, all Governmental Authorities and third parties that may be or become necessary for the Designated Transfer, its execution and delivery of, and the performance of its obligations under, this Agreement or other Transaction Documents in connection with any such Designated Transfer and will cooperate fully with the other Members in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices and making such filings, including the provision to such third parties and Governmental Authorities of such financial statements and other publicly available financial information with respect to such Member as such third parties or Governmental Authorities may reasonably request; provided, however, that no Member involved shall have any obligation to pay any consideration to obtain any such consents. In addition, the Members involved shall keep each other reasonably apprised of their efforts to obtain necessary consents and waivers from third parties or Governmental Authorities and the responses of such third parties and Governmental Authorities to requests to provide such consents and waivers.

(b)     Without limiting the generality of Section 9.6(a), each Member shall make such filings, if any, as may be required under the HSR Act, the Federal Power Act, as amended, or any state Applicable Laws relating to the ownership or control of the Company, the Project Companies, or the Projects.

(i)     To the extent required by the HSR Act, each Member involved in a Designated Transfer shall (x) file or cause to be filed, as promptly as practicable but in no event later than the 15th Business Day after the delivery of any ROFO Offer or Tag-Along Notice, as applicable (each, a "Transfer Notice"), with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Member under the HSR Act concerning the Designated Transfer and (y) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning the Designated Transfer, in each case so that the initial 30 day waiting period applicable under the HSR Act shall expire as soon as practicable. Each Member involved in a Designated Transfer agrees to request, and to cooperate with the other Members involved in requesting, early termination of any applicable waiting period under the HSR Act. Each of the Members involved in a Designated Transfer shall be responsible for the filing fees incurred by all Members involved in the Designated Transfer in connection with the initial filings required by the HSR Act in connection with the Designated Transfers (pro rata in the proportion that the number of Membership Interests of each such Member bears to the total number of Membership Interests involved in the Designated Transfer). Except as expressly provided in the prior sentence with respect to filing fees, each Member involved in a Designated Transfer will be responsible for its own fees and expenses, including any fees and expenses of counsel, accountants or other professional advisors.

(ii)     To the extent required by the Federal Power Act, each Member involved in a Designated Transfer shall (x) file or cause to be filed, as promptly as practicable but in no event later than the 21st Business Day after the delivery of any Transfer Notice, an application for approval of the Designated Transfer pursuant to Section 203(a)(1) of the Federal Power Act, and (y) as promptly as practicable but in no event later than the tenth Business Day after the delivery of any Transfer Notice, provide to the Company and the Managing Member information needed for the Company and/or the Managing Member to file an application for approval of the Designated Transfer under Section 203(a)(2) of the Federal Power Act.

Section 9.7.     Admission. Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a Member upon its execution of a counterpart to this Agreement.

Article X
DISSOLUTION AND WINDING-UP

Section 10.1.     Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a)     the written consent of the Members representing a unanimous vote to dissolve and terminate the Company;

(b)     the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(c)     the disposition of all or substantially all of the Company's business and assets;

(d)     the issuance of a final, nonappealable court order which makes it unlawful for the business of the Company to be carried on; or

(e)     at any time there are no Members of the Company unless the business of the Company is continued in accordance with the Act.

Section 10.2.     Distribution of Assets.

(a)     The Members hereby appoint the Managing Member to act as the liquidator upon the occurrence of one of the events in Section 10.1. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members.

(b)     The liquidator will first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including the Working Capital Loans, and all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine) in the order of priority as provided by law. In no event, without the unanimous approval of the Members, will a sale to a Member be for an amount that is less than Fair Market Value.

(c)     Following the distribution in Section 10.2(b), all assets of the Company will be treated as if sold and any gain or loss treated as realized on those assets will be allocated pro rata in proportion to the Membership Interests held by each Member first to Members with deficits in their Adjusted Capital Accounts (in the ratio of the deficits if more than one Member's Adjusted Capital Account is in deficit) in order to eliminate the deficits and then pro rata in proportion to the Membership Interests held by such Member.

(d)     After the allocations in clauses (c) have been made, then Distributable Cash and property will be distributed pro rata to the Members in the amount of the positive balances in their Capital Accounts by the end of the Tax Year during which the liquidation occurs (or, if later, within 90 days after the date of such liquidation).

(e)     The distribution of Distributable Cash and property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company's property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

(f)     If a Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Tax Years including the Tax Year in which the liquidation and dissolution occurs) the Member shall be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Tax Year of the Company during which the liquidation of the Company occurs, or if later, within 90 days after the date of such liquidation; provided, that the amount a Member is required to contribute under this Section 10.2(f) shall not exceed the amount necessary to ensure that tax credits are not reallocated to the other Members.

Section 10.3.     In-Kind Distributions. There shall be no distribution of assets of the Company in kind without the unanimous approval of the Members.

Section 10.4.     Certificate of Cancellation.

(a)     When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

(b)     Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

(c)     All costs and expenses in fulfilling the obligations under this Section 10.4 shall be borne by the Company.

Article XI
MISCELLANEOUS

Section 11.1.     Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a "Notice"), shall be in writing and deemed given if delivered personally, by a nationally-recognized overnight courier, by facsimile, email, or mailed by registered or certified mail (return receipt requested) directed to the intended recipient at the address of such Member set forth on Schedule 4.2(d) attached hereto (as applicable) or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 11.1. A Notice and other communications given in accordance herewith shall be deemed given (a) on the date of delivery, if hand delivered, (b) on the date of receipt, if faxed or emailed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (c) 3 Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (d) 1 Business Day after the date of sending, if sent by a nationally-recognized overnight courier; provided, that a notice given in accordance with this Section 11.1 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

Section 11.2.     Amendment. Except for an amendment of Schedule 4.2(d) hereto in accordance with the terms of this Agreement, and a Transfer of Membership Interests and the admission of a new Member in accordance with the terms of this Agreement, this Agreement may be changed, modified or amended only by an instrument in writing duly executed by all of the Members.

Section 11.3.     Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4.     Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by the Members affected by such waiver or consent and shall be delivered to the other Members in the manner set forth in Section 11.1.

Section 11.5.     Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any Party to lose the benefit of its economic bargain.

Section 11.6.     Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any Claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract. To the full extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

Section 11.7.     Entire Agreement. This Agreement, including the Schedules, Annexes and Exhibits attached hereto or incorporated herein by reference constitute the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters.

Section 11.8.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

Section 11.9.     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 11.10.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

Section 11.11.     Dispute Resolution.

(a)     In the event a dispute, controversy or claim arises hereunder, other than any difference or disagreement over approval of a Major Decision described in clauses (b) through (r) of the definition of Major Decision (a "Dispute"), the aggrieved party will promptly provide written notification of the Dispute to the other party within 10 days after such Dispute arises. A meeting will be held promptly between the parties, attended by representatives of the parties with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute. If the parties are not successful in resolving any Dispute within 21 days, the Dispute will thereafter be resolved in accordance with Sections 11.11(b), 11.11(c) or 11.11(d), as applicable.

(b)     If the Dispute arises under Section 4.5(a)(ii), Section 7.1(b) or Section 7.1(c) and involves the resolution of (x) a failure to agree on the Capacity Test Procedures, (y) the approval of an Annual Operating Budget with expenditures exceeding the O&M Variance or (z) the approval of Major Capital Expenditures, the Independent Engineer will provide binding resolution of the Dispute.

(c)     Arbitration. If the Parties fail for any reason to resolve the Dispute as provided in Section 11.11(a) (or any mutually agreed extension) and resolution of such Dispute is not provided for in Sections 11.11(b) or 11.11(d), the Parties agree to arbitrate the Dispute using the following procedures:

(i)     At the request of either Party upon written notice to that effect to the other Party (a "Demand"), the Dispute shall be finally settled by binding arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, except as modified herein and unless the Parties agree otherwise in writing, provided that disputes regarding contributions shall be settled in accordance with the Expedited Procedures of the Commercial Dispute Resolutions Procedures of the AAA. The Demand must include statements of the facts and circumstances surrounding the Dispute, the legal obligation breached by the other Party, the amount in controversy and the requested relief accompanied by documents supporting the Demand.

(ii)     Arbitration shall be held in New York City, New York. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.

(iii)     Each Party shall select one (1) arbitrator within ten (10) days of the receipt of the Demand, or if a Party fails to make such selection within ten (10) days from the receipt of the Demand, the AAA shall make such appointment. The two (2) arbitrators thus appointed shall select the third arbitrator, who shall act as the chairman of the panel. If the two arbitrators fail to agree on a third arbitrator within fifteen (15) days of the selection of the second arbitrator, the AAA shall make such appointment from its National Roster in accordance with its rules.

(iv)     The award shall be determined by majority vote. The award shall be in writing (stating the award and the reasons therefor) and shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any Disputes, counterclaims, or accountings presented to the arbitral panel. The arbitral panel shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates, except to the extent that applicable interest rates are otherwise provided herein. Judgment upon any award may be entered in any court having jurisdiction. For purposes of a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings, the Parties hereby agree to submit to the jurisdiction of the United States federal courts located in, and the local courts of, the State of New York. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the jurisdiction of such courts or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereby consents to service of process by registered mail or receipted courier at its address set forth herein and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Party.

(v)     This Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vi)     Unless otherwise ordered by the arbitrators, each Party shall bear its own costs and fees, including attorneys' fees and expenses. The Parties expressly agree that the arbitrators shall have no power to consider or award any form of damages barred by Section 3.6.

(vii)     The Parties, to the fullest extent permitted by Applicable Laws, hereby irrevocably waive and exclude any recourse to the court system other than to enforce the agreement to arbitrate pursuant to this Section 11.11, for attachment, or other order in aid of arbitration proceedings or to enforce the award of the arbitral panel.

(d)     Buy-Sell. If the Dispute involves the resolution of the approval of any Major Decision set forth in clauses (a) or (s) of the definition of Major Decision which is not resolved in accordance with Section 11.11(a), then either Member (in such capacity, the "Proposing Member"), may deliver a written notice ("Buyout Notice") to the Company and the other Member (the "Receiving Member") stating that, at the Receiving Member's option, the Receiving Member may either sell all of the Receiving Member's Membership Interests to the Proposing Member or purchase all of the Proposing Member's Membership Interest for the cash price set forth in the Buyout Notice. Upon delivery of the Buyout Notice, the Receiving Member's right to deliver a Buyout Notice shall be suspended.

(i)     The Receiving Member shall, within 10 Business Days after receipt of the Buyout Notice, deliver written notice (the "Buyout Response") to the Proposing Member stating whether it will sell all of its Membership Interests to the Proposing Member or purchase all of the Proposing Member's Membership Interests for the price set forth in the Buyout Notice. If the Receiving Member does not timely deliver a Buyout Response, the Proposing Member shall have the right to make the election to purchase the Receiving Member's Membership Interests or sell the Proposing Member's Membership Interests to the Receiving Member for the purchase price set forth in the Buyout Notice. If the Proposing Member does not timely deliver such election within 10 Business Days after the date on which the Buyout Response was due, the Buyout Notice shall expire and neither Member shall be obligated to purchase or sell the Membership Interests purchase to this Section 11.11(d) without the issuance of a new Buyout Notice in accordance with this Section 11.11(d). The purchase and sale of the Membership Interests shall be completed as soon as reasonably practicable after delivery of the Buyout Response or the Proposing Member's election, as applicable, and the Members and the Company shall take all actions and execute all documents reasonably required to consummate such purchase. Each Member shall continue its performance as a Member until the purchase and sale under this Section 11.11(d) has been completed.

(ii)     The procedure set forth in this Section 11.11(d) shall be the exclusive remedy for resolving any deadlock regarding a Dispute over the approval of a Major Decision set forth in clauses (a) or (s) of the definition of Major Decision, provided, that the Members shall have the right to continue good faith negotiations regarding such deadlock after delivery of a Buyout Notice. If the Members reach a resolution of such deadlock after delivery of a Buyout Notice or Buyout Response, as applicable, then the Proposing Member or the Receiving Member, as applicable, shall cancel the Buyout Notice. During any period in which a deadlock continues, the Members shall continue to operate the Company in good faith and to the best of their abilities consistent with past practices and the Annual Operating Budget. If no Buyout Notice is delivered, the Members shall try to resolve the deadlock issue pursuant to good faith negotiations.

Section 11.12.     Confidentiality. Each Member shall, and shall cause their Affiliates and its and their respective stockholders, members, partners, Subsidiaries and Representatives to, hold confidential and not use in any manner detrimental to the Company or any Member all information they may have or obtain concerning Ormat, the Company and their respective assets, business, operations or prospects or this Agreement (the "Confidential Information"); provided, however, that Confidential Information shall (a) not include information that (i) becomes generally available to the public other than as a result of a disclosure by a Member or any of its Representatives, (ii) becomes available to a Member or any of its Representatives on a nonconfidential basis prior to its disclosure by the Company or its Representatives, (iii) is required or requested to be disclosed by a Member or any of its Affiliates or their respective stockholders, members, Subsidiaries or Representatives as a result of any Applicable Law or rule or regulation of any stock exchange, or (iv) is required or requested by the IRS in connection with the Projects, including in connection with a request for any private letter ruling, any determination letter or any audit and (b) in respect of Ormat only, not include information concerning patents, licenses, applications, trade names, trademarks, copyright or any other intellectual property owned, developed, acquired, licensed or used by any Ormat Affiliate. Additionally, the Parties may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no party hereto shall be permitted to disclose such tax treatment in violation of federal or state securities laws. The preceding sentence is intended to cause the transactions contemplated hereby to be treated as not having been offered under conditions of confidentiality for purposes of Treasury Regulations Section 1.6011-4(b)(3) (or any successor provision) promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. If such party becomes compelled by legal or administrative process to disclose any Confidential Information, such party will provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 11.12 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 11.12 with respect to the information required to be disclosed, the first party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the other Members' expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (a)(iv) above, to obtain reliable assurance that, to the maximum extent permitted by Applicable Laws, such information will not be made available for public inspection pursuant to Section 6110 of the Code. Nothing herein shall be construed as prohibiting a party hereunder from using such Confidential Information in connection with (i) any claim against another Member hereunder, (ii) any exercise by a party hereunder of any of its rights hereunder and (iii) a disposition by a Member of all or a portion of its Membership Interest or a disposition of an equity interest in such Member or its Affiliates, provided, that, such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed. In addition, each Member hereby acknowledges that (x) the financial statements of the Company furnished to Members from time to time are confidential and may constitute material, non-public information concerning Affiliates of the Company or their securities under the United States federal securities laws; (y) the United States federal securities laws, among other things, prohibit certain persons in possession of material, non-public information concerning companies or securities from buying or selling securities issued by those companies or disclosing that material, nonpublic information to others who buy or sell those securities while in possession of that information (or disclose that information to others who buy or sell); and (z) each Member has a duty to comply with applicable United States federal securities laws.

Section 11.13.     Joint Efforts. To the fullest extent permitted by law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

Section 11.14.     Specific Performance. The Members agree that irreparable damage may result if this Agreement is not performed in accordance with its terms, and the Members agree that any damages available at law for a breach of this Agreement may not be an adequate remedy. Therefore, to the extent that damages available at law for a breach of this Agreement are an inadequate remedy, the fullest extent permitted by law, the provisions hereof and the obligations of the Members hereunder may be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a Member may have under this Agreement, at law or in equity.

Section 11.15.     Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

Section 11.16.     Working Capital Loans and Letter of Credit Reimbursement Obligations.

(a)     Terms of Working Capital Loans. Ormat, or any Affiliate of Ormat, may make (but will have no obligation to make), or any third party lender may make, loans to the Company or any Project Company, when and as needed (as determined by the Managing Member and without any requirement for consent or other action by any Class B Member for Working Capital Loans to the extent such Working Capital Loan would not otherwise constitute a Major Decision), sufficient to cover working capital, maintenance and capital expenditure needs of the Company or any of the Project Companies (any such loan, a "Working Capital Loan"); provided, that Working Capital Loans shall not be made or used to fund the payment of all or any portion of the Management Fee (as defined in the Management Services Agreement) and no portion of the Management Fee will be paid to the extent that such portion of the Management Fee could not have been paid due to insufficient funds but for a Working Capital Loan. All Working Capital Loans (i) shall be on terms and conditions no less favorable to the Company than could be expected to be obtained from a third party lender on an arm's length basis (and, to the extent applicable, shall satisfy all requirements under the Transaction Documents applicable to transactions between the Company and any Affiliate of a Member), (ii) shall be unsecured (and, to the extent applicable, shall satisfy all requirements under the Transaction Documents applicable to subordinated loans); and (iii) shall be repaid by the Company out of Distributable Cash on a pro rata basis with all such other Working Capital Loans and Credit Support Reimbursement Obligations, unless such loans are otherwise agreed by the Company and such lending parties to be payable in installments over a longer period of time. In the event that Ormat or an Affiliate of Ormat makes any Working Capital Loan, each Class B Member will have the option, at its discretion, to participate in such Working Capital Loan by providing up to its pro rata portion (based on its respective percentage of the Membership Interests) of the funds loaned to the Company under such Working Capital Loan within 30 days after the funding of such Working Capital Loan to the Company, on the same terms and conditions as provided under such Working Capital Loan. Any Working Capital Loan shall be evidenced by a note substantially in the form of Exhibit D hereto.

(b)     Credit Support Reimbursement Obligations. In the event that Ormat or any Affiliate thereof incurs reimbursement obligations or loans resulting from draws on any Credit Support provided on behalf of the Company or a Project Company, or otherwise advances cash reserves or posts other collateral in connection with Credit Support, such reimbursement obligations (the "Credit Support Reimbursement Obligations"), loans or cash advances shall be deemed an unsecured loan to the Company or Project Company, as applicable, by Ormat or such Affiliate, as applicable, to be repaid out of available cash flow of the Company (or, if applicable, the Project Company), on a pari passu basis with any outstanding Working Capital Loans, but before any distributions to the Members under Article VI. In any case where the Company incurs such a reimbursement obligation to Ormat or any Affiliate thereof in connection with a market-based third party letter of credit obtained by Ormat or any Affiliate thereof, such obligation shall bear interest at the actual rate incurred by Ormat or any Affiliate thereof under such letter of credit, and shall otherwise have terms and conditions applicable to Working Capital Loans, excluding any limitations on the aggregate principal amount outstanding on Working Capital Loans. In any case where the Company incurs such a reimbursement obligation, the interest rate shall be no greater than the interest rate provided in connection with the Working Capital Loans (LIBOR plus 2.0%). Each Class B Member shall have the option, at its discretion, to participate in any such loan to the Company by providing up to its pro rata portion (based on its respective percentage of the Membership Interests) of the amount of the Credit Support Reimbursement Obligation incurred by the Company under such Credit Support within 30 days after the incurrence of such reimbursement obligation, under the same terms and conditions as provided in the immediately preceding sentence.

(c)     Guaranty Fees. In the event that a Member or an Affiliate thereof provides on behalf of the Company or a Project Company any guaranty, letter of credit or surety bond, such Member shall provide a copy thereof to the other Members within 10 Business Days and such Member or Affiliate will be entitled to (i) receive a fee (the "Guaranty Fee") which fee shall be comparable to a fee chargeable for providing such guaranty, letter of credit or surety bond to a project company rated below investment grade (or not rated), on a non-recourse basis, that may be arranged in an arm's length transaction by a guarantor which would be deemed to have a credit rating of at least BBB+ and taking into account the amount of the underlying obligation being guaranteed and the length of time the guarantee will be outstanding, and (ii) compensation for the costs and expenses (including reasonable legal fees) incurred in connection with effecting, maintaining and renewing such guaranty, letter of credit or surety bond; provided, that each other Member shall have the right to participate in providing such Credit Support and receiving such Guaranty Fee, by providing up to its pro rata portion (based on its respective percentage of the Membership Interests) of such Credit Support (either by providing a similar credit support instrument with respect to such portion of the obligation, or by indemnifying the Member originally providing such Credit Support with respect to such portion of the credit support obligation,) and shall share in the Guaranty Fee owed in respect thereof by the Company to the original provider of such Credit Support.

Section 11.17.     Recourse Only to Member. The sole recourse of the Company for performance of the obligations of any Member hereunder shall be against such Member and its assets and not against any assets or property of any present or future stockholder, partner, member, director, executive, officer, employee, servant, agent, authorized representative or Affiliate of such Member.

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IN WITNESS WHEREOF, the parties, each a Member, have caused this Amended and Restated Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

ORMAT NEVADA INC.

By:
Name:
Title:

By:
Name:
Title:

NORTHLEAF GEOTHERMAL HOLDINGS LLC

By:
Name:
Title:

By:
Name:
Title:

[ORPD HOLDING LLC]

By:
Name:
Title:

By:
Name:
Title:

Annex I

Definitions

"1% Member" has the meaning given in the preamble

"AAA" has the meaning set forth in Section 11.11(c)(i) of the Agreement.

"Acceptance Notice" has the meaning set forth in Section 4.6 of the Agreement.

"Accounting Firm" means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, PricewaterhouseCoopers or any nationally-recognized Affiliate thereof chosen by the Tax Matters Partner, or such other firm of certified public accountants approved by unanimous consent of the Members.

"Act" means the Delaware Limited Liability Company Act, Delaware Code Ann. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

"Additional Capital Contribution" has the meaning set forth in Section 4.3(a) of the Agreement.

"Adjusted Capital Account" means the Capital Account of a Member (a) increased as described in Section 4.2 of this Agreement and by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and the penultimate sentence of Treasury Regulation Section 1.704-2(i)(5), and (b) decreased by expected items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

"Affiliate" means, with respect to any Person, any other Person that Controls, is Controlled by or is under common Control with such first Person.

"Affiliate Contract" means any contract between the Company and/or any one or more Project Companies, on the one hand, and Ormat or any Ormat Affiliate (other than the Company or any Project Company), on the other hand, in each case if such contract involves annual payments (or otherwise has a value) in excess of $500,000 individually or $1,000,000 in the aggregate with all other such contracts entered into in a single calendar year.

"Agreement" means the Amended and Restated Limited Liability Company Agreement of ORPD LLC.

"Annual Operating Budget" has the meaning set forth in Section 7.1(b) of the Agreement.

"Applicable Laws" means all laws (including common law), statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions, and writs of any Governmental Authority having jurisdiction over Ormat Nevada Inc., Northleaf Geothermal Holdings LLC, the Company or any Project Company, as applicable.

Annex I - 1

"ARRA" means Division B of the American Recovery and Reinvestment Act of 2009, as amended.

"Bankruptcy" of a Person means the occurrence of any of the following events: (a) the filing by such Person of a voluntary case or the seeking of relief under any chapter of Title 11 of the United States Code, as now constituted or hereafter amended (the "Bankruptcy Code"), (b) the making by such Person of a general assignment for the benefit of its creditors, (c) the admission in writing by such Person of its inability to pay its debts as they mature, (d) the filing by such Person of an application for, or consent to, the appointment of any receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purposes of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors, (e) the filing by such Person of a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, (f) an involuntary case is commenced against such Person by the filing of a petition under any chapter of the Bankruptcy Code and within 60 days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed, (g) an order, judgment or decree is entered appointing a receiver or a permanent or interim trustee of such Person or of all or any portion of its property, including the entry of an order, judgment or decree appointing or authorizing a trustee, receiver or agent to take charge of the property of such Person for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of the creditors of such Person, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days, or (h) an order, judgment or decree is entered, without the approval or consent of such Person, approving or authorizing the reorganization, insolvency, readjustment of debt, dissolution or liquidation of such Person under any such law or statute, and such order, judgment or decree shall continue unstayed and in effect for a period of 60 days. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede the definition of "Bankruptcy" in Sections 18-101(1) and 18-304 of the Act.

"Bankruptcy Code" has the meaning set forth in the definition of "Bankruptcy" in this Annex I.

"Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York City or Toronto, Canada are authorized or required by law to be closed.

"Buyout Notice" has the meaning set forth in Section 11.11(d) of the Agreement.

"Buyout Response" has the meaning set forth in Section 11.11(d)(i) of the Agreement.

"Capacity Test" has the meaning set forth in Section 4.5(a)(ii).

"Capacity Test Procedures" has the meaning set forth in Section 4.5(a)(ii).

Annex I - 2

"Capital Account" means an account for each Member calculated as described in Section 4.2 of this Agreement and used to distribute assets at liquidation as described in Section 10.2 of this Agreement.

"Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interests in the Company held or purchased by such Member.

"Cash Grant" means a grant provided for in Section 1603 of the ARRA.

"Certificate of Formation" has the meaning set forth in the preliminary statements of the Agreement.

"Claim" means any and all judgments, awards, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental Authority investigations or audits, losses (including amounts paid in settlement of claims), assessments, fines, penalties, administrative orders, injunctions, obligations, costs, expenses, taxes, liabilities and damages (including any loss of profits, consequential, punitive, incidental or special damages recovered by any Third Person, but excluding loss of profits, consequential, punitive, incidental or special damages asserted by any Member or an Affiliate, and including, without limitation, interest, penalties, reasonable attorney's fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts).

"Class A Approved Transferee" means a Person (or a direct or indirect subsidiary of such Person) that (a) has a tangible net worth of at least $500,000,000 and (b) either (i) owns and manages or (ii) operates (in each case before giving effect to any Transfer hereunder) not less than 250 MW of geothermal projects in the United States, and such Person must have done so for a period of at least 5 years prior to any Transfer hereunder.

"Class A Member" means a Member holding one or more Class A Membership Interests.

"Class A Membership Interests" has the meaning set forth in Section 3.1 of the Agreement.

"Class A Percentage Interest" means, with respect to the Class A Members, a fraction, expressed as a percentage, (i) the numerator of which is the number of Class A Membership Interests held by the Class A Members and (ii) the denominator of which is the total number of Membership Interests held by all Members.

"Class A Recapture Event" means an event or occurrence of any fact or circumstance that causes a loss or recapture of all or a portion of the Cash Grant that is directly attributable to (a) a breach of a representation or covenant made by the Class A Member under Section 3.11 or 3.12 of the Agreement (b) a breach of a representation under Section 3.1(g) of the Purchase Agreement, or (c) any Transfer by a Class A Member or a Person that is a direct or indirect owner of a Class A Member prohibited by Article IX of the Agreement that causes the Company or a Project Company to become a Grant Disqualified Person.

"Class B Member" means a Member holding one or more Class B Membership Interests.

Annex I - 3

"Class B Membership Interests" has the meaning set forth in Section 3.1 of the Agreement.

"Class B Percentage Interest" means, with respect to the Class B Members, a fraction, expressed as a percentage, (i) the numerator of which is the number of Class B Membership Interests held by the Class B Members and (ii) the denominator of which is the total number of Membership Interests held by all Members.

"Class B Recapture Event" means an event or occurrence of any fact or circumstance that causes a loss or recapture of all or a portion of the Cash Grant that is directly attributable to (a) a breach of a representation or covenant made by the Class B Member under Section 3.11 or 3.12 of the Agreement (b) a breach of a representation under Section 3.2(h) of the Purchase Agreement, or (c) any Transfer by a Class B Member or a Person that is a direct or indirect owner of a Class B Member prohibited by Article IX of the Agreement that causes the Company or a Project Company to become a Grant Disqualified Person.

"Closing" has the meaning assigned it in the Purchase Agreement.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" has the meaning set forth in the introductory paragraph of the Agreement.

"Company Minimum Gain" means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner "partnership minimum gain" is calculated in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

"Competitor" means any person which, directly or indirectly, through one or more Affiliates, joint ventures, or otherwise, owns, operates, manages, or develops or manufactures equipment for use, in geothermal power generating facilities or recovered energy (waste heat) based power generating facilities; provided, that, any institution that has a financial interest in a geothermal power generating facility similar to that owned by Northleaf in the Company shall not be considered a Competitor solely as a result thereof.

"Confidential Information" has the meaning set forth in Section 11.12 of the Agreement.

"Consultation" means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.

"Control" means the possession, directly or indirectly, of either of the following:

(a)     (i)in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions (including liquidating distributions) therefrom; (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

Annex I - 4

(b)     in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct or cause the direction of the policies or management of such entity.

"Covered Employee" has the meaning set forth in Section 3.12(e) of the Agreement.

"Covered Person" means each Member and its respective shareholders, partners, members, directors, officers, employees and agents.

"CPI-West All Urban" means the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the West as provided by the U.S. Department of Labor, Bureau of Labor Statistics (and if such index is no longer published or available, such other index as the parties shall mutually agree in writing).

"Credit Support" means any letters of credit, guarantee, cash collateral or other credit enhancement or credit support arrangements to support the payment and performance obligations of the Project Companies, including any future collateral obligations that may be imposed on the Project Companies.

"Credit Support Reimbursement Obligations" has the meaning set forth in Section 11.16(b) of the Agreement.

"DAC Expansion Capital Contribution" has the meaning set forth in Section 4.5(a)(i) of the Agreement.

"DAC GeothermEx Report" means the "Due Diligence Resource Review of Don A. Campbell Geothermal Project, Mineral County, Nevada," dated December 23, 2014, produced by GeothermEx.

"Depreciation" means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for United States federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis, the depreciation, amortization, or other cost recovery deduction for each taxable year shall be determined under a method reasonably selected by the Managing Member.

"Demand" has the meaning set forth in Section 11.11(c)(i) of the Agreement.

"Designated Transfer" has the meaning set forth in Section 9.6 of the Agreement.

"Dispute" has the meaning set forth in Section 11.11(a) of the Agreement.

Annex I - 5

"Disqualified Person" means (a) any federal, state or local government (or any political subdivision, agency or instrumentality thereof); (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code; (c) any entity referenced in Section 54(j)(4) of the Code; (d) any foreign person or entity as defined in Section 168(h)(2)(C) of the Code unless the exception under Section 168(h)(2)(B) of the Code applies with respect to income from the Project for that person; (e) any other Person that is ineligible to receive the Grant under Section 1603(g) of ARRA; and (f) any partnership or other pass-through entity (including a single-member disregarded entity), other than a real estate investment trust as defined in Section 856(a) of the Code, any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e); provided, that a taxable C corporation, any of whose shareholders are ineligible to receive the Grant by virtue of being described in clauses (a) through (e) above will not be considered a Disqualified Person. Notwithstanding the above, if and to the extent the types of Disqualified Persons described in Sections 1603(f) and 1603(g) of ARRA are amended after the date of the Agreement, the definition of "Disqualified Person" under the Agreement shall be interpreted to conform to such amendment and any Treasury Guidance with respect thereto.

"Distributable Cash" means, as of any date, all cash, cash equivalents and liquid investments held by the Company, excluding amounts on deposit in any reasonable reserves to be determined by the Managing Member.

"Distribution Date" means the 7th day of each calendar month.

"Don A. Campbell Expansion" has the meaning set forth in Section 4.5(a)(ii) of the Agreement.

"Don A. Campbell Expansion EPC Agreement" means that certain Engineering, Procurement and Construction Agreement, dated on or about the date hereof, between Ormat, as Contractor, and ORNI 37, as Owner.

"Don A. Campbell Project" has the meaning assigned it in the Purchase Agreement.

"Don A. Campbell Facility" has the meaning set forth in Section 4.5(a)(ii) of the Agreement.

"Don A. Campbell 2 COD" means the achievement of Commercial Operation (as such term is defined in the Don A. Campbell 2 PPA).

"Don A. Campbell 2 PPA" means the Power Purchase Agreement dated as of December 18, 2014 between the Southern California Public Power Authority and ORNI 37.

"Effective Date" has the meaning set forth in the introductory paragraph of the Agreement.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Annex I - 6

"Environmental Law" means any and all Applicable Laws and Permits relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substances.

"Equity Interests" means (a)(i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of such limited liability company, (ii) with respect to a partnership, any and all partnership interests, units, interests, participations shares or other equivalents (however designated) of partnership interests and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of Equity Interests and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"EWG" means an "exempt wholesale generator", as such term is defined in Section 1262(6) of the Public Utilities Holding Company Act of 2005, as amended and the FERC's rules at 18 C.F.R. §366.1.

"Fair Market Value" has the meaning set forth in Section 4.4 of the Agreement.

"Federal Power Act" means the Federal Power Act of 1935, as amended, including the rules, regulations, and orders issued thereunder.

"FERC" means the Federal Energy Regulatory Commission and any successor thereto.

"Final Tested Capacity" has the meaning set forth in Section 4.5(a)(iii) of the Agreement.

"First Tested Capacity" has the meaning set forth in Section 4.5(a)(iii) of the Agreement.

"Fiscal Year" has the meaning set forth in Section 7.9 of the Agreement.

"Foreclosure Event" has the meaning set forth in Section 9.3(c)(i) of the Agreement.

"GAAP" means generally accepted accounting principles as in effect in the United States of America consistently applied.

"Geothermal Resource Area" has the meaning set forth in Section 3.4(d) of the Agreement.

"GeothermEx" means GeothermEx, Inc., a Schlumberger Company.

"Governmental Approval" means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, registration, right or license of, with or from a Governmental Authority.

Annex I - 7

"Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental acting under delegated authority, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC or any comparable authority), or any arbitrator with authority to bind a party at law.

"Grant Disqualified Person" means, at any time during the Recapture Period, (a) any Federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) any entity referred to in paragraph (4) of Section 54(j) of the Code, (d) any Person described in Section 50(d)(1) of the Code, (e) any Person who is not a "United States person" as defined in Section 7701(a)(30) of the Code, unless such Person is a foreign person or entity (other than a foreign partnership or foreign pass-through entity) that is subject to United States federal income tax on more than 50 % of the gross income for the taxable year derived by such Person from the Project Company; or (f) any partnership or other pass-through entity (including a single-member disregarded entity) other than a real estate investment trust as defined in Section 856(a) of the Code or a cooperative organization described in Section 1381(a) of the Code, any direct or indirect partner (or other direct or indirect holder of an equity or profits interest) of which is a Grant Disqualified Person, and (g) that if and to the extent the definition of "Disqualified Person" under Section 1603(g) of ARRA or the Treasury Guidance is amended after the date of this Agreement and applicable to periods prior to the date of this Agreement, the definition of "Grant Disqualified Person" hereunder shall be interpreted to conform to such amendment and further Treasury Guidance; provided, however, that subject to clause (g), a taxable C Corporation (as defined in the Code) some or all of whose shareholders are described in clauses (a) through (f) above shall not be treated as a Grant Disqualified Person and such a corporation's ownership of an interest in an entity described in clause (f) above will not cause such entity to be treated as a Grant Disqualified Person.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted tax basis for federal income tax purposes, except as follows:

(a)     the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Gross Fair Market Value of such asset as of the date of contribution; provided, that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 4.2(d) of the Agreement shall be shown in Schedule 4.2(d) to the Agreement;

(b)     the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values at the times described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), including upon: (i) the acquisition of additional Membership Interests in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for Membership Interests in the Company; (iii) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

Annex I - 8

(c)     the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted immediately prior to distribution to equal the Gross Fair Market Value of such asset on the date of distribution;

(d)     the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)     if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset.

"Gross Fair Market Value" means, with respect to any asset, the fair market value of the asset as reasonably determined by the Managing Member.

"Guaranty Fee" has the meaning set forth in Section 11.16(c) of the Agreement.

"Hazardous Substances" means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) asbestos or asbestos-containing material in any form; (c) polychlorinated biphenyls ("PCBs"), or PCB-containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

"HELCO" means Hawaii Electric Light Company, Inc..

"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the regulations adopted thereunder.

"Indenture" means the Indenture dated as of May 18, 2005 (as amended through the date hereof) among SE Puna, L.L.C., the guarantors named therein and Union Bank of California, N.A., as Trustee (as such terms are defined in the Indenture).

Annex I - 9

"Independent Appraiser" has the meaning set forth in Section 4.4 of the Agreement.

"Independent Engineer" means Luminate or another nationally recognized firm of independent engineers experienced with geothermal or recovered energy projects comparable to the Projects selected by a Super Majority Vote.

"IRS" means the Internal Revenue Service or any successor agency.

"Issuance Notice" has the meaning set forth in Section 4.6 of the Agreement.

"LIBOR" means the percentage rate per annum equal to the offered rate per annum for deposits in US Dollars which is quoted on the Screen Rate for the purpose of displaying London interbank offered rates of major banks for deposits in US Dollars as administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) in US Dollars (before any correction, recalculation or republication by the administration) for a period of one month, at approximately 11:00 a.m. London time two London Business Days prior to the date the applicable Working Capital Loan or Credit Support Reimbursement Obligation is extended to the Company, or if no such rate appears, the one-month London Interbank Offered Rate as published in the Wall Street Journal two London Business Days prior to the date such Working Capital Loan or Credit Support Reimbursement Obligation is extended to the Company.

"Liens" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, or any interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Lock-Up Period" has the meaning set forth in Section 9.2 of the Agreement.

"London Business Day" means any day on which banks in London, England are open for business.

"Major Capital Expenditure" means a capital expenditure in a single transaction or a series of transactions for that same capital expenditure in excess of $3.5 million, excluding the capital expenditures required for the Don A. Campbell Expansion.

"Major Decision" means:

Any of the following with respect to the Company or any of its Subsidiaries:

a.

Except as expressly provided in the Agreement, the alteration, amendment or other modification of any of the allocation and distribution rights of the Members, including any change in the number of votes allocated to each of the Class A Membership Interests and the Class B Membership Interests;

b.

Approval of the Annual Operating Budget if any such Annual Operating Budget is escalated from the prior year's Annual Operating Budget by an amount that in aggregate is in excess of the sum of (i) indexation calculated pursuant to CPI-West All Urban plus (ii) 8% (the "O&M Variance");

Annex I - 10

c.	Any Major Capital Expenditure;

d.

Dispositions or acquisitions that exceed, individually or (over a single calendar year) in the aggregate with similar transactions, $3.5 million (except as contemplated by an Annual Operating Budget and other than the disposition of obsolete assets disposed of in the Ordinary Course of Business), or the merger, consolidation, reorganization or business combination of the Company or any of its Subsidiaries with any other Person;

e.	Deviations from the Company's or any of its Subsidiary's primary business purpose or the Company's or any of its Subsidiary's addition of a new line(s) of business;

f.

Except as contemplated by an Annual Operating Budget, the issuance of debt and equity securities, admission of new members (except as permitted pursuant to Article IX), entry into any capital lease over $3.5 million or providing any guarantee of the indebtedness of any other Person;

g.	Dissolution or liquidation of the Company or any of its Subsidiaries or the commencement of any Bankruptcy proceedings;

h.	Material amendment to the Certificate of Formation, this Agreement, or the Organizational Documents of any of the Company's Subsidiaries;

i.	The appointment of an accounting firm other than Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, PricewaterhouseCoopers or any nationally-recognized Affiliate thereof;

j.

The (1) entry into, cancelation, suspension, or termination of any Material Contract (other than contracts described in sub-clause (j) of the definition of Material Contracts and transactions contemplated by any of the Transaction Documents), (2) assignment, release or relinquishment of the rights or obligations of any party to, or amendment to, any Material Contract (other than contracts described in sub-clause (j) of the definition of Material Contracts) if any of the foregoing items in this clause (2) would have a Material Adverse Effect on the Company or any Project Company or (3) renewal of any Material Contract (other than affiliate contracts described in sub-clause (j) of the definition of Material Contracts), except to the extent such renewal is on substantially the same terms as the original Material Contract; provided, that none of such actions in the foregoing subclauses 1-3 will be considered a Major Decision in respect of a Material Contract (other than contracts described in sub-clause (j) of the definition of Material Contracts) if the actions are required by or resulting from any requirement of any Governmental Authority;

k.

The (1) entry into, cancelation, suspension, or termination of any Affiliate Contract (other than transactions contemplated by any of the Transaction Documents), (2) assignment, release or relinquishment of the rights or obligations of any party to any Affiliate Contract if any of the foregoing items in this clause (2) would have a Material Adverse Effect on the Company or any Project Company, (3) renewal of any Affiliate Contract, except to the extent such renewal is on substantially the same terms as the original Material Contract, or (4) any amendment of any Affiliate Contract, if such amendment, individually or together with any prior amendments of such Affiliate Contract, increases any monetary obligations contained in such Affiliate Contract by more than 5%; provided, that none of such actions in the foregoing subclauses 1-4 will be considered a Major Decision in respect of an Affiliate Contract if the actions are required by or resulting from any requirement of any Governmental Authority

Annex I - 11

l.

The determination to refrain from exercising (i) the purchase option under Section 21 of the Puna Project Lease Agreement and (ii) the renewal option under Section 15 of the Puna Project Lease Agreement;

m.	After the aggregate amount of Additional Capital Contributions required to be funded by each Member exceeds $2.5 million, any capital call for Additional Capital Contributions;

n.	Electing, or making any material change in tax methodology, practice or policy or changing the United States federal income Tax classification;

o.

The creation or granting of any Lien or Encumbrance (other than Permitted Encumbrances) on any material property of the Company or any Project Company (other than pursuant to any Material Contract or amendment or modification thereof approved pursuant to clause (j) of this definition);

p.

The commencement or settlement of any claim, litigation, arbitration or other dispute resolution involving the Company or any of its Subsidiaries, unless such claim, litigation, arbitration or other dispute resolution involves less than $1 million;

q.	The creation of any Subsidiary;

r.

The employment of any officer or employee (other than with respect to PGV) or the determination or amendment of the compensation of any officer or employee not contemplated by the Annual Operating Budget;

s.	The selection of a replacement manager upon any resignation of removal of the Manager under the Management Services Agreement; or

t.	Making an election for income tax purposes that is not the most accelerated form of depreciation or other cost recovery that is available for its property.

"Major Decision" shall also include any amendment, modification or waiver of the Don A. Campbell Expansion EPC Agreement that changes the contract price, warranties, indemnities, third-party beneficiaries or any other provisions that could materially and adversely impact the Company, the Members or the Don A. Campbell Expansion after contribution thereof to the Company.

"Majority Vote" has the meaning set forth in Section 3.2(f) of the Agreement.

Annex I - 12

"Management Services Agreement" means the Management Services Agreement, dated as of [●], between the Manager and the Company.

"Manager" means Ormat pursuant to the Management Services Agreement, or any successor manager under a replacement management services agreement.

"Managing Member" has the meaning set forth in Section 8.2 of the Agreement.

"Material Adverse Effect" has the meaning assigned it in the Purchase Agreement.

"Material Contract" means each of the following to which the Company or a Project Company is party: (a) any power purchase agreement, operation and maintenance agreement (including, without limitation, each O&M Agreement), interconnection agreement, transmission agreement, energy attribute agreement, commodity hedge agreement or similar project agreement related to the sale of electricity or transmission services of a Project, (b) any services agreement involving annual payments by or to the Company or a Project Company in excess of $3.5 million, (d) any agreement relating to indebtedness or any material performance obligation of the Company or any Project Company, including any leases, guarantees, letter of credit arrangements or bonding arrangements, in each case, in a principal amount, or that involves annual payments in an amount, of at least $3.5 million, (e) any agreement or document creating or relating to Liens on any property or assets of the Company or any Project Company securing any obligation created under an agreement specified in clause (d) above, (f) any engineering, construction, procurement, construction management, equipment purchase, or similar contract involving annual payments by or to the Company or a Project Company in excess of $3.5 million, (g) any product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by a Project Company with a fair market value of more than $3.5 million, (h) any contract for the sale or purchase of any business entity, or of any property involving assets with a value in excess of $3.5 million, (i) any settlement agreement involving payments by or to the Company or a Project Company in excess of $3.5 million or imposing any material unperformed obligations on the Company or any Project Company, (j) any contracts between the Seller or any Affiliate thereof (other than the Company or a Project Company) and either the Company or a Project Company, (k) any agreement regarding the sharing or allocation of Taxes, (l) any contract with payments based on the net profits of the Company or a Project Company (such as a royalty fee contract), (m) any contracts evidencing the real estate interests required for the ownership, use and operation of the Projects, (n) any contract providing for the indemnification to or from any Person with respect to any material liabilities relating to the Company, any Project or any of their respective properties or assets, (o) any contract under which any material intellectual property is licensed to the Company or any Project Company, (p) any contract that provides for non-monetary obligations on the part of the Company or any Project Company, the non-performance of which could reasonably be expected to have a Material Adverse Effect and (p) any other contract that is expected to require payments by or to the Company and the Project Companies in the aggregate of more than $3.5 million in any calendar year.

"Member" means any Person executing the Agreement as of the date of the Agreement as a member of the Company or any Person admitted to the Company as a member as provided in the Agreement (each in the capacity as a member of the Company), but does not include any Person who has ceased to be a member of the Company.

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"Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company.

"Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

"Membership Interest" means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any.

"Minimum Gain Attributable to Member Nonrecourse Debt" means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704-2(i)(3).

"New Equity Interests" has the meaning set forth in Section 4.6 of the Agreement.

"Non-Exercising Member" has the meaning set forth in Section 4.6 of the Agreement.

"Non-Funding Member" has the meaning set forth in Section 4.3(c) of the Agreement.

"Nonrecourse Deduction" means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a "Nonrecourse Liability" of the Company within the meaning of Treasury Regulation Section 1.704-2.

"Nonrecourse Liability" has the meaning in Treasury Regulation Section 1.704-2(b)(3).

"Northleaf" has the meaning given in the preamble.

"Northleaf DAC Pro-Rata Amount" has the meaning set forth in Section 4.5(a)(ix) of the Agreement.

"Notice" has the meaning set forth in Section 11.1 of the Agreement.

"O&M Agreements" means, collectively, each of the Operation and Maintenance Agreements between the Operator and a Project Company, as each such agreement may be amended, supplemented or replaced from time to time.

"O&M Variance" has the meaning set forth in clause (b) of the definition of Major Decisions in this Annex I.

"Offering Member" has the meaning set forth in Section 9.4(a) of the Agreement.

"Operator" means Ormat, or any successor thereto, each in its capacity as the operator pursuant to each O&M Agreement.

Annex I - 14

"Ordinary Course of Business" means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

"OREG 1" means OREG 1, LLC, a Delaware limited liability company.

"OREG 2" means OREG 2, LLC, a Delaware limited liability company.

"OREG 3" means OREG 3, LLC, a Delaware limited liability company.

"Organizational Documents" means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

"Original LLC Agreement" has the meaning set forth in the preliminary statements of this Agreement.

"Ormat" means Ormat Nevada Inc., a Delaware corporation.

"ORNI 8" means ORNI 8 LLC, a Delaware limited liability company.

"ORNI 37" means ORNI 37 LLC, a Delaware limited liability company.

"ORNI 37 Purchase Agreement" means the Agreement for Purchase of Membership Interests in ORNI 37, in substantially the form attached hereto as Exhibit E.

"ORNI 47" means ORNI 47 LLC, a Delaware limited liability company.

"OrPuna" means OrPuna LLC, a Delaware limited liability company.

"Outside Activities" has the meaning set forth in Section 3.4(a) of the Agreement.

"Party" means a party to the Agreement.

"Permitted Encumbrance" means Encumbrances provided for under the Transaction Documents, liens for Taxes not yet due and payable and restrictions on transfer of the Membership Interests under any applicable federal, state or foreign securities law.

"Permitted Investments" means any of the following having a maturity of not greater than 1 year from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States of America, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated at least "Prime 1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A 1" (or the then equivalent grade) by Standard & Poor's Corporation, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) money market funds rated "AAA" or "Aaa2" or better by Standard & Poor's Corporation or Moody's Investors Service, Inc.

Annex I - 15

"Permits" means all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations from, or filings or certifications made with, Governmental Authorities, including Permits under Environmental Laws.

"Person" means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

"PGV" means Puna Geothermal Venture, a Hawaii general partnership.

"PGV Special Revenue Payment" has the meaning set forth in Section 6.5 of the Agreement.

"Preemptive Right Notice Period" has the meaning set forth in Section 4.6 of the Agreement.

"Profits" and "Losses" mean, as applicable, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, including any income allocated with respect to the Grant, shall be taken into account in computing such taxable income or loss;

(b)     Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, shall be taken into account in computing such taxable income or loss;

(c)     In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)     Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

Annex I - 16

(e)     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f)     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)     Notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.2 shall not be taken into account in computing Profits or Losses.

"Project" and "Projects" have the meaning set forth in the Preliminary Statements to the Agreement and shall also include the Don A. Campbell Expansion after transfer of ORNI 37 to the Company in accordance with Section 4.5.

"Project Company" and "Project Companies" have the meaning set forth in the Preliminary Statements to the Agreement and shall also include ORNI 37 after transfer of ORNI 37 to the Company in accordance with Section 4.5.

"Proposing Member" has the meaning set forth in Section 11.11(d) of the Agreement.

"Prudent Operator Standard" means that a Person will (a) perform its duties in good faith and as a reasonably prudent operator, (b) perform its duties in compliance with (or to cause the applicable Project Companies to comply in all materials respects with) the requirements of the Material Contracts, (c) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in the geothermal or recovered energy business would exercise in the conduct of its business and for the advancement or protection of its own interests, (d) perform the duties in accordance with applicable geothermal or recovered energy industry standards, (e) use sufficient and properly trained and skilled personnel, and (f) use parts and supplies that meet the specifications set forth in the Material Contracts, in all cases with respect to (a) through (f) herein, taking into account all of the costs, expenses and benefits of operation of each Project.

"Puna Class A Tracking Amount" means amounts distributable to the Class A Member with respect to amounts received from HELCO under the Puna On-Peak/Off-Peak PPA, calculated in accordance with Section 6.5 of the Agreement.

"Puna Class B Tracking Amount" means amounts distributable to the Class B Member with respect to amounts received from HELCO under the Puna On-Peak/Off-Peak PPA, calculated in accordance with Section 6.5 of the Agreement.

Annex I - 17

"Puna Fixed Price Letter Agreement" means that certain letter agreement between Ormat and Northleaf dated on or about the date of the Purchase Agreement and designated a "Transaction Document" therein.

"Puna Fixed Price Table" means the table setting forth specified fixed prices per MWhs sold, attached to and forming a part of the Puna Fixed Price Letter Agreement.

"Puna GeothermEx Report" means the "Due Diligence Resource Analysis of the Puna Geothermal Project, Hawaii County, Hawaii," dated December 2014 produced by GeothermEx.

"Puna Operative Documents" has the meaning assigned it in that certain Participation Agreement, dated as of May 18, 2005, among Puna Geothermal Venture, as Lessee, SE Puna, L.L.C., as Owner Lessor, Wilmington Trust Company, SE Puna Lease, L.L.C., AIG Annuity Insurance Company, American General Life Insurance Company, Allstate Life Insurance Company, and Union Bank of California, N.A., as Indenture Trustee, and executed in connection with the issuance of the Senior Secured Notes.

"Puna On-Peak/Off-Peak PPA" means that certain Purchase Power Contract Unscheduled Energy Made Available from Qualifying Facility between Thermal Power Company and HELCO dated as of March 24, 1986 as amended by (i) that certain Firm Capacity Amendment to Purchase Power Contract (dated March 24, 1986) between PGV and HELCO dated as of July 28, 1989, (ii) that certain Amendment to Purchase Power Contract, as amended between PGV and HELCO dated as of October 19, 1993, (iii) that certain Third Amendment to the Purchase Power Contract between PGV and HELCO dated as of March 7, 1995, (iv) that certain Performance Agreement and Fourth Amendment between PGV and HELCO dated as of February 12, 1996 and (v) that certain Fifth Amendment to the Purchase Power Contract for Unscheduled Energy Made Available from Qualifying Facility dated march 24, 1986 as amended between PGV and HELCO dated as of February 7, 2011.

"Puna Project" has the meaning assigned it in the Purchase Agreement.

"Puna Project Lease Agreement" means that certain Project Lease Agreement, dated May 18, 2005 between SE Puna, L.L.C. and PGV.

"Purchase Agreement" has the meaning set forth in the Preliminary Statements of the Agreement.

"QF" means a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, and FERC's rules and regulations thereunder at 18 C.F.R. Part 292.

"Recapture Damages" means the amount of any portion of any payment required to be made to the United States of America (or any agency or instrumentality thereof), as applicable, resulting from all or any portion of the Cash Grant being recaptured or lost – reduced for certain U.S. federal income tax benefits received as a result of such loss or recapture.

"Recapture Event" means an event that results in the loss or recapture of the Cash Grant or a portion thereof, by Treasury or any other Governmental Authority.

Annex I - 18

"Recapture Period" means with respect to the Puna Project or Don A. Campbell Project, the period commencing on the date that such Project was placed in service for United States federal income tax purposes and ending on the 5th anniversary thereof.

"Receiving Member" has the meaning set forth in Section 11.11(d) of the Agreement.

"Register" has the meaning set forth in Section 3.1(b) of the Agreement.

"Representatives" means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

"Restricted Payment" means, as to any Person, (a) the declaration or payment of any dividend on or in respect of any Equity Interests of such Person, (b) the purchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (c) any other distribution of or in respect of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (d) any payment on account of, any setting apart or allocating any sum for the payment of, any dividend or distribution, or for the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person or (e) the payment of any amounts, directly or indirectly, to such Person's Affiliates, other than as required under the terms of any Material Contracts in effect as of the date of the Purchase Agreement or required by Applicable Law.

"Revised Tested Capacity" has the meaning set forth in Section 4.5(a)(iv) of the Agreement.

"ROFO Offer" has the meaning set forth in Section 9.4(b) of the Agreement.

"Schedules" means the schedules attached to the Agreement.

"Screen Rate" means Reuters Page LIBOR01 (or if such page is not accessible or ceases to display, such other page on the Reuters Screen or on the relevant pages of such other service as may be selected by the Parties for the purposes of displaying comparable rates).

"Securities Act" has the meaning set forth in Section 3.11(a)(vii) of the Agreement.

"Selling Member" has the meaning set forth in Section 9.4(a) of the Agreement.

"Senior Secured Note" or "Note" mean the SE Puna, L.L.C. 6.24% Senior Secured Note due May 19, 2005 issued pursuant to the Indenture dated as of May 18, 2005 (as amended through the date hereof) by and among the SE Puna, L.L.C. and Union Bank of California, N.A., as indenture trustee.

"Specified Price" has the meaning set forth in Section 9.4(b) of the Agreement.

Annex I - 19

"Specified Terms" has the meaning set forth in Section 9.4(b) of the Agreement.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

"Super Majority Vote" means the approval of the Class A Members owning more than 50% of the outstanding Class A Membership Interests and Class B Members owing more than 50% of the outstanding Class B Membership Interests.

"Tag-Along Election Notice" has the meaning set forth in Section 9.5(b) of the Agreement.

"Tag-Along Membership Interests" has the meaning set forth in Section 9.5(a) of the Agreement.

"Tag-Along Notice" has the meaning set forth in Section 9.5(b) of the Agreement.

"Tag-Along Participant" has the meaning set forth in Section 9.5(c) of the Agreement.

"Tag-Along Right" has the meaning set forth in Section 9.5(a) of the Agreement.

"Tag-Along Transfer" has the meaning set forth in Section 9.5(a) of the Agreement.

"Tagged Membership Interests" has the meaning set forth in Section 9.5(a) of the Agreement.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means:

(a)     any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible) production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp, or environmental tax, unclaimed property (escheat) or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

(b)     any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

Annex I - 20

"Tax Equity Transaction" means a transaction or series of transactions involving one or more investors, purchasers or lessees seeking a return that is enhanced by tax benefits of the production tax credits provided for in Section 45 of the Code, the investment tax credits provided for in Section 48 of the Code or similar federal tax credit, attribute, benefit or incentive mechanism.

"Tax Matters Partner" has the meaning set forth in Section 7.7(a) of the Agreement.

"Tax Returns" means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including after the Effective Date any IRS Schedule K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated Tax.

"Tax Year" has the meaning set forth in Section 7.10 of the Agreement.

"Termination Date" has the meaning set forth in Section 2.4 of the Agreement.

"Tested Capacity" has the meaning set forth in Section 4.5(a)(ii) of the Agreement.

"Third Party Offer" has the meaning set forth in Section 9.5(a) of the Agreement.

"Third Person" means a Person other than a Member or an Affiliate of a Member.

"Transaction Documents" means (a) the Purchase Agreement, (b) this LLC Agreement (c) the Management Services Agreement, (d) the Assignment Agreement, (e) each O&M Agreement, (vii) the Don A. Campbell Expansion Purchase Agreement and (viii) any letter agreement between the Seller and the Purchaser that is expressly designated therein as a "Transaction Document."

"Transfer" has the meaning set forth in Section 9.1 of the Agreement.

"Transfer Notice" has the meaning set forth in Section 9.6(b)(i) of the Agreement.

"Transfer Request" has the meaning set forth in Section 9.4(a) of the Agreement.

"Treasury" means the United States Department of the Treasury.

"Treasury Guidance" means the U.S. Department of Treasury's program guidance publication entitled "Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009" dated July 2009, revised March 2010 and April 2011 and any other guidance, instructions, or terms and conditions published or issued by the U.S. Department of Treasury in respect of the Cash Grant or any application therefore.

Annex I - 21

"Treasury Regulations" means the final and temporary regulations promulgated under the Code, as such regulations are in effect on the date hereof.

"UCC" means the Uniform Commercial Code, as the same may be in effect in the State of New York or any other applicable jurisdiction.

"Working Capital Loan" has the meaning set forth in Section 11.16(a) of the Agreement.

Annex I - 22

Exhibit A

Form of Certificate for Class A Membership Interest

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN ORPD LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.

No. [●]	Class A Membership Interests

ORPD LLC
a Delaware Limited Liability Company
Certificate of Interest

This certifies that [●] is the owner of [●] Class A Membership Interests in ORPD LLC (the "Company"), which limited liability company interests are subject to the terms of the Amended and Restated Limited Liability Company Agreement of ORPD LLC, dated as of [●], 2015, as the same may be further amended from time to time in accordance with the terms thereof (the "Limited Liability Company Agreement").

This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.

IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized representative this [●] day of [●], 20__.

ORPD LLC
By ORMAT NEVADA INC., its Managing Member

By:
Name:
Title:

Exhibit A - 1

[Reverse]

INSTRUMENT OF TRANSFER OF
MEMBERSHIP INTEREST IN
ORPD LLC

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto

___________________________________________

(print or type name of assignee)

the limited liability company interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint __________________ as attorney to transfer said interest on the books of ORPD LLC, with full power of substitution in the premises.

Dated as of:

[__________________] By: Name: Title:

Exhibit A - 2

Exhibit B

Form of Certificate for Class B Membership Interest

THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS, AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT AND SUCH STATE SECURITIES LAWS WILL RESULT FROM ANY PROPOSED SALE, TRANSFER OR OTHER DISPOSITION OF SUCH INTERESTS.

THIS CERTIFICATE EVIDENCES AN INTEREST IN ORPD LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK.

No. [●]	Class B Membership Interests

ORPD LLC
a Delaware Limited Liability Company
Certificate of Interest

This certifies that [●] is the owner of [●] Class B Membership Interests in ORPD LLC (the "Company"), which limited liability company interests are subject to the terms of the Amended and Restated Limited Liability Company Agreement of ORPD LLC, dated as of [●], 2015, as the same may be further amended from time to time in accordance with the terms thereof (the "Limited Liability Company Agreement").

This Certificate of Interest may be transferred by the lawful holders hereof only in accordance with the provisions of the Limited Liability Company Agreement.

IN WITNESS WHEREOF, the said Company has caused this Certificate of Interest to be signed by its duly authorized representative this [●] day of [●], 20__.

ORPD LLC
By ORMAT NEVADA INC., its Managing Member

By:
Name:
Title:

Exhibit B - 1

[Reverse]

INSTRUMENT OF TRANSFER OF
MEMBERSHIP INTEREST IN
ORPD LLC

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto

_________________________________________

(print or type name of assignee)

the limited liability company interest evidenced by and within the Certificate of Interest herewith, and does hereby irrevocably constitute and appoint __________________ as attorney to transfer said interest on the books of ORPD LLC, with full power of substitution in the premises.

Dated as of:

[__________________] By: Name: Title:

Exhibit B - 2

Exhibit C-1

Form of Quarterly Operations Report

[Asset Photos]

ORPD LLC

Quarterly Operations Report
[Insert Quarter]

TO:	ORPD LLC ORMAT Nevada Inc. Northleaf Geothermal Holdings LLC

FROM:	ORMAT Nevada Inc.

DATE:	[Insert Date]

Exhibit C - 1 - 1

1.	EXECUTIVE SUMMARY

[Summary of key performance metrics including well performance, availability, generation, capacity factors]

[Summary of key financial metrics including revenues, EBITDA and distributions and comparison to budget]

[Summary of significant on-site developments, including status of capex projects, well issues, HR/legal/environmental/insurance/safety concerns, etc.]

[Puna – Estimated MW Net production from each production well, updated on an annual basis]

[DAC – average temperature from each production well]

Exhibit C - 1 -2

2.	KEY PERFORMANCE INDICATORS

Quarterly Consolidated Operational Information

Period Beginning:	01/01/2015	Year:	2015
Ending:	31/03/2015	Quarter:	1

Statistic Observed	Actual / Budgeted	Consolidated	Plant: Puna	Plant: DAC	Plant: OREG
Total Gross Generation (MWhrs)	*Actual*				
(Available Data Period)	*Current Year Budget*				
	Budget v. Actuals				
Total Net Generation (MWhrs)	*Actual*				
(Available Data Period)	*Current Year Budget*				
	Budget v. Actuals				
Total Curtailment (MWhrs)	*Actual*				
(Available Data Period)	*Current Year Budget*				
	Budget v. Actuals				
Capacity Factor	*Actual*				
(Available Data Period)	*Budget*				
Average Generation (MWs)	*Actual*				
(Available Data Period)	*Current Year Budget*				
	Budget v. Actuals				
Average Generation (MWs)	*Actual*				
(Trailing 12 Months)	*Budgeted*				
	Budget v. Actuals				

Quarterly Consolidated Operational Information by Classification:

Statistic Observed	Classification	Puna	DAC	OREG
Total Net Generation	*On-Peak*			
(MWhrs) Available Data Period)	*Off-Peak*			
	Non-Time Differentiated			
	Additional			
Total Net Generation (MWhrs)	*On-Peak*			
(Trailing 12 Months)	*Off-Peak*			
	Non-Time Differentiated			
	Additional

Exhibit C - 1 -3

3.	ASSET MANAGEMENT REPORT

3.1.	Operations [Top highlights and incidents from site]

3.2.	Environmental

[Description of environmental issues facing the sites]

3.3.	Health and Safety

[Description of H&S issues facing the projects]

3.4.	Insurance

[Description of any insurance issues, including claims, coverage shortfalls, upcoming renewals, etc.]

3.5.	Community

[Description of any community issues facing the sites]

3.6.	Legal and Regulatory Compliance

[Description of any legal issues facing the projects]

3.7.	Preventative Maintenance

[Description of progress with preventative maintenance plan]

3.8.	Capital Expenditures

[Updates with respect to any major capital expenditure projects at any of the sites]

[Updates with respect to progress of DAC 2]

3.9.	Forced Outages and Planned Outages

[Description of forced/planned outages over the quarter]

3.10.	Curtailment

[Description of any material curtailment imposed on any of the projects]

Exhibit C - 1 - 4

4.	FINANCIAL REPORT & CASHFLOW PROJECTIONS

Period Beginning:	01/01/2015	Year:	2015
Ending:	31/03/2015	Quarter	1

All Amounts $000's

	Quarter	
Revenues	**Budgeted**	**Actual**
Puna		
DAC		
OREG		
Total Revenues	**$0**	**$0**

	Quarter	
Expenses	**Budgeted**	**Actual**
Plant's Fixed O&M price		
Variable O&M		
Major Maintenance		
Insurance		
Property Taxes		
Royalties		
Lease		
Utilities, Environmental, Others		
Total	$0	$0

	Quarter	
EBITDA	**Budgeted**	**Actual**
Puna		
DAC		
OREG		
Total EDITDA	**$0**	**$0**

[Discussion of key financial results, reasons behind material deviations from budget, any notable changes to ORPD’s financial position, etc.]

[Update on Capital Expenditures]

[Calculation of Puna Class A/Class B Distribution Amounts]

[12-month Class A/Class B distribution projections]

Exhibit C-1 - 5

5.	MONTHLY EXPENSE REPORT

Exhibit C-1 - 6

 Exhibit C-2

Form of Monthly Operations Reports

MONTHLY UPDATE – ORPD LLC

Performance Update1

	PUNA	DON A. CAMPBELL	OREG I-II-III
PRODUCTION
Gross Production (MWh)
Net Production (MWh)
Capacity Factor (%)
FINANCIAL
Revenues (US$)
Expenses (US$)
EBITDA (US$)

Major Operational Issues

[Brief summary of operational issues/developments, reportable incidents and major capital expenditures]

Major Non-Operational Issues

[Brief summary any significant legal/contractual, insurance, environmental, health & safety, community and human resource issues that may have arisen over the month]

1 Management estimates based on preliminary analysis and available data. Subject to review.

Exhibit C-2 - 1

Exhibit D

Form of Working Capital Loan Note

PROMISSORY NOTE
[Working Capital Loan]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

$[●]	[Date]

FOR VALUE RECEIVED, ORPD LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of [●], [●](the "Lender"), the principal sum of [●] dollars $[●], on date [●] days after the date of this Note (the "Maturity Date"), unless sooner paid as provided herein.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding, from the date hereof until paid in full, at a rate of per annum equal to LIBOR (as defined below) plus [2.0] percent, calculated on the basis of a 360-day year, such interest to be payable monthly on the last business day of each month (each, a "Payment Date"), commencing [insert date]. In addition, all accrued and unpaid interest hereon will be due and payable upon the day that all principal is due and payable (whether on the Maturity Date, by acceleration or otherwise). For purposes of this Note, "LIBOR" means the rate per annum quoted on the British Bankers’ Association Website "Historic Libor Rates" page, for 1 month Libor as of 10 London Business Days before the date hereof as the rate per annum for deposits in U.S. dollars, or if no rate appears on British Bankers’ Association Website, the one-month London Interbank Offered Rate as published in the Wall Street Journal two London Business Days prior to the date hereof. For the purposes of this Note, "London Business Day" means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

Payment of both principal and interest on this Note shall be made by wire transfer to the Lender at such bank instructions provided to the Borrower in lawful money of the United States of America in immediately available funds.

The Borrower shall have the right to prepay this Note in whole or in part at any time, together with interest on the amount prepaid to the date of prepayment, without penalty or premium.

Exhibit D - 1

Upon the occurrence of any of the following events, this Note shall become immediately due and payable in full, together with interest accrued thereon:

(i)     the Borrower shall fail to make any payment hereunder when due and payable, and such default continues unremedied for a period of ten (10) days after receipt of written notice thereof from the Lender;

(ii)     the Borrower shall become insolvent, or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar federal, state or foreign law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, or shall by any act or failure to act indicate its consent to or approval of any of the foregoing, or if any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

(iii)     involuntary proceedings or an involuntary petition shall be commenced or filed against the Borrower under any bankruptcy, insolvency or similar federal, state or foreign law or seeking the dissolution, liquidation or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed within sixty (60) days; or any writ, judgment, tax lien, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such writ, judgment, lien, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or any winding-up, dissolution, liquidation or reorganization of the Borrower.

The Borrower waives any and all right to assert any defense (except for the Borrower’s performance under the Note), set-off, counterclaim or cross claim of any nature whatsoever with respect to this Note or the obligations of the Borrower hereunder in any action or proceeding brought by the Lender to collect this Note, or any portion hereof. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

The Borrower promises to pay all reasonable out-of pocket costs and expenses of the Lender (including, without limitation, reasonable attorneys’ fees and disbursements) incurred in connection with (i) the enforcement of, or collection of any amounts due under, this Note or (ii) any waiver, extension, amendment or modification of this Note.

Exhibit D - 2

This Note shall be binding upon, and shall inure to the benefit of, the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower shall not assign its rights or obligations hereunder without the prior written consent of the Lender. This Note may be freely assigned by the Lender without the consent of the Borrower.

This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by the Borrower and the Lender. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Lender.

ALL LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS NOTE THE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY LEGAL ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL TO THE ADDRESS OF THE BORROWER SET FORTH BELOW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A HOLDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

ORPD LLC By Name: Title: Address: [ ] [ ] [ ]

Exhibit D - 3

Exhibit E

Form of Don A. Campbell Expansion Purchase Agreement

(see attached)

[FORM OF] AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

in

ORNI 37 LLC

by and between

ORMAT NEVADA INC.

and

ORPD LLC

Page

ARTICLE 1 DEFINED TERMS		1
1.1	Defined Terms	1
ARTICLE 2 SALE AND PURCHASE OF MEMBERSHIP INTEREST		1
2.1	Agreement to Sell and Purchase	1
2.2	Purchase Price	1
2.3	Closing	1
2.4	Conditions Precedent to the Obligations of Purchaser	2
2.5	Conditions Precedent to the Obligations of Seller	4
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		5
3.1	Representations and Warranties of Seller	5
3.2	Representations and Warranties of Purchaser	13
3.3	No Other Seller Representations	15
ARTICLE 4 CERTAIN OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS		15
4.1	Regulatory Matters	15
4.2	Transfer Taxes	15
4.3	Further Action	15
4.4	Notices	16
ARTICLE 5 INDEMNIFICATION		16
5.1	Indemnification	16
5.2	Direct Claims	17
5.3	Third Party Claims	17
5.4	After-Tax Basis	18
5.5	No Duplication	19
5.6	Sole Remedy	19
5.7	Survival	19
5.8	Final Date for Assertion of Indemnity Claims	19
5.9	Mitigation and Limitations on Losses	20
5.10	Payment of Indemnification Claims	20
5.11	Specific Performance	20
5.12	Third-Party Beneficiary	21
ARTICLE 6 [RESERVED]		21
ARTICLE 7 GENERAL PROVISIONS		21
7.1	Exhibits and Schedules	21
7.2	Disclosure Schedules	21
7.3	Amendment, Modification and Waiver	21
7.4	Severability	21
7.5	Expenses	21

7.6	Parties in Interest	21
7.7	Notices	22
7.8	Counterparts	24
7.9	Entire Agreement	24
7.10	GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL	24
7.11	Public Announcements	24
7.12	Assignment	24
7.13	Intent of the Parties	24

-ii-

Annex I	Definitions

Exhibits:

Exhibit A	Form of Assignment Agreement

Schedules:

Schedule 1	Project
Schedule 2.4(b)	Consents
Schedule 2.4(t)	Estoppels
Schedule 3.1(d)	Absence of Litigation
Schedule 3.1(h)	Financial Statements
Schedule 3.1(i)	Compliance with Applicable Law
Schedule 3.1(j)	Environmental Matters
Schedule 3.1(k)	Permits
Schedule 3.1(l)	Insurance
Schedule 3.1(m)	Real Property
Schedule 3.1(n)	Personal Property
Schedule 3.1(p)	Material Contracts
Schedule 3.1(z)	Bank Accounts
Schedule 3.1(cc)	Background Materials

-iii-

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

This Agreement is made and entered into as of [●], by and between ORPD LLC, a Delaware limited liability company (“Purchaser”) and Ormat Nevada Inc., a Delaware corporation (“Seller”), for the sale by the Seller to the Purchaser of all of the Membership Interests (as defined below) of ORNI 37 LLC, a Delaware limited liability company (the “Company”).

In consideration of the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINED TERMS

1.1     Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in Annex I hereto, and the rules of interpretation set forth in Annex I hereto shall apply to this Agreement.

ARTICLE 2
SALE AND PURCHASE OF MEMBERSHIP INTEREST

2.1     Agreement to Sell and Purchase.   Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase on the Closing Date, all of the Membership Interests in the Company free and clear of any Liens, for the consideration specified in Section 2.2.

2.2     Purchase Price.

(a)     The purchase price (the “Purchase Price”) for the Membership Interests being purchased under this Agreement will be an amount equal to US$ [__________].1

(b)     The Purchase Price shall be payable by wire transfer of immediately available United States dollars to such account or accounts as Seller may designate in a written notice given to Purchaser on or prior to the Closing Date.

2.3     Closing.  The closing of the purchase and sale of the Membership Interests (the “Closing”) will take place (a) at the offices of Chadbourne & Parke LLP in New York, New York at 10:00 a.m. (Eastern time) on the date hereof or (b) at such other place and time as Purchaser and Seller may agree in writing.

1 NTD: To be calculated in accordance with Section 4.5(a)(ii) of the ORPD LLC Agreement.

2.4     Conditions Precedent to the Obligations of Purchaser.

The obligation of Purchaser to consummate the Closing will be subject to the satisfaction or waiver by Purchaser of each of the conditions set forth below:

(a)     Each of the representations and warranties of Seller in Section 3.1 of this Agreement and in any other Transaction Document shall be true and correct in all material respects as of the date hereof and as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

(b)     All consents, approvals and filings required to be obtained or made by Seller and the Company for the Seller or the Company to execute, deliver and perform the Transaction Documents to which it is a party, including each of the consents, approvals and filings set forth on Schedule 2.4(b), shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(c)     Seller shall have delivered to Purchaser one or more legal opinions of counsel to Seller and the Company, in form and substance reasonably satisfactory to Purchaser, to the effect that each of the Transaction Documents to which each of Seller or the Company is a party, and the performance of each of their respective obligations thereunder, (i) has been duly authorized, executed and delivered by such party, (ii) constitutes the valid and binding obligation of such party, as applicable, and is enforceable against such entity in accordance with its terms, (iii) does not violate any Applicable Law, decree, or judgment to which Seller or the Company or any of their respective properties are subject, (iv) does not conflict with, or cause a breach of, any provision in the Organizational Documents of Seller or the Company, (v) does not violate, result in the breach of, or constitute a default under certain examined documents, or result in the creation or imposition pursuant to the provisions of such examined documents of a Lien upon any assets of the Company, and (vi) does not require any notice, consent, approval or filing with any Governmental Authority or other Person, in each case, subject to customary qualifications, limitations and exceptions.

(d)     There shall not be any action or proceeding that has been instituted or threatened in writing by any Governmental Authority or Person against any of Purchaser, Seller, or the Company (i) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document, (ii) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by any Material Contract or (iii) regarding the effectiveness or validity of any governmental approvals with respect to the Company, except, in each case under clauses (ii) and (iii), to the extent such action or proceeding has not or could not reasonably be expected to have a Material Adverse Effect.

(e)     Purchaser shall have received true and complete copies of all Material Contracts.

(f)     Purchaser shall have received an endorsement of the existing Title Insurance Policy with respect to the Project and an as-built survey with respect to the Project, each of which shall be in form and substance reasonably satisfactory to the Purchaser.

(g)     Seller shall have delivered to Purchaser an officer’s certificate of an authorized officer of Seller (i) certifying that each of the conditions to the obligation of the Seller to consummate the Closing, set forth in Section 2.5, has been fulfilled to the satisfaction of Seller or has been waived by the Seller, (ii) certifying that each of the representations and warranties of Seller set forth in Section 3.1 is true and correct in all material respects as of the date hereof and as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); (iii) certifying that Seller has performed all of its obligations under this Agreement required to be performed by Seller prior to or at Closing; and (iv) attaching true and complete copies of the Organizational Documents and a good standing certificate issued as of a recent date of each of Seller and the Company, and resolutions of Seller and the Company authorizing the execution of and performance of each such entity’s obligations under each of the Transaction Documents to which it is a party.

(h)     Seller shall have delivered to Purchaser a certificate of incumbency from the secretary or assistant secretary of each of Seller and the Company as to the officers of Seller and the Company who sign the Transaction Documents on behalf of each of them.

(i)     Seller shall have delivered resignations of all managers and officers of the Company effective upon closing.

(j)     Seller shall have delivered to Purchaser an affidavit of non-foreign status that complies with Section 1445 of the Code, duly executed by Seller.

(k)     Seller shall have delivered to Purchaser evidence that (i) “Commercial Operation” has occurred under the PPA and (ii) “Substantial Completion” has occurred under the EPC Agreement.

(l)     No amendments to the Material Contracts shall have been made if such amendment, modification or waiver would have been a Major Decision under the limited liability company agreement of Purchaser and there shall be no defaults under any Material Contracts.

(m)     There shall not have occurred any events or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(n)     Seller shall have delivered to Purchaser a duly executed Assignment Agreement with respect to the assignment of the Membership Interests.

(o)     Seller shall have delivered to Purchaser evidence that a bank account has been opened for the Company and all revenues received by the Company from and after the “Commercial Operation Date” (as defined in the PPA) have been deposited into such account.

(p)     Seller shall have delivered to Purchaser evidence that from and after the “Commercial Operation Date” (as defined in the PPA), the Company has not made any Restricted Payments.

(q)     [Reserved]

(r)     Seller shall have provided an IRS Form 8594 in form and substance reasonably satisfactory to Purchaser.

(s)     [Reserved]

(t)     Seller shall have provided an estoppel duly executed by each Person and with respect to each contract set forth on Schedule 2.4(t) hereto.2

(u)     Seller shall have delivered to Purchaser a duly executed Operation and Maintenance Agreement between Seller, as Operator, and ORNI 37 LLC, as Owner, in substantially the same form as the operations and maintenance agreement for the Don A. Campbell Project (as defined in the Initial PSA). (the “O&M Agreement”)

(v)     Seller shall have delivered to Purchaser an unaudited balance sheet and statements of income, changes in members’ equity, and cash flow as of and for the month ended [______] for the Company (the “Balance Sheet”).

(w)     Purchaser shall have received evidence that the Company received market-based rate authorization from FERC pursuant to Section 205 of the Federal Power Act before generating test power.

(x)     Purchaser shall have received evidence that the Company has received open access and Standards of Conduct waivers from FERC prior to obtaining a 50 percent ownership interest in the Campbell Gen-Tie Line and any other FERC-jurisdictional shared transmission facilities covered by the Shared Facilities Agreement and that FERC has accepted the Shared Facilities Agreement for filing.

2.5      Conditions Precedent to the Obligations of Seller.

The obligation of Seller to consummate the Closing will be subject to the satisfaction or waiver by Seller of each of the conditions set forth below:

(a)     Purchaser shall have paid to Seller the Purchase Price in the manner set forth in Section 2.2.

(b)     Each of the representations and warranties of Purchaser in Section 3.2 and in any other Transaction Document shall be true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects).

2 NTD: This schedule will include estoppels from BLM, Nevada Power, and SCPPA.

(c)     All consents, approvals and filings required to be obtained or made by Purchaser to execute, deliver and perform the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect as of the Closing Date.

(d)     [Reserved]

(e)     Purchaser shall have delivered to Seller an officer’s certificate of an authorized officer of Purchaser (i) certifying that each of the conditions to the obligations of Purchaser to consummate the Closing, as set forth in Section 2.4, has been fulfilled to the satisfaction of Purchaser or has been waived by Purchaser, (ii) certifying that each of the representations and warranties of Purchaser set forth in Section 3.2 are true and correct in all material respects as of the Closing Date (other than those qualified by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects); (iii) certifying that Purchaser has performed all of its obligations under this Agreement required to be performed by Purchaser prior to or at Closing; and (iv) attaching true and complete copies of the Organizational Documents of Purchaser and a good standing certificate issued as of a recent date, and resolutions of Purchaser authorizing the execution of the Transaction Documents to which it is a party.

(f)     Purchaser shall have delivered to Seller certificates of incumbency from the secretary or assistant secretary of Purchaser as to the officers of Purchaser who sign the Transaction Documents on behalf of Purchaser.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of Seller. Seller represents and warrants to Purchaser as set forth below with respect to itself and the Company:

(a)     Organization, Good Standing, Etc. of Seller. Seller is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and the Company has the relevant power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof. Seller has made available to Purchaser true and complete copies of the Organizational Documents of Seller and the Company.

(b)     Authority. Each of Seller and the Company has the necessary power and authority to enter into the Transaction Documents to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated therein. All corporate or limited liability company actions or proceedings to be taken by or on the part of Seller and the Company to authorize and permit the due execution and valid delivery by each of Seller and the Company of the Transaction Documents to which it is a party and each other agreement instrument or certificate required to be duly executed and validly delivered by it pursuant thereto, the performance by Seller and the Company of its obligations thereunder, and the consummation by Seller and the Company of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by Seller and the Company, as applicable, and constitute the legal, valid, and binding obligation of Seller and the Company, as applicable, enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts; Consents.

(i)     The execution and delivery of the Transaction Documents to which each of Seller and the Company is a party and the performance by each of Seller and the Company of its respective obligations thereunder will not, (x) violate any Applicable Law to which Seller or the Company or any of their respective properties are subject, (y) conflict with or cause a breach of any provision in the Organizational Documents of Seller or the Company or (z) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, Permit, instrument, decree, judgment or other arrangement to which Seller or the Company is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (z)) for any that could not reasonably be expected to have a Material Adverse Effect.

(ii)     Except as set forth on Schedule 2.4(b), no consent, approval, waiver, or authorization is required to be obtained by Seller or the Company from any Person or Governmental Authority in connection with the execution, delivery and performance by Seller and the Company of the Transaction Documents and the consummation of the transactions contemplated therein.

(d)     Absence of Litigation.

(i)     Seller has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against any of Seller or the Company that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document.

(ii)     Except as set forth on Schedule 3.1(d), none of the Seller or the Company (x) is subject to any outstanding injunction, judgment, order, decree, or ruling, (y) is subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, including with respect to environmental matters or (z) to Seller’s Knowledge, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator including with respect to environmental matters.

(e)     Ownership; No Other Subsidiaries.

(i)     Seller owns, of record and beneficially, 100% of the membership interests of the Company (the “Membership Interests”). The Company does not have any ownership interest in any other Person.

(ii)     There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature obligating Seller to issue, deliver or sell membership interests or other securities in the Company, except as provided herein, or obligating the Company to issue, deliver or sell membership interests or other securities in the Company. There are no voting trusts, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the membership interests in the Company.

(f)     Valid Interests. The Membership Interests (i) will constitute membership interests in the Company, and (ii) are being sold free and clear of any Liens, except for obligations imposed on members of the Company under the Company LLC Agreement.

(g)     Tax Matters.

(i)     (x) All income tax returns and other material Tax Returns required to be filed by or with respect to the Company and the Project have been timely filed (taking into account applicable extensions), (y) all such returns were true, correct, and complete in all material respects, and (z) all Taxes shown as due on such returns have been paid in full (other than those Taxes that are being contested in good faith, by appropriate proceedings and with adequate reserves).

(ii)     There are no outstanding agreements or waivers extending a statutory period of limitations or requests to extend a statutory period of limitations relating to Taxes due from the Company.

(iii)     The Company has not been a party to (x) a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and the Treasury Regulations (or a similar provision of state law) or (y) any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state law).

(iv)     Except as set forth on Schedule 3.1(g)(iv), there are no audits, examinations, or matters under discussion with any Governmental Authority with respect to Taxes relating to the Company or the Project.

(v)     There are no Liens for Taxes (other than statutory Liens for current Taxes of the Company not yet due and payable) on any assets of the Company.

(vi)     No claim has ever been made by an authority in a jurisdiction where Seller (or any of its Affiliates) or the Company does not file Tax Returns that Seller (or any of its Affiliates) or the Company is or may be subject to taxation by such jurisdiction.

(vii)     The Company is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement or similar arrangements with any Person (other than customary tax provisions in a Material Contract or Tax sharing obligations under consolidated return regulations).

(viii)     Except as set forth on Schedule 3.1(g)(viii), no power of attorney is currently in effect (provided, that no power of attorney is currently in effect for income tax purposes), and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to the Company or the Project.

(ix)     None of Seller or the Company is, or has been, a Depreciation Disqualified Person.

(x)     The Project is, and has been at all times, located in the United States. An election was made for the Company under Section 168(g)(7) of the Code. No proceeds of any issue of state or local government obligations have been used to provide financing (directly or indirectly) for the Project if the interest on it is exempt from Section 103 of the Code. To Seller’s Knowledge, the Project is not comprised of, and has not been comprised of any imported property within the meaning of Section 168(g)(6) of the Code.

(xi)     No production tax credits pursuant to Section 45 of the Code or investment tax credits pursuant to Section 48 of the Code have been claimed on any Tax Return filed by the Seller (or its Affiliates) or the Company with respect to the Project.

(xii)     The Project is not “leased to a tax-exempt entity” within the meaning of Section 168(h)(1)(A) of the code.

(xiii)     [The “construction,” within the meaning Section 407 of the American Taxpayer Relief Act of 2012, of the Project began before January 1, 2014.]

(xiv)     [The Project was “placed in service before January 1, 2016” within the meaning of Section 3.02 of IRS Notice 2013-60.]3

(h)     Financial Statements. Included in Schedule 3.1(h) is a true and complete copy of the Balance Sheet. The Balance Sheet has been prepared in accordance with GAAP (subject to customary year-end adjustments and the absence of footnotes) and consistent with past fiscal periods. The Balance Sheet presents fairly in all material respects the financial position of the Company as of the date thereof. Except for the Balance Sheet, no audited or unaudited financial statements have been prepared with respect to the Company or the Project.

(i)     Compliance with Applicable Law. Except (i) as set forth on Schedule 3.1(i), (ii) with respect to Environmental Laws (which are addressed in Section 3.1(j)) and (iii) with respect to Taxes (which are addressed in Section 3.1(g)), (x) the Company is currently in material compliance with all material Applicable Law, (y) during the period that the Company has owned, directly or indirectly, the Project, the Company has been in material compliance with all material Applicable Law, except for any noncompliance that has been fully resolved or that does not present and is not reasonably likely to present any material liability to, or any material restriction on operations of, the Company, and (z) the Company has not received any written notice from a Governmental Authority of an actual or potential violation of any Applicable Law.

3 NTD: The representations in clauses (xiii) and (xiv) will only apply if a Tax Equity Transaction has not been agreed for the Project in accordance with Section 4.5(a)(x) of the ORPD LLC Agreement prior to signing this Agreement.

(j)     Environmental Matters. Except as listed on Schedule 3.1(j), (i) to Seller’s Knowledge, the Company is and has been in material compliance with all applicable Environmental Laws, (ii) none of the Seller or the Company has treated, recycled, stored, transported, handled, or Released or threatened to Release any Hazardous Substances and to Seller’s Knowledge, no Hazardous Substances have been Released on the Project sites by third parties (and there are no locations or premises used by the Company where Hazardous Substances have been Released by the Company), except as could not be expected to result in material costs or material liabilities under Environmental Laws, (iii) none of the Seller (solely with respect to the Company) or the Company has received written notice from any Governmental Authority of a request for information under Section 104 of CERCLA or of an actual or potential violation of any Environmental Laws or is currently subject to or on notice with respect to any investigation, order, claim, or agreement with respect to any matter concerning a Hazardous Substance and (iv) none of the Seller or the Company has, either expressly or by operation of Law, assumed any contractual liabilities under Environmental Law, including any obligation for corrective or remedial action, of any other Person relating to Environmental Law. To Seller’s Knowledge, there are no facts or circumstances related to the Project (including the presence, if any, of aboveground storage tanks, known underground storage tanks, PCBs or asbestos-containing materials) or condition at the Project site that are likely to give rise to a material violation of, or material costs or material liabilities under, applicable Environmental Laws.

(k)     Permits. All material Permits held by the Company are shown on Schedule 3.1(k). Such Permits constitute all material Permits required to own, operate and maintain the Project. Except as listed on Schedule 3.1(k), to Seller’s Knowledge, (i) the Company is currently in material compliance with all material Permits, (ii) during the period in which the Company has owned, directly or indirectly, the Project, the Company has been in material compliance with all material Permits, (iii) the Company currently has in full force and effect all material Permits necessary to own, operate and maintain the Project, and (iv) the Company has not received any written notice from any Governmental Authority of an actual or potential violation of any material Permit. Except as listed on Schedule 3.1(k), all Permits are final, non-appealable, in good standing, and not subject to any modification or formal threat of revocation, challenge or suspension. As of the Closing Date, Seller has no reason to believe that the Company will not continue to be able to operate in compliance with all such Permits. True and complete copies of such Permits (without duplication of any documents delivered pursuant to Section 3.1(cc)) have been made available to Purchaser.

(l)     Insurance. Schedule 3.1(l) contains a true and complete list of all insurance policies maintained by Seller or its Affiliates (including the Company) relating to the Company or the Project, and to Seller’s Knowledge (i) such insurance is adequate and customary for the business being conducted, (ii) there are no circumstances that have rendered such insurance unenforceable, and (iii) except as set forth on Schedule 3.1(1), there are no outstanding claims (or circumstances that could reasonably be expected to result in claims) under such policies. Neither the Seller nor the Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such policies. All premiums due and payable on such policies have been paid.

(m)     Real Property. All real property owned or leased by the Company or to which the Company has rights under leases, subleases, easements, licenses, governmental permits or rights of way, and the title insurance maintained by the Company with respect to all such property, is described on Schedule 3.1(m) (the “Real Property”). The Company has good and marketable title to its Real Property, including a valid leasehold interest in the real property leased by the Company, subject only to the Permitted Liens. The real property owned or leased, or in which rights are held, by the Company has been and is sufficient to enable the Company to conduct its operations prior to and as of the Closing Date and Seller has no reason to believe that such real property owned or leased, or in which rights are held, will not be sufficient to allow the Company to conduct its operations through the end of the economic useful life of the Project, including providing adequate ingress and egress from the Project in order to operate and maintain, and to produce and sell power from the Project; provided, however, that no representation is made regarding the availability, adequacy or sufficiency for any purpose whatsoever of any geothermal resource. (i) The Company is not in breach of any of its obligations with respect to the Real Property, except for any breach which does not have, and could not reasonably be expected to have, a Material Adverse Effect, and neither Seller nor the Company has been informed in writing by the owner of the Real Property that the Company is in breach of its obligations with respect to the Real Property, and (ii) Seller has not received any written notice of any threatened or actual condemnation proceedings, and to Seller’s knowledge, any such real property, in whole or in part, has not been and is not currently subject to, or threatened with, notice of condemnation proceedings, whether under the power of eminent domain or otherwise, by any Governmental Authority. All premiums with respect to the title insurance shown on Schedule 3.1(m) have been paid, no claims have been made under such title insurance and, to Seller’s Knowledge, there are no circumstances that have rendered such title insurance unenforceable.

(n)     Personal Property. Schedule 3.1(n) lists all items and the location of personal property having a replacement cost of at least $1 million owned by the Company. The Company has good and marketable title to all tangible personal property owned by it and valid leasehold title to all tangible personal property leased by it. All such equipment and facilities listed on Schedule 3.1(n) and the Project is in good operating condition and repair (normal wear and tear excluded), are adequate for the uses to which they are being put and are not in need of maintenance or repairs except for maintenance and repairs in accordance with Prudent Industry Practices.

(o)     Liens. All assets owned by the Company are free and clear of all Liens, other than Permitted Liens.

(p)     Material Contracts. Schedule 3.1(p) contains a true and complete list of all Material Contracts to which the Company is a party. Each such Material Contract is in full force and effect and binding on the Company and to Seller’s knowledge, on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights and general equitable principles. Neither the Company nor, to Seller’s Knowledge, any other party to a Material Contract is in default under any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default under any Material Contract, result in a termination thereof, cause the acceleration or any other change of any right or obligation thereunder or cause the loss of any benefit thereunder, except where any such default, change or loss could not reasonably be expected to have a Material Adverse Effect. True and complete copies of each Material Contract (including all amendments and modifications thereto) have been made available to Purchaser.

(q)     Employee Matters. The Company has no employees and has not maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.

(r)     Affiliate Transactions. Except as listed on Part I of Schedule 3.1(r), and except for the Transaction Documents, there are no existing contracts or agreements between the Company, on the one hand, and the Seller or any other Affiliate of the Seller or any of their respective directors, officers or employees, on the other hand. Except as set forth on Part II of Schedule 3.1(r)4, the Company has no outstanding debt to an Affiliate thereof.

(s)     Tax Character. The Company is a “disregarded entity” for federal income tax purposes. No elections have been filed with the IRS to treat the Company as an association taxable as a corporation and the Company has never been characterized as a corporation for U.S. federal income tax purposes. The Company was originally formed as a single member limited liability company and always has been a single member limited liability company.

(t)     Regulatory Status. The Project is a Qualifying Facility within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder.

(u)     Public Utility Holding Company. Neither the Seller nor the Company is subject to regulation as a “holding company” or a “public utility company” within the meaning of PUHCA.

(v)     Utilities. All utility services necessary for the operation of the Project for its intended purpose of producing and selling electricity are, and Seller has no reason to believe will not be, available.

4 NTD: Part II of Schedule 3.1(r) will only list amounts due and payable under the EPC Agreement and the 2 related purchase orders issued prior to February 5, 2015, the O&M Agreement, the Shared Facilities Agreement and the LGIA.

(w)     Liabilities. The Company has no liabilities, whether fixed or contingent, other than (i) liabilities shown on the Balance Sheet, (ii) liabilities arising after the date of the Balance Sheet in the Ordinary Course of Business, (iii) liabilities in respect of performance under any contract in accordance with its terms, and (iv) liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP.

(x)     Brokers. None of the Seller or the Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(y)     Scope of Business. The Company has not engaged in any business unrelated to the development, construction, ownership, operation and maintenance of the Project and activities incidental thereto.

(z)     Bank Accounts. Schedule 3.1(z) contains a true and complete list of the names and locations of banks, trust companies and other financial institutions at which the Company maintains accounts of any nature or safe deposit boxes and the authorized signatories for each such account.

(aa)     Solvency. None of Seller or the Company has admitted in writing its inability to pay its debts generally as they become due, is subject to a present filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, is subject to a present assignment for the benefit of creditors, has consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or is subject to a present petition in bankruptcy, adjudication of bankruptcy or filing of a petition or answer seeking reorganization or arrangement under any bankruptcy laws.

(bb)     Sufficiency of Assets. Except as set forth in Schedule 3.1(bb), which only lists assets comprising spare parts, inventory and other ancillary equipment that is not immediately necessary for the operation of the Project at a steady state in a manner allowing compliance with all Material Contracts, as of the Closing Date, the assets of the Company, whether real, personal, tangible or intangible and whether leased, owned or licensed, comprising the Project constitute all of the assets required for or used in the operation of the Project as presently operated or proposed to be operated and no other assets are required or necessary in the operation of the Project in the Ordinary Course of Business; provided, however, that nothing contained herein shall constitute any representation or warranty regarding the sufficiency or adequacy of the geothermal resources available to the Project.

(cc)     Accuracy of Information Furnished. Seller collected and, with respect to the documents prepared by Seller, prepared the written materials contained in the virtual data room and Seller’s written responses to due diligence inquiries, as set forth in Schedule 3.1(cc) (collectively, and in each case, solely as such written materials and written responses pertain solely to the Company, the “Background Materials”) in good faith. The Background Materials were provided to the Purchaser by the Seller in good faith. Without limiting the effectiveness of any qualification contained in any other representation or warranty in this Section 3.1, Seller has provided all documents in Seller’s possession containing material information (exclusive of documents that contain information duplicative of information contained or incorporated in any other Background Materials) relating to the Company and the Project and the Background Materials do not contain any untrue statement of a material fact concerning the Company or the Project and the transactions contemplated by this Agreement. Seller has not intentionally omitted any material fact or document from the Background Materials with the purpose of causing the Background Materials, when taken in their entirety, to be misleading. Notwithstanding anything in this Section 3.1(cc), no representation or warranty is made with respect to any Background Materials that are in the nature of projections other than that they were prepared in good faith and on the basis of assumptions that were considered reasonable in all material respects by Seller at the time made. The copies of the documents listed on Schedule 3.1(cc) that are contained in the data room are true and complete copies thereof.

(dd)     Intellectual Property. The Company, through rights granted by Seller and its Affiliates or otherwise, possess all rights necessary to lawfully use all patents, trademarks, licenses, service marks, trade names, trade secrets, and other proprietary, or intellectual property rights that are necessary for the operation of the Project and the Company’s business in the Ordinary Course of Business. To the Knowledge of Seller, the operation of the Project and the businesses as conducted by the Company does not infringe on any patent, trademark, license, service mark, trade name, trade secret, obligation of confidence or other proprietary, or intellectual property right of any Person.

(ee)     Absence of Certain Changes or Events. Since the date of the Balance Sheet, there has not occurred any events or circumstances that individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(ff)     Restricted Payments. The Company has not made any Restricted Payments.

3.2     Representations and Warranties of Purchaser. The Purchaser represents and warrants to Seller as follows:

(a)     Organization, Good Standing, Etc. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the limited liability company organizational power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof.

(b)     Authority. Purchaser has the limited liability company organizational power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. All actions or proceedings required to be taken by or on the part of the Purchaser to authorize and permit the due execution and valid delivery by Purchaser of this Agreement and the instruments required to be duly executed and validly delivered by Purchaser pursuant hereto and thereto, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement has been duly executed and validly delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in all material respects against Purchaser in accordance with its terms and conditions except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally and general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party do not, and the performance by Purchaser of Purchaser obligations hereunder and thereunder will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision of its Organizational Documents or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Purchaser is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets), except (in the case of this clause (iii)) for any that could not reasonably be expected to have a material adverse impact on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(d)     Absence of Litigation.

(i)     Purchaser has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against the Purchaser that seeks to impair, restrain, prohibit or invalidate the transactions contemplated herein or in any Transaction Document.

(ii)     Purchaser (x) is not subject to any pending or outstanding injunction, judgment, order, decree, ruling or charge, (y) is not subject to any pending action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator, and (z) to Purchaser’s knowledge, is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator.

(e)     Accredited Investor; Information; Investment Intent. Purchaser is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser has had a reasonable opportunity to ask questions of and receive answers from Seller concerning Seller, the Membership Interests and the Company, and all such questions have been answered to the full satisfaction of Purchaser. Purchaser understands that the Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Membership Interests must be held indefinitely unless the sale thereof is registered under the Securities Act or an exemption from registration is available thereunder, and that Seller is under no obligation to register the Membership Interests. Purchaser shall not sell, hypothecate or otherwise transfer the Membership Interests without registering or qualifying them under the Securities Act and applicable state securities laws unless the transfer is exempted from registration or qualification under such laws. Purchaser is purchasing the Membership Interests for its own account and not for the account of any other Person and not with a view to distribution to others.

(f)     Information and Investment Intent. Purchaser recognizes that investment in the Membership Interests involves substantial risks. Purchaser acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results developed by Seller and Seller’s advisers and, therefore, represent an estimate of future results based on assumptions about certain events (many of which are beyond the control of Seller and the Company). Purchaser understands that no assurances or representations can be given that the actual results of the operations of the Company will conform to the projected results for any period. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment and is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment). Purchaser has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Membership Interests and not on the advice of the Seller or the Company or any of their respective legal, tax or financial advisers. Notwithstanding the foregoing, nothing in this paragraph (f) shall relieve Seller or any of its affiliates of any obligations expressly imposed upon them hereunder or reduce the rights expressly granted hereunder to Purchaser and its affiliates in respect of the express representations, warranties and covenants or other agreements of Seller or its affiliates to the extent contained herein.

(g)     Public Utility Holding Company. Purchaser is not a “holding company” within the meaning of PUHCA.

3.3     No Other Seller Representations.  Except with respect to the representations and warranties of Seller and the Company in the Transaction Documents, none of Seller or the Company has made any representation or warranty, either express or implied, nor has the Purchaser relied on any representation or warranty not expressly made herein or in any other Transaction Document. The Purchaser specifically acknowledges that, except as stated in Section 3.1 and any representations and warranties made in any other Transaction Document, no representation or warranty has been made and that the Purchaser has not relied on any representation or warranty about the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Project or any assets of the Company, or the future financial condition of the Company.

ARTICLE 4
CERTAIN OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1     Regulatory Matters.   Promptly after the effective time of the Closing, to the extent required by Applicable Law, Seller shall file or cause to be filed with FERC a notice of self re-certification as a Qualifying Facility within the meaning of the Public Utility Regulatory Policies Act of 1978 with respect to the Project.

4.2     Transfer Taxes.The Seller on the one hand, and the Purchaser, on the other, shall bear in equal portions and pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees if any, arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

4.3     Further Action. From time to time, as and when requested by any Party, the Seller and Purchaser will each execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such commercially reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated herein.

4.4     Notices

Seller and Purchaser will cooperate to complete the necessary notice and acknowledgements required to be delivered to the Director, Governor's Office of Energy of the State of Nevada in connection with the sales and use tax abatement and the property tax abatement agreements for the Project; provided, the Seller shall prepare or cause the Company to prepare a draft of the necessary notice and acknowledgements (including written instructions regarding any actions required of Purchaser) and provide and the same to Purchaser and its counsel at least five Business Days prior to the deadline for the delivery of the same to such Director (or if no deadline is applicable within 10 Business Days of the Closing).

ARTICLE 5
INDEMNIFICATION

5.1     Indemnification.   (a) Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs; provided, however, that except with respect to Purchaser Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Purchaser Indemnified Parties under any Transaction Document, in no event shall Seller’s aggregate obligation to indemnify the Purchaser Indemnified Parties hereunder exceed 25% of the Purchase Price (provided, however, that (i) the 25% limitation above shall be 100% in respect of a breach of Seller’s representations in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(f), Section 3.1(g) and Section 3.1(x) and (ii) there shall be no cap with respect to any Third Party Claim or any claim based on fraud, gross negligence or willful misconduct). Without regard to any of the foregoing limitations or the requirements of Section 5.1(c), Seller also agrees to indemnify, defend and hold harmless the Company from and against any and all damages, losses, claims, liabilities, Taxes, penalties, costs, and reasonable expenses (including court cost and reasonable attorneys’ fees and expenses of one law firm) incurred by the Company as a result of the imposition of any liability for the Taxes of any other Person under Treasury Regulations 1.1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise (“Treas. Reg. 1.1502-6 Liability”).

(a)     Purchaser agrees to severally indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, however, that except with respect to Seller Indemnified Costs resulting from fraud, gross negligence or willful misconduct or failure to pay any amount due to Seller Indemnified Parties under any Transaction Document, in no event shall Purchaser’s aggregate obligation to indemnify the Seller Indemnified Parties hereunder exceed 25% of the sum of the Purchase Price paid by Purchaser as of the date such indemnification obligation arises (provided, however, that the 25% limitation above shall be 100% in respect of a breach of Purchaser’s representations in Section 3.2(a), Section 3.2(b), Section 3.2(c)(ii) and Section 3.2(e)).

(b)     No claim for indemnification may be made with respect to any breach (other than failure to pay an amount due) unless and until the aggregate amount of claims for which indemnification is (or previously has been) sought exceeds $1,000,000; provided, that once such threshold amount of claims has been reached, the relevant Indemnified Party shall have the right to be indemnified for all such claims, including amounts that were not previously paid because such threshold amount had not been reached.

5.2     Direct Claims.  In any case in which an Indemnified Party seeks indemnification under Section 5.1 which is not subject to Section 5.3 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of such direct claim, of any amounts which such Indemnified Party claims are subject to indemnification under the terms of this Article 5. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

5.3     Third Party Claims.  An Indemnified Party shall give written notice to any Indemnifying Party within 30 days after it has actual knowledge of commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “Third Party Claim”) in respect of which such Indemnified Party may seek indemnification under Section 5.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, may have to such Indemnified Party under this Article 5, except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as (a) the Indemnifying Party has acknowledged in writing to the Indemnified Party that it is liable to the Indemnified Party for such Third Party Claim pursuant to this Section 5.3, (b) in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party does not exist in respect of such Third Party Claim and (c) in the reasonable judgment of the Indemnified Party such Third Party Claim does not entail a material risk of criminal penalties or civil fines or non-monetary sanctions being imposed on the Indemnified Party (a “Third Party Penalty Claim”) (the forgoing conditions being referred to as the “Control Conditions”), the Indemnifying Party shall be entitled to participate in and assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than as expressly provided below in this Section 5.3; provided, that nothing contained herein shall permit Seller to control or participate in any Tax contest or dispute involving Purchaser or any Affiliate of Purchaser, or permit Purchaser to control or participate in any Tax contest or dispute involving Seller or any Affiliate of Seller other than the Company. In the event that (i) the Indemnifying Party advises an Indemnified Party that it will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within 30 days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at is sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interest between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim, and the Indemnifying Party shall be liable for and shall reimburse the Indemnified Party promptly and periodically for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If any of the Control Conditions is not satisfied or becomes unsatisfied, (x) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs or defending against such Third Party Claim (including reasonable consultant, attorney and expert witness fees, disbursements and expenses), and (z) the Indemnifying Party will remain responsible for any losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such Third Party Claim to the fullest extent provided in this Article 5. The Indemnifying Party and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Notwithstanding anything in this Section 5.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of judgment in respect thereof which imposes any criminal liability or civil fine or sanction or equitable remedy on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

5.4     After-Tax Basis.  For tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article 5 as an adjustment to the purchase price for the Membership Interests (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent any such indemnification payment is includable as income of the Indemnified Party as determined by agreement of the Parties, or if there is no agreement, by an opinion of a nationally-recognized tax counsel selected jointly by the Parties that such amount is “more likely than not” includable as income of the recipient, the amount of the payment shall be increased by the amount of any United States federal income tax required to be paid by the Indemnified Party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the Indemnified Party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 5.4, assuming full taxability, using an assumed tax rate equal to the highest marginal United States federal income tax rate applicable to corporations generally (currently 35 % for federal only). Both Parties shall have the opportunity to comment on the opinion delivered in accordance with the foregoing sentence. If an opinion is delivered in accordance with this Section 5.4, the Indemnified Party shall report the relevant indemnification payments as income consistent with such opinion and otherwise act in a manner consistent with such opinion. Any payment made under this Article 5 shall be reduced by the present value (as determined on the basis of a discount rate equal to 8 % per annum and the same assumptions about taxability and tax rates) of any federal income tax benefit to be realized by the Indemnified Party or its Affiliates by reason of the facts and circumstances giving rise to such indemnification.

5.5     No Duplication.  Any liability of an Indemnifying Party to an Indemnified Party for indemnification under this Article 5 shall be determined without duplication of recovery by such Indemnified Party from such Indemnifying Party. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 5.1, only one recovery of Purchaser Indemnified Costs or Seller Indemnified Costs, as applicable, shall be allowed.

5.6     Sole Remedy.  The remedies of the Parties under this Article 5 are the sole and exclusive remedies that a Party may have under this Agreement for the recovery of monetary damages with respect to any breach or failure to perform any covenant or agreement set forth in this Agreement or any breach of any representation or warranty set forth in this Agreement other than for Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, arising from fraud, gross negligence or willful misconduct.

5.7     Survival.  All representations and warranties in this Agreement shall survive until the final date for any assertion of claims as forth in Section 5.8.

5.8     Final Date for Assertion of Indemnity Claims.

(a)     All claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of representations or warranties shall be forever barred unless Seller is notified on or prior to the date that is 18 months after the Closing Date, except that (i) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from any Treas. Reg. 1.1502-6 Liability and any breaches of representations and warranties made in Sections 3.1(b), 3.1(e), and 3.1(f) shall survive indefinitely, (ii) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of the representations and warranties set forth in Sections 3.1(g) or 3.1(s) shall survive for 30 days after the applicable statute of limitations on the assessment and collection of such Taxes attributable to Company items, and (iii) claims by a Purchaser Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of the representations and warranties set forth in Section 3.1(j) shall survive until the date that is 3 years after the Closing Date; provided, that if written notice of a claim for indemnification has been given by such Purchaser Indemnified Party on or prior to any such date, then the obligation of the Seller to indemnify such Purchaser Indemnified Party pursuant to this Article 5 shall survive with respect to such claim until such claim is finally resolved.

(b)     All claims by a Seller Indemnified Party for indemnification pursuant to this Article 5 resulting from breaches of representations or warranties shall be forever barred unless Purchaser is notified on or prior to the date that is 18 months after the Closing Date; except that claims by a Seller Indemnified Party for indemnification pursuant to this Article 5 resulting from any breaches of representations and warranties made in Sections 3.2(b), Section 3.2(c)(ii) and Section 3.2(e) shall survive indefinitely, provided, that if written notice of a claim for indemnification has been given by such Seller Indemnified Party on or prior to such date, then the obligation of the Purchaser to indemnify such Seller Indemnified Party pursuant to this Article 5 shall survive with respect to such claim until such claim is finally resolved.

5.9     Mitigation and Limitations on Losses.  Notwithstanding anything to the contrary contained herein:

(a)     Reasonable Steps to Mitigate. Each of the Indemnified Parties will take, at the Indemnifying Party’s cost and expense, all reasonable commercial steps identified by the Indemnifying Party to mitigate its Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of its Purchaser Indemnified Costs or Seller Indemnified Costs, as the case may be, as may be reasonably requested by the Indemnifying Party.

(b)     Net of Insurance Benefits. The amount of Purchaser Indemnified Costs and Seller Indemnified Costs recoverable hereunder shall be net of insurance recoveries actually received by the applicable Indemnified Party from insurance policies of the Company (including under the existing title policies).

(c)     No Consequential Damages. Except to the extent awarded by a court of competent jurisdiction in a final and non-appealable judgment in connection with a Third Party Claim, fraud, gross negligence or willful misconduct, neither Purchaser Indemnified Costs nor Seller Indemnified Costs shall include, and the Indemnifying Party shall have no obligation to indemnify any Indemnified Parties for or in respect of any punitive, consequential or exemplary damages of any nature, including damages for lost profits.

5.10     Payment of Indemnification Claims.  All claims for indemnification shall be paid by the Indemnifying Party in immediately available funds in United States dollars. Payments for indemnification claims shall be made promptly after any final determination of the amount of such claim is made by a court of competent jurisdiction (or by agreement of the Parties involved).

5.11     Specific Performance.  Notwithstanding anything contained herein to the contrary, each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

5.12     Third-Party Beneficiary.  The Parties acknowledge and agree that Northleaf Geothermal Holdings LLC is a third-party beneficiary of the Company and shall have the right to enforce all of Seller’s indemnification obligations hereunder directly against Seller on behalf of Purchaser.

ARTICLE 6
[RESERVED]

ARTICLE 7
GENERAL PROVISIONS

7.1     Exhibits and Schedules.  All Exhibits and Schedules attached hereto are incorporated herein by reference.

7.2     Disclosure Schedules.  Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

7.3     Amendment, Modification and Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by both Parties. Any failure of Purchaser or Seller to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

7.4     Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

7.5     Expenses.  Each Party will pay its own costs and expenses (including fees and expenses of legal counsel and other advisors or experts appointed by such Party) in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents and neither Party shall have any liability therefor, whether or not the transactions contemplated herein or therein are consummated; provided, however, that Seller shall also bear the costs and expenses of the Company (including their legal fees and expenses) in connection with the Transaction Documents and the transactions contemplated thereby, including any consent, approval, filing or notification required in connection therewith. Neither Party shall be responsible for any commission, broker’s fee, finder’s fee or similar fee or expense of the other Party.

7.6     Parties in Interest.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 5 and Northleaf Geothermal Holdings LLC as provided in Section 5.12) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.7     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by email, facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)     If to Seller, to:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention: Doron Blachar
Telephone:     (775) 356-9029
Facsimile:        (775) 356-9039
Email:     dblachar@ormat.com

With a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:       Noam Ayali
Telephone:     (202) 974-5600
Facsimile:        (202) 974-5602
Email:               nayali@chadbourne.com

(b)     If to Purchaser, to:

ORPD LLC
6225 Neil Road
Reno, Nevada 89511

Attention: [●]
Telephone:     (775) 356-9029
Facsimile:       (775) 356-9039
Email:     [●]

With a copy to:

Northleaf Geothermal Holdings LLC
c/o Northleaf Capital Partners
79 Wellington Street West
6th Floor, Box 120
Toronto Ontario M5K 1N9

Attention:      Olivier Laganiere
Telephone:     (416) 477-6721
Facsimile:        (416) 304-0195
Email:     olivier.laganiere@northleafcapital.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
2629 Century Park East
Suite 2400
Los Angeles, CA 90067

Attention:       Edward Zaelke
Telephone:     (310) 229-1000
Facsimile:        (310) 229-1001
Email:               ezaelke@akingump.com

With a copy to:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention: Doron Blachar
Telephone:     (775) 356-9029
Facsimile:        (775) 356-9039
Email:               dblachar@ormat.com

With a copy to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention:       Noam Ayali
Telephone:     (202) 974-5600
Facsimile:        (202) 974-5602
Email:               nayali@chadbourne.com

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if emailed or faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) 3 Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) 1 Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, that a notice given in accordance with this Section 7.7 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

7.8     Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.9     Entire Agreement. This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

7.10     GOVERNING LAW; CHOICE OF FORUM; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

7.11     Public Announcements. Except for statements made or press releases issued (a) in connection with any filing or disclosure under or pursuant to the securities laws, including without limitation, the rules and regulations of any stock exchange on which securities of a party or any of its Affiliates are traded, in any applicable jurisdiction, or (b) as otherwise required by Applicable Law, neither Seller nor Purchaser shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) and the Parties shall cooperate as to the timing and contents of such press releases or statements.

7.12     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement other than in strict accordance with this Section 7.12 shall be null and void and of no force or effect.

7.13     Intent of the Parties. The Parties intend, for federal income tax purposes, that the acquisition of the Membership Interests be treated as an acquisition of undivided interests in the Company’s assets directly by the Purchaser.

[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement for Purchase of Membership Interests to be signed on its behalf as of the date first written above.

ORMAT NEVADA INC.

By:

Name:

Title:

Signature page to Agreement for Purchase of Membership Interests (ORNI 37)

ORPD LLC, By: Ormat Nevada Inc., its managing member

By:

Name:

Title:

Signature page to Agreement for Purchase of Membership Interests (ORNI 37)

ANNEX I
DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For purposes of this definition and this Agreement, (a) the term “control” (and correlative terms) means (i) the ownership of 50% or more of the equity interest in a Person, or (ii) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person, and (b) the Company shall be deemed to be an Affiliate of Seller prior to the Closing (for purposes of representations and warranties), but shall not be deemed to be an Affiliate of Seller or Purchaser from and after the Closing for the purposes of this Agreement.

“Agreement” means this Agreement for Purchase of Membership Interests, and all schedules and exhibits hereto.

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or governmental approval, or any directive or requirement which has the force of law, or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on the Seller, the Company, or the Purchaser, as the context may require, in each case as modified and/or supplemented.

“Assignment Agreement” means the Assignment of Membership Interests, by and between Seller and Purchaser, substantially in the form annexed hereto as Exhibit A, dated the Closing Date.

“Background Materials” has the meaning set forth in Section 3.1(cc).

“Balance Sheet” has the meaning set forth in Section 2.4(v).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which commercial banks in New York, New York or Toronto, Canada are authorized or required by law to be closed.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Control Conditions” has the meaning set forth in Section 5.3.

“Depreciation Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Section 168(h)(6)(F)(ii) of the Code), (c) any Person who is not a United States Person, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, and (e) any partnership or other pass-thru entity any partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (d) above; provided, however, that any such Person shall not be considered a Depreciation Disqualified Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person or (ii) the Person is described within clause (c) of this definition and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person.

Annex-1

“Environmental Law” means any and all Applicable Laws and Permits relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the management, release or threatened release of Hazardous Substances.

“EPC Agreement” means that certain Engineering, Procurement and Construction Contract between Seller, as Contractor, and Company, as Owner, dated as of [January 31], 2015.

"Equity Interests" means (a)(i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of such limited liability company, (ii) with respect to a partnership, any and all partnership interests, units, interests, participations shares or other equivalents (however designated) of partnership interests and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of Equity Interests and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other organization or entity that, together with the Company, is treated as a single employer under ERISA § 4001(b) or Code §§ 414(b), (c), (m) or (o).

“Exhibits” means the Exhibits attached to this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“GAAP” means United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

Annex-2

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b)  asbestos or asbestos-containing material in any form; (c) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

“Indemnified Party” means any Person seeking indemnification from another Person pursuant to Article 5.

“Indemnifying Party” means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article 5.

“Initial PSA” means the Agreement for Purchase of Membership Interests in the Purchaser, dated on or about February 5, 2015, by and between Northleaf Geothermal Holdings, LLC and the Seller.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge”, with respect to Seller, means the actual knowledge, after due inquiry, of the persons listed below and the knowledge each such Person would have as a result of reasonable inquiries of Persons with supervisory or managerial responsibilities related to such matters.

Name
Doron Blachar
Ohad Zimron
Randy Peterson
Scott Kessler
Zvi Krieger
Smadar Lavi

“Liens” means any liens, pledges, claims, security interests, encumbrances, easements, rights-of-way, mortgages, deeds of trust, covenants, restrictions, rights of first refusal or defects in title, or any agreement to provide any of the foregoing.

Annex-3

“Material Adverse Effect” means any event, occurrence, fact or condition that has or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby, in each case excluding any effect resulting from (i) any change in political, social, economic, industry, market or financial condition (including changes in the electric generating, transmission or distribution industry, the wholesale or retail markets for electrical power, the general state of the energy industry, including natural gas and natural gas liquid prices, the transmission system, interest rates, consumer confidence, outbreak of hostilities, terrorist activities or war), whether general or regional in nature, but excluding any such changes that are limited specifically to the Company, (ii) any change in Applicable Law or regulatory policy which does not have a disproportionate effect on the Company compared to other owners or operators of similar geothermal power projects, (iii) effects of weather or meteorological events, but excluding any such effects or events that are limited specifically to the Project, (iv) strikes, work stoppages or other labor disturbances, other than any of the foregoing occurring solely at the Company or (v) the execution or delivery of the Transaction Documents or the transactions contemplated thereby or the announcement thereof.

“Material Contract” means each of the following to which the Company is party: (a) any power purchase agreement, operation and maintenance agreement, interconnection agreement, transmission agreement, energy attribute agreement, commodity hedge agreement or similar project agreement related to the sale of electricity or transmission services of a Project, (b) any services agreement involving annual payments by or to the Company in excess of $3.5 million, (d) any agreement relating to indebtedness or any material performance obligation of the Company, including any leases, guarantees, letter of credit arrangements or bonding arrangements, in each case, in a principal amount, or that involves annual payments in an amount, of at least $3.5 million, (e) any agreement or document creating or relating to Liens on any property or assets of the Company securing any obligation created under an agreement specified in clause (d) above, (f) any engineering, construction, procurement, construction management, equipment purchase, or similar contract involving annual payments by or to the Company in excess of $3.5 million, (g) any product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by the Company with a fair market value of more than $3.5 million, (h) any contract for the sale or purchase of any business entity, or of any property involving assets with a value in excess of $3.5 million, (i) any settlement agreement involving payments by or to the Company in excess of $3.5 million or imposing any material unperformed obligations on the Company, (j) any contracts between the Seller or any Affiliate thereof (other than the Company) and the Company, (k) any agreement regarding the sharing or allocation of Taxes, (l) any contract with payments based on the net profits of the Company (such as a royalty fee contract), (m) any contracts evidencing the real estate interests required for the ownership, use and operation of the Project, (n) any contract providing for the indemnification to or from any Person with respect to any material liabilities relating to the Company, any Project or any of their respective properties or assets, (o) any contract under which any material intellectual property is licensed to the Company, (p) any contract that provides for non-monetary obligations on the part of the Company, the non-performance of which could reasonably be expected to have a Material Adverse Effect and (q) any other contract that is expected to require payments by or to the Company in the aggregate of more than $3.5 million in any calendar year.

Annex-4

“Membership Interests” has the meaning set forth in Section 3.1(e)(i).

“O&M Agreement” has the meaning set forth in Section 2.4(u)

“Ordinary Course of Business” means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means articles of incorporation, certificate of incorporation, charter, bylaws, articles of organization, formation or association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Party” means a party to this Agreement.

“PCBs” has the meaning set forth in the definition of “Hazardous Substances” in this Annex.

“Permits” means all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations from, or filings or certifications made with, Governmental Authorities, including Permits under Environmental Laws.

“Permitted Liens” means (a) Liens for any Tax not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any Project, the sites of any Project or any easements, as the case may be, title thereto or any interest therein, and shall not interfere in any material respect with the use of any Project, any Project sites or any easements, and (ii) adequate reserves have been provided therefor to the extent required by and in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges securing the payment of expenses not yet due and payable that were incurred in the Ordinary Course of Business of the Company, (c) trade contracts or other obligations of a like nature incurred in the Ordinary Course of Business, not to exceed $3.5 million, by the Company, (d) obligations or duties to any Governmental Authority arising in the Ordinary Course of Business (including under Permits held by the Company and under all Applicable Law, (e) obligations or duties under easements, leases or other property rights, and (f) all other encumbrances and exceptions that are incurred in the Ordinary Course of Business of each Project, are not incurred for borrowed money and do not have a material adverse effect on either the use of any assets of the Company as currently used or the value of any such assets, and which involve encumbrances or assets with an aggregate amount or value not exceeding $3.5 million.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Project” means the up to 19 MW geothermal power project owned by the Company, as described on Schedule 1.

Annex-5

“Prudent Industry Practices” means, at any particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive geothermal power generating industry or recovered energy power generating industry, as applicable, operating in the United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. “Prudent Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

“PPA” means that certain Don A. Campbell 2 Geothermal Energy Project Power Purchase Agreement between Southern California Public Power Authority and the Company, dated as of December 18, 2014.

“PUHCA” means Public Utilities Holding Company Act of 2005, as amended.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnified Costs” means, subject to Article 5 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm, for all Purchaser Indemnified Parties, incurred by any of the Purchaser Indemnified Parties resulting from or relating to (a) any breach or default by Seller of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud, gross negligence, or willful misconduct relating to this Agreement or any Transaction Document.

“Purchaser Indemnified Parties” means Purchaser and each of its Affiliates and each of their respective shareholders, members, partners, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

“Real Property” has the meaning set forth in Section 3.1(m).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Restricted Payment” means, as to any Person, (a) the declaration or payment of any dividend on or in respect of any Equity Interests of such Person, (b) the purchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (c) any other distribution of or in respect of any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person, (d) any payment on account of, any setting apart or allocating any sum for the payment of, any dividend or distribution, or for the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of such Person, either directly or indirectly, whether in cash or property or in any shares of such Person or (e) the payment of any amounts, directly or indirectly, to such Person’s Affiliates, other than as required under the terms of any Material Contracts in effect on the date of this Agreement or required by Applicable Law.

Annex-6

“Schedules” means the Schedules attached to this Agreement.

“Securities Act” has the meaning set forth in Section 3.2(e).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Costs” means, subject to Article 5 of this Agreement, any and all damages, losses, claims, liabilities, demands, charges, suits, Taxes, penalties, costs, and reasonable expenses (including court costs and reasonable attorneys’ fees and expenses of one law firm for all Seller Indemnified Parties) incurred by any of the Seller Indemnified Parties resulting from or relating to (a) any breach or default by Purchaser of any representation, warranty, covenant, indemnity or agreement under this Agreement or any other Transaction Document or (b) any claim for fraud or willful misconduct relating to this Agreement or any Transaction Document.

“Seller Indemnified Parties” means Seller and each of its Affiliates and each of their respective shareholders, members, partners, officers, directors, employees, agents, and other representatives, and their respective successors and assigns.

“Shared Facilities Agreement” means that certain Shared Facilities and Shared Premises Agreement among ORNI 47 LLC, the Company and Seller, dated as of December 19, 2014.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, unclaimed property (escheat) or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Third Party Claim” has the meaning set forth in Section 5.3.

Annex-7

“Third Party Penalty Claim” has the meaning set forth in Section 5.3.

“Transaction Documents” means this Agreement and the Assignment Agreement.

“Treas. Reg. 1.1502-6 Liability” has the meaning set forth in Section 5.1.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury under the Code, as such regulations are amended from time to time.

Annex-8

OTHER DEFINITIONAL PROVISIONS

(a)     All terms in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)     As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(c)     The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” shall mean “including without limitation”.

(d)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(e)     Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(f)     Any references to a Person are also to its successors and permitted assigns.

(g)     All Article and Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed a part of this Agreement or affect the meaning or interpretation of this Agreement. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement, as applicable, and all references herein to Schedules or Exhibits are to Schedules and Exhibits to this Agreement.

(h)     Unless otherwise specified, all references contained in this Agreement, in any Exhibit or Schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States dollars.

(i)     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Annex-9

Exhibit A

Form of Assignment Agreement

Exhibit F

Capacity Test Procedures

●	Don A. Campbell Project and Don A. Campbell Expansion (each, a “Plant”) shall be tested simultaneously as a combined unit.

●

All parts of the Don A. Campbell Facility shall be operated in normal, automatic operating mode without exceeding the predefined design limits or prudent long-term operating conditions for any system or component.

●

The resource, wells, and equipment shall operate in stable condition for at least 12 hours prior to the start of the test to demonstrate reasonably constant geothermal fluid flows and temperatures being delivered to the Don A. Campbell Facility.

●	Each test shall be conducted for a period of 15 days except as extended as outlined below (the “Test Period”).

●	The average geothermal fluid flow during each test shall not exceed 31,560 gpm.

●	The net energy production shall be measured at the Don A. Campbell Facility revenue meter on the low side of the GSU.

●	The test uncertainties shall be calculated before and after the test and shall not exceed:

Measurement	Units	Max uncertainty
Net output	kW	0.40%
Ambient temperature	°F	1.0 °F
Geothermal fluid flow	gpm	1.0%

●	Instrument accuracies shall be reviewed and calibrated as needed to achieve the target uncertainties to the satisfaction of both parties.

●

No tolerances shall be applied for uncertainty or any other reason. The net capacity (corrected only for ambient temperature) shall be compared directly to the guaranteed value without allowance for uncertainty, i.e. no “deadband”.

●

The Plant Capacity will be calculated by applying the appropriate Ambient Temperature Correction Factor to the capacity. This Ambient Temperature Correction Factor will be the average of the reciprocal of F1 for the measured temperature during the Test Period, as set forth in the formula below:

Exhibit F - 1

Where:

n      Number of points

F1i      Ambient Temperature Correction Factor for point i.

Meter     MWh Meter readings at the each Plant revenue meter on the low side of the GSU transformer.

●	Power and ambient temperature will be measured at least at 10 minutes intervals.

●	Ambient temperature shall be measured with two (2) RTDs at each Plant in locations that give a good average value for the site, as agreed by both Parties.

●

The HMI (Human Machine Interface) shall be used to collect, store, and average the data. Averages shall be available for each minute and hour of each test and provided in Excel or delimited text files. Other normal measurements in the Don A. Campbell Facility shall be recorded and made available upon request.

●

The acceptance criteria are: compliance with Permits and Applicable Laws, compliance with all NV Energy requirements for delivering energy to the transmission grid, compliance with the test procedures, all tests conducted in a safe and sustainable manner, and any other requirements customary for tests of this nature.

●

During each test, each Plant is allowed one trip (complete shutdown) for problems within the Plant. Repeated trips of any major equipment are not acceptable. If any major equipment trips more than twice during the test, the test shall be void and shall be restarted from the beginning.

●	Any Test Periods impacted by grid outages shall be omitted, both energy and duration, in the calculations and the test extended accordingly.

●

Northleaf and/or its representatives shall have the right to witness the tests.  Notice of the planned testing schedule shall be provided to Northleaf not less than 10 days prior to the start of each test.  Rescheduling of the tests shall be done with at least 3 days’ notice.

●

After completion of the test, Ormat shall provide a Test Report consistent with industry standards that includes, at least, the following information: (i) calibration dates and certificates of the instruments; (ii) evidence that instrumentation uncertainties are within the acceptable range; (iii) a complete set of operating data for the test, including but not limited to kW, gpm, ambient temp and inlet temp for each interval.]

Exhibit F - 2

Schedule I

Register

NAME OF MEMBER	ADDRESS	DATE OF ENTRY AS MEMBER	CERT. NO. ISSUED	CLASS OF MEMBERSHIP INTERESTS	NUMBER OF UNITS

Schedule I - 1

Schedule 4.2(d)

Capital Accounts2

Member Name and Address

Ormat Nevada Inc.

Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attention: Zvi Krieger and Ohad Zimron

Telephone: (775) 356-9029 Facsimile: (775) 356-9039

Email: ZKrieger@ormat.com and Ozimron@ormat.com

Northleaf Geothermal Holdings LLC
c/o Northleaf Capital Partners
79 Wellington Street West
6th Floor, Box 120
Toronto Ontario M5K 1N9
Attention:  Olivier Laganiere
Telephone:  (416) 477-6721
Facsimile:  (416) 304-0195

Class of Membership Interest and percentage	Class A (100%)	Class B (100%)

Capital Account Balance	$[●]	$[●]

Capital Interest	[60]%	[40]%

2 To be finalized at Closing.

Schedule 4.2 (d) - 1

Schedule 9.4(e)

ROFO Representations and Warranties of Selling Member

Selling Member represents and warrants to each of the Offering Member and the Company as of the date of the closing of the Transfer pursuant to Section 9.4 of the Amended and Restated Limited Liability Company Agreement of ORPD LLC, dated as of [___], 2015, by and among Ormat Nevada Inc., Northleaf Geothermal Holdings LLC and [1% Member] (this “Agreement”) as set forth below:

(a)     Organization, Good Standing, Etc. of Seller. Selling Member is duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the State of Delaware.

(b)     Authority. Selling Member has the necessary power and authority to Transfer to the Offering Member all right, title and interest in and to the Membership Interests specified in the ROFO Offer and being Transferred to the Offering Member (“Transferred Interests”) and take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Transferred Interests contemplated by Section 9.4(e) of this Agreement (the “Transfer Documents”). All corporate or limited liability company actions or proceedings to be taken by or on the part of Selling Member to authorize and permit the Transfer of the Transferred Interests and the due execution and valid delivery by Selling Member of the Transfer Documents to which it is a party and each other agreement instrument or certificate required to be duly executed and validly delivered by it pursuant thereto, the performance by Selling Member of its obligations thereunder, and the consummation by Selling Member of the transactions contemplated therein, have been duly and properly taken. The Transfer Documents have been duly executed and delivered by Selling Member and constitute the legal, valid, and binding obligation of Selling Member enforceable in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)     No Conflicts; Consents.

(i)     The execution and delivery of the Transfer Documents to which Selling Member is a party and the performance by Selling Member of its respective obligations thereunder will not, (x) violate any Applicable Law to which Selling Member or the Company or any of their respective properties are subject, (y) conflict with or cause a breach of any provision in the Organizational Documents of Selling Member or the Company or (z) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, permit, instrument, decree, judgment or other arrangement to which Selling Member or the Company is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of an Encumbrance upon any such assets), except (in the case of this clause (z)) for any that could not reasonably be expected to materially and adversely affect the Transferred Interests or any action taken or to be taken by Selling Member under the Transfer Documents.

Schedule 9.4(e) - 1

(ii)     No consent, approval, waiver, or authorization is required to be obtained by Selling Member or the Company from any Person or Governmental Authority in connection with the Transfer of the Transferred Interests or the execution, delivery and performance by Selling Member and the Company of the Transfer Documents and the consummation of the transactions contemplated therein that has not been obtained as of the closing date of the Transfer.

(d)     Absence of Litigation. Selling Member has not received written notification of any actions or proceedings that have been instituted or threatened in writing by any Governmental Authority or Person against any of Selling Member or the Company that seeks to impair, restrain, prohibit or invalidate the Transfer of the Transferred Interests contemplated herein or in any Transfer Document.

(e)     Ownership.

(i)     Selling Member owns, of record and beneficially, 100% of the Transferred Interests.

(ii)     Selling Member has not made any prior assignment, transfer or participation of the Transferred Interests or of any interest therein and has not entered into any agreement (other than the Transfer Documents) or arrangement to do the same.

(iii)     Selling Member is not party to any other contract or agreement (other than the Transfer Documents) that could obligate Selling Member to Transfer the Transferred Interests. There are no voting trusts, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Transferred Interests.

(f)     No Encumbrances. The Transferred Interests are being sold free and clear of any Encumbrances except for Permitted Encumbrances.

(g)     Brokers. None of the Selling Member or the Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transfer Documents.

Schedule 9.4(e) - 2

Exhibit B

Form of Management Services Agreement

(see attached)

Exhibit-B-1

[FORM OF] MANAGEMENT SERVICES AGREEMENT

(ORPD LLC)

THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of this [●] day of [●], 2015 (the "Effective Date"), by and between ORPD LLC, a Delaware limited liability company (the "Company"), and Ormat Nevada Inc., a Delaware corporation (the "Manager").

W I T N E S S E T H :

1.     Concurrently herewith, Northleaf Geothermal Holdings LLC, Ormat Nevada Inc. and the [1% Member] are entering into that certain Limited Liability Company Agreement of ORPD LLC (the "ORPD LLC Agreement"); and

2.     Pursuant to the terms of the ORPD LLC Agreement, the Members agreed that the Company enter into this Agreement with the Manager in order to provide for, among other things, the delegation to the Manager of the day-to-day administrative, fiscal, and management services for the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.01 Definitions. Unless the context shall otherwise require or the express terms of this Agreement shall otherwise provide, capitalized terms used in this Agreement shall have the following meanings (provided, that capitalized terms not otherwise defined herein shall have the same meanings as set forth in the ORPD LLC Agreement):

"Agreement" is defined in the preamble.

"Approved Budget" means the operating budget of the Company.

"Cause" shall mean the occurrence of an Event of Default of the Manager pursuant to Section 8.01(b).

"Company" is defined in the preamble.

"CPI-West All Urban" means the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the West as provided by the U.S. Department of Labor, Bureau of Labor Statistics (and if such index is no longer published or available, such other index as the parties shall mutually agree in writing).

"Documentation" means all written invoices, receipts, billing statements, payment notices, wire receipt and payment notifications, bank statements and other similar written evidence of (a) amounts paid or payable by the Company to any Person and (b) received or receivable by the Company from any Person, in each case in connection with the Company.

"Effective Date" is the date first set forth above in the preamble.

"Emergency Expenditure" is defined in Section 4.01(b).

"Events of Default" has the meaning set forth in Section 8.01.

"Excluded Expenses" has the meaning set forth in Section 4.01(b).

"Initial Term" has the meaning set forth in Section 7.01(a).

"Losses" is defined in Section 9.01(a).

"Management Fee" is defined in Section 4.01(a).

"Manager" is defined in the preamble.

"Nonreimbursable Services" shall consist of the following services to be provided to the Company: (a) supervision and monitoring of the Service Providers, (b) bookkeeping and record keeping, (c) the Company’s day-to-day overall coordination and supervision of the performance of the Services, (d) preparing the draft capital and operating budget pursuant to Section 2.01(o) hereof, (e) reporting to and communication with the Managing Member and the Members regarding the Services, (f) preparing and submitting (i) Documentation, and, in the case of an Emergency Expenditure, oral notification, necessary in order to remit funds of the Company for payment of the Company’s asset management expenses and (ii) other Documentation necessary to perform the obligations hereunder, (g) depositing funds into the accounts maintained on behalf of the Company pursuant to Section 2.01(r) hereof, (h) payment of the Company’s expenses and (i) the making of distributions in accordance with the provisions hereof and the ORPD LLC Agreement.

"ORPD LLC Agreement" is defined in the preamble.

"Prudent Industry Practices" means, at any particular time, either (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive geothermal power generating industry or recovered energy power generating industry, as applicable, operating in the United States at such time, or (b) with respect to any matter to which the practices referred to in clause (a) do not apply, any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good competitive electric generation business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, the requirements of insurance policies and the requirements of governmental bodies of competent jurisdiction.

2

"Reference Rate" means the rate as published, from time to time, in The Wall Street Journal as the prime lending rate or "prime rate" plus 1% (whichever is lower). If the Reference Rate is hereafter no longer published by The Wall Street Journal, the Reference Rate shall mean the rate published by a national publication as shall be agreed between the parties.

"Renewal Term" has the meaning set forth in Section 7.01(a).

"Service Providers" means each third party hired by the Company to perform fiscal and administrative or other services for the Company (other than the Manager).

"Services" means the responsibilities of the Manager under Article II of this Agreement.

"Term" means the Initial Term and any Renewal Term.

ARTICLE II
RESPONSIBILITIES

Section 2.01 Manager’s Responsibilities. During the Term, the Manager shall provide the following Services to the Company:

(a)     (i) Prepare and promptly pay, or cause to be prepared and paid, on behalf of the Company, any amounts required to be paid by the Company under the Material Contracts or any other agreements to which the Company is a party, subject in all cases to the applicable Approved Budget (except to the extent otherwise expressly permitted by the terms of this Agreement), (ii) ensure the Company’s compliance with its obligations and enforcement of any rights or remedies under the Material Contracts or any other agreements to which the Company is a party, and (iii) subject to the expenditure limitations contained in the ORPD LLC Agreement and adopted or implemented by the Managing Member, purchase or lease, at the sole expense (but subject to Section 4.01(c)) of the Company, any materials, supplies and equipment necessary for the performance of the Services; provided, that nothing herein shall imply any duty of the Manager under any circumstances to expend its own funds in payment of the expenses of the Company;

(b)     Maintain, or cause to be maintained, reserves for the Company from time to time as directed by, and upon terms established by, the Company;

(c)     Remit from funds of the Company amounts in payment of the expenses of the Company in accordance with the Approved Budget and the ORPD LLC Agreement;

(d)     Maintain, or cause to be maintained, full and accurate books of account, financial records and supporting documents in accordance with prudent business practices and GAAP and make such books of account, financial records and supporting documents available for inspection and copying during normal business hours on its premises, upon reasonable prior notice, by any Member or any other Person authorized by such Member to inspect or copy such books and records, subject to appropriate confidentiality safeguards;

3

(e)     Maintain, or cause to be maintained, at the Company’s principal office (i) true and full information regarding the status of the financial condition of the Company, including any financial statements for the 3 most recent years; (ii) promptly after becoming available, a copy of the Company's federal, state, and local income tax returns for each year; (iii) minutes of the proceedings of the Members and the Managing Member; (iv) a current list of the name and last known business, residence or mailing address of each Member and the Manager; (v) a copy of the ORPD LLC Agreement and the Company’s Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the ORPD LLC Agreement and such Certificate of Formation and all amendments thereto which have been executed and copies of written consents of Members; (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; (vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights; and (viii) all records related to the production and sale of electricity by the Projects, and, if applicable, the qualification of such sales for production tax credits or investment tax credits pursuant to the Code, applicable Treasury Regulations and any other pronouncements by the IRS, whether currently existing or promulgated in the future;

(f)     Perform, or cause to be performed, on behalf of the Company all reporting and other routine management responsibilities reasonably believed by the Manager to be required under the Material Contracts and other agreements to which the Company is a party, including representing the Company in ordinary course business matters with third parties arising thereunder;

(g)     Perform, or cause to be performed, on behalf of the Company all routine administrative services reasonably required in connection with maintaining the Company’s existence and operations, such as the filing of limited liability company reports and, consistent with and subject to Prudent Industry Practices, maintaining in effect (and paying on a timely basis, solely from funds of the Company available for such purpose and, in accordance with Section 2.01(a), not from the Manager's own funds, all rents, royalties, costs, expenses and monies in connection with) all real property ownership, site licenses, easements, rights of way, rights to the geothermal reservoir, wells and fluid usage and exploitation rights;

(h)      (i) On or before the 45th day after the end of each quarter, prepare and deliver (or cause to be prepared and delivered) a written status report, in the form attached hereto as Exhibit B-1, relating to the Projects' operations for such quarter and (ii) on or before the 15th day after the end of each month, prepare and deliver a written status report, in the form attached hereto as Exhibit B-2, relating to the Projects' operations for such month;

(i)     Notify the Managing Member and the Members of any variance not contemplated in the applicable Annual Budget or O&M budget and involving more than $500,000 for the Company in any calendar year, promptly after learning of such variance;

(j)     Provide such readily available information to the Members as they may reasonably request from time to time;

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(k)     Advise the Company to engage additional Service Providers as reasonably believed by the Manager to be necessary or desirable, or as instructed by the Managing Member, to represent or perform services for the Company;

(l)     In a timely way (i) procure and maintain, or cause to be procured and maintained, all required governmental approvals and permits, prepare and submit all filings of any nature which are required to be made thereunder and represent the Company in matters with governmental authorities relating thereto, and (ii) prepare and submit, or cause to be prepared and submitted, all filings of any nature which are required to be made by the Company under the terms of any permits held by the Company or any laws, regulations or ordinances applicable to the Company;

(m)     [Intentionally omitted;]

(n)     Provide a copy of (i) all material reports, notices, amendments, waivers, consents or other material written communication relating to any dispute, potential default or event of default in connection with, or termination of, the Senior Secured Notes, any Material Contract, or any material Permit, (ii) notice of any material event of loss (including any condemnation or eminent domain proceeding) or event of force majeure at any Project, (iii) notice of any actual litigation or proceeding affecting the Company or any Project Company, and notice of any written threat of litigation or proceeding against the Company or any Project Company that could reasonably be expected to have a Material Adverse Effect, (iv) all material notices, demands or other material written communication pursuant to or relating to any necessary Governmental Approval for a Project or to or from any Governmental Authority with respect to the Company or any Project Company, (v) any other required material report or material formal written notice received or delivered by Ormat, or any of its subsidiaries, from or, as applicable, to the trustee under the Indenture, in each case, to the Members and the Company within 5 Business Days of receipt or delivery of such reports, notices, or other written communication or becoming aware of such event, (vi) any material Affiliate Contracts entered into and any material notices, amendments, waiver, consents or other material written communication related thereto within 5 Business Days thereof and (vii) any communication as to any deficiencies in the Company's accounting practices from the Accounting Firm, or of the resignation of the Accounting Firm;

(o)     45 days prior to the commencement of each Fiscal Year (commencing with Fiscal Year 2016), submit for approval of the Company, a proposed Annual Budget for the upcoming Fiscal Year;

(p)     Perform and discharge all responsibilities and functions assigned to the Manager under or pursuant to the ORPD LLC Agreement as in effect as of the date hereof in accordance with the terms set forth in the ORPD LLC Agreement, including preparing or causing to be prepared, each of the reports required to be prepared pursuant to Section 7.1 of the ORPD LLC Agreement within the time periods specified therein;

(q)     [Intentionally omitted.]

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(r)     Maintain, or cause to be maintained, in the name and for the exclusive benefit of the Company, accounts at one or more banks or other financial institutions for the deposit of all funds received by the Company during the term of this Agreement, and invest such funds in accordance with the investment provisions of the ORPD LLC Agreement; provided, that nothing herein shall imply any guarantee or undertaking by the Manager with respect to the collection of amounts due to the Company;

(s)     (i) Prepare and file, or cause to be prepared and filed, by the Accounting Firm on behalf of the Company, on a timely basis, all federal, state and local income tax returns and related information and filings required to be filed by the Company, including, without limitation, each Member’s IRS Form K-l, if any; provided, that at least 30 days (including extensions) prior to filing the federal and state income tax returns and related information and filings, the Manager shall deliver to the Members for their review a draft of the Company’s federal and state income tax returns and related information and filings in the form proposed to be filed and shall incorporate all reasonable changes or comments to such proposed tax returns and related information and filings requested by the other Members at least 10 days (including extensions) prior to the filing date for such returns and (ii) pay out of the Company’s funds all taxes and other governmental charges shown to be due thereon before they become delinquent and make all federal, state and local income tax elections in accordance with the provisions of the ORPD LLC Agreement;

(t)     Give prompt written notice to the Company and the Members of any decision that arises which constitutes a "Major Decision" under the ORPD LLC Agreement and not make any such decision without the required consent of the Members in accordance with the ORPD LLC Agreement;

(u)     If so instructed by the Tax Matters Partner, (i) direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, (ii) promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS relating to, or potentially resulting in, an adjustment of Company items, (iii) promptly advise each Member of the substance of any conversations with the IRS in connection therewith and keep the Members advised of all developments with respect to any proposed adjustments which come to its attention; (iv) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission; (v) incorporate all reasonable changes or comments to such correspondence or filing requested by any Member; (vi) provide each Member with a final copy of correspondence or filing; and (vii) provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings);

(v)     Prepare, or cause to be prepared, the financial statements required to be prepared pursuant to Section 7.3 of the ORPD LLC Agreement within the time periods specified therein;

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(w)     Make distributions out of available cash as provided under the relevant provisions of the ORPD LLC Agreement;

(x)     (i) At the Company’s sole expense, cause the Company to obtain and maintain, or cause to be obtained and maintained, insurance meeting the requirements of Exhibit A hereto, and all other coverage to be maintained on behalf of the Company under the Material Contracts and as otherwise authorized or directed by the Managing Member (ii) deliver to the Members as soon as practicable upon receipt thereof a copy of any notice of cancellation of insurance and (iii) administer any insurance policies;

(y)     Make draws under the Company’s working capital facilities, if any, if such draws are necessary to meet the Company’s cash flow requirements, and cause such funds to be deposited into the Company’s accounts;

(z)     Administer any escrow arrangements to which the Company is a party, as well as any letters of credit, bonds or other similar support instruments posted by the Company relating to any Project;

(aa)     Notify the Managing Member promptly of the receipt of any communication as to any deficiencies in the Company’s accounting practices from the Accounting Firm, or of the resignation of the Accounting Firm;

(bb)     Ensure that no power sales are made from the Company to any related-parties of any of the Manager, the Members or any Affiliate of the Manager, or the Members; and

(cc)     Maintain, or cause to be maintained, a register of membership interests of the Company and record therein any (i) transfers of membership interest made in accordance with the terms of the ORPD LLC Agreement and (ii) security interests of a secured party pursuant to any security interest permitted under the ORPD LLC Agreement.

ARTICLE III
STANDARD OF PERFORMANCE

Section 3.01 Standard of Performance. The Manager shall perform the Services in accordance with applicable law and shall (a) exercise such care, skill and diligence as a reasonably prudent business company of established reputation engaged in providing administrative services for geothermal power or recovered energy generation businesses would exercise in the conduct of its business and for the advancement or protection of its own interests, (b) perform its duties hereunder in accordance with applicable geothermal power or recovered energy generation industry standards, taking into account (if applicable and for as long as required under the ORPD LLC Agreement) any requirement to maintain qualification for production tax credits or investment tax credits under the Code, and (c) use sufficient and properly trained and skilled personnel in the performance of Services; provided, that the Manager shall be deemed to have satisfied its duties (i) in respect of supervision of Service Providers providing design, engineering and advisory services, by diligent review of the work product of such Service Providers, and without any duty to conduct further investigation, verification or consultation, in the absence of actual knowledge that such work product is incorrect or incomplete; and (ii) in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of Material Contracts, by relying conclusively on the advice of qualified legal counsel and/or qualified industry consultants engaged to advise the Company or the Projects with respect to such matter or circumstance. It is understood and agreed by the Company and the Manager that the Manager is not guaranteeing or undertaking to procure any financial or other outcome with respect to the Company or the Projects, or providing any guarantees relating to the performance of the Company or the Projects. The Manager shall not take any affirmative action as would cause the Company in any material respect to violate any federal, state or local laws and regulations, including environmental laws and regulations, and to the extent that the Manager has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense (but subject to Section 4.0l(c)) of the Company (unless such existing or prospective violation arises from a material breach of the Manager’s duties hereunder), to redress or mitigate any such violation.

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ARTICLE IV
COMPENSATION AND PAYMENT

Section 4.01 Management Fee; Expenses.

(a)     As compensation for the Services, the Company will pay the Manager a management fee (the "Management Fee") initially equal to $25,000 per month. The Management Fee shall be escalated on an annual basis on each anniversary of the Effective Date, indexed to CPI-West All Urban.

(b)     In connection with matters within the Approved Budget, and matters outside of the parameters of the Approved Budget but authorized pursuant to this Section 4.01, the Company will reimburse the Manager from the Company’s funds for the following expenses (other than any such expenses that constitute Excluded Expenses): (i) all reasonable out-of-pocket expenses of Manager’s personnel, (ii) all Emergency Expenditures and (iii) reasonable expenses of independent third parties (other than any such Persons performing Nonreimbursable Services) which, for the convenience of the Company, perform services by contract with the Manager rather than directly with the Company, provided, that the Members have consented to such arrangement. For purposes of this Section 4.01(b), (x) "Excluded Expenses" shall mean costs incurred by Manager in employing its personnel (other than amounts payable to its personnel as described in clause (i) above), including costs associated with wages, benefits, workers’ compensation insurance and home office expenses and costs incurred to retain Persons to perform Nonreimbursable Services) and (y) an "Emergency Expenditure" shall mean an expense with respect to the Company that is not included in the Approved Budget and which is incurred, in the reasonable judgment of the Manager, to avoid or to mitigate a risk of physical injury to any Person, or a financial loss or damage to the Company or the Projects, or a violation of law and with respect to which there is not a reasonable opportunity to convene a meeting of the Members in order to obtain prior approval of the expense. The Manager shall give prompt written notice to the Members of any Emergency Expenditure. Notwithstanding any of the foregoing, for the avoidance of doubt, to the extent an obligation of the Manager is expressly to be performed at the sole expense of the Company, the Manager shall be reimbursed for any amounts (other than Excluded Expenses) expended from its own funds to perform such obligation.

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(c)     If the Manager, at its election, engages any third party to perform any Nonreimbursable Services, it shall be responsible for paying any fees and expenses of such third party, provided, that if such third parties shall have been engaged by Manager at the direction of the Managing Member or as otherwise required in the ORPD LLC Agreement, Manager shall be reimbursed for such fees and expenses incurred in connection with such engagement. Manager shall exercise reasonable and due care to select reasonably well qualified third-parties based on their experience, availability, reputation, creditworthiness and cost and, with respect to any services which the Manager could perform itself, unless any third party was engaged at the direction, or with the consent, of the Members or as otherwise required by the ORPD LLC Agreement, the Manager shall remain responsible to the Company with respect to any such services by a third party.

(d)     The Manager shall obtain the Managing Member’s prior written approval before incurring any expense that would constitute a Major Decision; provided, however, that consent shall not be required (i) as to any Emergency Expenditure, and (ii) for reimbursement of the Manager for any reasonable expense of a Service Provider (other than a Service Provider providing Nonreimbursable Services) which, for the convenience of the Company, performs services by contract with the Manager rather than directly with the Company.

Section 4.02 Billing and Payment.

(a)     Within 15 days following the Manager’s submission of an invoice to the Managing Member reflecting (i) any expenses due and payable by the Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such expenses and the basis for reimbursement thereof), and (ii) the monthly portion of the Management Fee due and payable by the Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such costs and the basis for reimbursement), the Managing Member shall approve such payment to the Manager of (x) the expenses and (y) the portion of the Management Fee specified in such invoice, less any portion of such expenses and Management Fee that any Member disputes in good faith, provided, that any invoiced amount incurred in accordance with the Approved Budget shall be deemed approved by the Managing Member and shall be paid by the Company unless the Managing Member shall dispute in good faith such payment for reasons unrelated to the Approved Budget.

(b)     The parties shall negotiate in good faith to attempt to resolve any such disputed portion in accordance with Article VI hereof and any amount owed hereunder which remains unpaid more than 10 days after the date such amount is due and payable under this Agreement shall accrue interest at the Reference Rate beginning on the 1st day after such amount became due and payable.

Section 4.03 Records. The Manager shall retain copies of invoices submitted by it under Section 4.02, and of any third party invoices or similar documentation contained or reflected therein, for a minimum period of 3 years or such longer period as required by applicable law. Records maintained by the Manager pursuant to this Section 4.03 shall be the property of the Company and shall not be destroyed, unless the Company shall have consented to such destruction in writing or declined in writing to accept possession of the records after the Manager has advised the Company that the records will be destroyed.

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ARTICLE V
DELAYS

Section 5.01 Conditions. If the Manager becomes aware of any event or circumstance which could prevent its performance of any of its obligations hereunder, the Manager shall give prompt notice thereof to the Managing Member. The Manager shall attempt in good faith to minimize any such delay, provided, however, that the Manager shall not be obligated to undertake or perform any actions which are prohibited by contract or any applicable law or that would expose the Manager to any material risk of liability or to any expense which is not reasonably expected to be promptly reimbursed or indemnified hereunder.

ARTICLE VI
DISPUTE RESOLUTION

Section 6.01 Procedure.

(a)     Other than with respect to an Event of Default under Section 8.01, the parties shall attempt, in good faith, to resolve or cure all disputes, controversies or claims relating to this Agreement by mutual agreement in accordance with this Article VI before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VI is referenced in the provision of this Agreement which is the basis for any such dispute).

(b)     If a party believes that a dispute, controversy or claim under this Agreement has arisen, such party shall within 10 days after such dispute, controversy or claim arises, give notice thereof to the other party and the Managing Member, which notice shall describe in reasonable detail the basis and specifics of the dispute, controversy or claim. A meeting or conference call shall be held promptly, and in no case later than 10 days following delivery of such notice, attended by representatives of the parties with decision-making authority regarding the dispute, controversy or claim to attempt in good faith to negotiate a resolution.

(c)     If, within 21 days following the meeting required pursuant to Section 6.01(b), the parties are unable to resolve the dispute, either party may pursue whatever rights it has available under this Agreement, at law or in equity.

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ARTICLE VII
COMMENCEMENT AND TERMINATION

Section 7.01 Term.

(a)     Except as may otherwise be provided herein, this Agreement shall commence on the Effective Date and remain in full force and effect following the Effective Date until and including the 10th anniversary of the Effective Date (the "Initial Term"); provided, that unless either Party gives notice of termination at least 90 days prior to the expiration of the Initial Term or any Renewal Term, this Agreement shall be renewed for successive 3 year renewal terms (each, a "Renewal Term") (the Initial Term and all Renewal Terms, the "Term").

(b)     In connection with the expiration of the Initial Term or any Renewal Term or any earlier termination of this Agreement, the Manager shall (i) cooperate with all reasonable requests of the Company in connection with the transition of Services performed by Manager (including the transferring of the records in Manager’s possession) to the entity selected by the Company to undertake the Services hereunder and (ii) Manager shall deliver to the Company all books, records, contracts, plans, specifications, reports, studies, leases, rent rolls, receipts for deposits, unpaid bills, and other papers, materials, supplies, documents or properties (including advertising materials, keys, combinations to locks, equipment and supplies) and other information (including information stored in a computer), if any, which are in Manager’s possession and which relate to the Company. In the event of termination by the Company under Section 8.03, the Manager shall be responsible for all costs and expenses incurred in connection with clause (ii) above.

Section 7.02 Resignation of Manager. The Manager may resign by giving written notice of such resignation to the Company specifying a date (which date shall be not less than 30 days after the giving of such notice) upon which such resignation shall take effect; provided, however, that notwithstanding such 30 day notice period, the Manager’s resignation shall not become effective until the appointment of a successor Manager pursuant to the terms of the ORPD LLC Agreement.

Section 7.03 Early Termination. Subject to Section 7.01, this Agreement may not be terminated except:

(a)     by mutual written agreement of the parties;

(b)     pursuant to Sections 7.02, 8.02 and 8.03; or

(c)     if Ormat Nevada Inc. ceases to own or hold 25% of the membership interests in the Company and another Member owns or holds more than 25% of the membership interests in the Company, by written notice from the Company to the Manager.

Section 7.04 Replacement Manager. In the event the Manager is removed or resigns, a replacement manager shall be selected pursuant to Section 8.1 of the ORPD LLC Agreement.

ARTICLE VIII
DEFAULT

Section 8.01 Events of Default. Subject to the provisions of Article VI, the following events shall be events of default ("Events of Default") under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such party from complying with the terms of this Agreement:

(a)     Failure by a party to make any payment required to be made hereunder, if such failure shall continue for 30 days after written notice thereof has been given to the non-paying party; or

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(b)     If there shall occur (i) any failure by the Manager to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 8.01), and such failure (x) is not cured within 30 days after receipt by the Manager of notice of such failure, which period shall be extended to 90 days if the Manager is diligently pursuing to cure such failure and (y) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) fraud, willful misappropriation of funds, gross negligence or willful misconduct by Manager in the performance of its duties under this Agreement, or (iii) a representation made by Manager in or pursuant to this Agreement is proven to have been false or misleading in any material respect as of the date on which it was made (or as of the date otherwise specified in any such representation) and such representation, if capable of being cured, is not corrected within 30 days after receipt by the Manager of notice of such false or misleading representation, which period shall be extended to 90 days if the Manager is diligently pursuing to cure and correct such representation; or

(c)     Failure by the Company to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 8.01), and such failure (i) continues for 30 days after written notice thereof has been given to the Company, which period shall be extended to 90 days if the Manager is diligently pursuing to cure such failure and (ii) has a material adverse effect on the Manager’s ability to perform its obligations under this Agreement.

Section 8.02 Bankruptcy.

(a)     Subject to the rights or remedies it may have, either party shall have the right to terminate this Agreement, effective immediately, if, at any time, the Bankruptcy of the other party shall occur.

(b)     The Company shall have the right to terminate this Agreement, effective immediately, if, at any time, the Bankruptcy of the Class A Member shall occur or foreclosure or involuntary transfer of the Class A Membership Interests held by the Class A Member.

Section 8.03 Remedies. If an Event of Default occurs and is continuing hereunder, then this Agreement may be terminated immediately by written notice from the non-defaulting party to the defaulting party, without obligation to or recourse by the defaulting party. A notice of termination for Cause shall be effective if executed by the Managing Member of the Company. If a termination pursuant to this Section 8.03 occurs, the terminating party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability set forth in Article IX.

ARTICLE IX
INDEMNIFICATION AND LIMITATION OF DAMAGES

Section 9.01 Indemnification.

(a)     To the extent not otherwise covered by insurance and to the extent not prohibited by law, the Company shall indemnify and hold harmless the Manager, its officers, directors, employees and Affiliates from and against all losses, claims, demands, damages, costs, expenses of any nature (including, but not limited to, reasonable attorneys' fees and disbursements) or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative (collectively, "Losses") resulting from or arising out of the Manager’s performance of its obligations hereunder; provided, however, that the Manager shall not have the right to be so indemnified for Losses arising out of or relating to fraud, the gross negligence or willful misconduct of the Manager or its subcontractors, or a breach of its obligations under this Agreement.

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(b)     To the extent not otherwise covered by insurance and to the extent not prohibited by law, subject to the specific limitations of liability set forth in this Article IX, the Manager shall indemnify and hold harmless the Company, its members, officers, directors, employees and Affiliates from and against all Losses for (i) injuries, disease or death to any person, (ii) any damage to any property of any person, (iii) all fines or penalties issued by, and other similar amounts payable to any Governmental Authority, and (iv) any other losses or liabilities, resulting from or arising out of the fraud, gross negligence or willful misconduct of the Manager or a material breach of the Manager’s obligations under this Agreement (for purposes of clarity, the Manager shall not be deemed to be an "Affiliate" of the Company for this Section 9.01(b)).

Section 9.02 Limitation of Liability.

(a)     The Manager shall have no liability under this Agreement for failure to take actions which it is not obligated to take pursuant to this Agreement and as to which it has requested the consent of the Managing Member (or the Members where consent of the Members is required under the ORPD LLC Agreement) for the Manager to perform such actions if such consent is not timely given (including actions requiring a variance from the Approved Budget for which a request for variance by the Manager has been made and not timely approved), or for actions taken at the direction of the Managing Member in accordance with the terms of the ORPD LLC Agreement (or the Members where consent of the Members is required under the ORPD LLC Agreement), or for failure to take actions requiring the expenditure of Company funds in accordance with the Approved Budget if such funds are not available (for reasons other than a failure of the Manager to provide the Services in accordance with this Agreement).

(b)     Except in the event of third party indemnity claims, fraud, gross negligence or willful misconduct, none of the Manager, the Company, or any of their respective officers, members or employees will be liable for punitive, consequential or exemplary damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenue, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of any of the Project Companies’ customers, members or affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law. For avoidance of doubt, the loss of production tax credits shall not be considered as consequential damages or otherwise falling into any of the foregoing categories.

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(c)     In no event shall the Manager’s aggregate liability under, in connection with or arising hereunder, whether regarding any indemnification, environmental responsibility or otherwise, exceed the aggregate amount of Management Fees actually paid to the Manager (other than arising out of or relating to the fraud, gross negligence or willful misconduct of the Manager).

Section 9.03 Supremacy. The provisions expressed in this Article IX shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement and shall survive termination of this Agreement.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

Section 10.01 Representations and Warranties. Each party hereto represents and warrants, as of the date hereof, as follows:

(a)     it is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

(b)     it has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)     this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law;

(d)     the execution, delivery and performance of this Agreement do not violate (i) its constituent documents, (ii) any contract to which it is a party or to which any of its properties are subject, or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination to which it is subject or by which its properties are bound;

(e)     no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or any other Person is required for the due execution, delivery or performance of this Agreement by such party; and

(f)     there is no action, suit or proceeding at law or in equity or by or before any governmental authority, arbitral tribunal or other body now pending or threatened against or affecting it or its property, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

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ARTICLE XI
MISCELLANEOUS

Section 11.01 Assignment.

(a)     The Manager may not assign its rights and obligations under this Agreement to any third party without the prior written consent of the Company; provided, that notwithstanding the foregoing, the Manager may assign its rights and obligations under this Agreement to an Affiliate of the Manager under common ownership with the Manager. Manager shall promptly notify the Company of any such assignment.

(b)     The Company may not assign its rights and obligations under this Agreement to any third party without the prior written consent of the Manager.

Section 11.02 Authorization. Except as expressly authorized in writing by the Managing Member, or contemplated under the Services, the Manager shall not have the right or the obligation to create any obligation or to make any representation on behalf of the Company.

Section 11.03 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY TO THIS AGREEMENT). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 11.04 Independent Contractor. Nothing contained in this Agreement and no action taken by any party to this Agreement shall be (a) deemed to constitute any party or any of such party’s employees, agents or representatives to be an employee, agent or representative of the other party; (b) deemed to create any company, partnership, joint venture, association or syndicate among or between the parties; or (c) except as contemplated under the Services, deemed to confer on any party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party, except as expressly authorized in writing.

Section 11.05 Notice. All notices, requests, consents, demands and other communications (collectively "notices") required or permitted to be given under this Agreement shall be in writing signed by the party giving such notice and shall be given to each party at its address or fax number set forth in this Section 11.05 or at such other address or fax number as such party may hereafter specify by notice to the other party and shall be either delivered personally or sent by fax or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (a) when successfully transmitted if given by fax or (b) when delivered, if given by any other means. Notices shall be sent to the following addresses:

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To the Manager:

Ormat Nevada Inc.
6225 Neil Road
Reno, Nevada 89511
Attention: Zvi Krieger and Ohad Zimron
Facsimile: (775) 356-9039

Email: ZKrieger@ormat.com and Ozimron@ormat.com

To the Company:

ORPD LLC
6225 Neil Road
Reno, Nevada 89511
Attention: Asset Management
Facsimile: (775) 356-9039

With copies to:

All of the Members, at their respective addresses as set forth in the ORPD LLC Agreement.

Section 11.06 Usage. This Agreement shall be governed by the following rules of usage: (a) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s permitted assignees; (b) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (c) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (d) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (e) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (f) unless otherwise specified, the words "hereof," "herein" and "hereunder" and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (g) the words "include" and "including" and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words "without limitation", whether or not they are in fact followed by such words.

Section 11.07 Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

16

Section 11.08 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by both parties.

Section 11.09 Confidential Information. Except as required by applicable law, no party shall, without the prior written consent of the other party, disclose any confidential information obtained from the other party to any third parties, other than to consultants or to employees who have agreed to keep such information confidential as contemplated by this Agreement and who are reasonably believed to need the information to assist such party with the exercise or performance of any rights and obligations provided to, or imposed upon, such party in such document.

Section 11.10 Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory thereto; provided, however, that the Members are intended beneficiaries of this Agreement (subject to all the limitations hereof applicable to the Company, including Article III and Article IX hereof).

Section 11.11 Discharge of Obligations. With respect to any duties or obligations discharged hereunder by the Manager, the Manager may discharge such duties or obligations through the personnel of an Affiliate of the Manager; provided, that notwithstanding the foregoing, the Manager shall remain fully liable hereunder for such discharged duties and obligations.

Section 11.12 Severability. Any provision of this Agreement that shall be held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall negotiate in good faith a replacement provision or provisions that are valid and enforceable and that as closely as possible correspond to the spirit and purpose of the invalid or unenforceable provisions and this Agreement as a whole.

Section 11.13 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the date first set forth above.

ORMAT NEVADA INC.

By:

Name:

Title:

By:

Name:

Title:

Signature page to Management Services Agreement

18

ORPD LLC

By:	ORMAT NEVADA INC. as Managing Member

By:
Name:
Title:

By:
Name:
Title:

Signature page to Management Services Agreement

19

Exhibit A

Insurance Requirements

Coverage. To the extent not otherwise maintained by the operator under the O&M Agreements or by any Project Company under any outstanding Material Contract, the Manager shall procure and maintain in full force and effect or cause to be procured or maintained in full force and effect the following minimum insurance coverage consistent with industry practice as set forth below. All such insurance carried shall be placed with such insurers having a minimum A.M. Best rating of A- :VII, or its equivalent with such rating agencies as A.M. Best or S&P and admitted or approved in the state of the site of the applicable Project, and be in such form, with such other terms, conditions, limits and deductibles (subject to the minimum insurance coverage below) and such other or additional insurance to cover increases or changes in risks, policy limits, policy coverage or otherwise which are considered prudent in the geothermal or recovered energy industries for property and facilities similar in type, nature, use and location of the applicable Project.

I.     Operations Period

1.

All Risk Property Insurance. All risk property insurance covering each and every component of the equipment against physical loss or damage including but not limited to fire, lightning, extended coverage, collapse, flood, earth movement, windstorm, hail, explosion, smoke, malicious mischief and comprehensive boiler and machinery coverage, including electrical malfunction and mechanical breakdown coverage. Such insurance coverage shall not include any exclusion for resultant damage caused by faulty workmanship, design or materials. Such insurance coverage shall be written on a replacement cost basis with limit of liability not less than $220,300,000for the Projects on a per occurrence basis (reinstated following covered claims) with no aggregate with reasonable and customary sublimits to apply to the Project (such as those noted below, subject to market changes and conditions):

Flood Aggregate	$50,000,000
Flood Zones A and V Aggregate	$10,000,000
Earthquake Aggregate	$50,000,000
CA and HI Earthquake Aggregate	$30,000,000
Volcanic Eruption Aggregate	$10,000,000
Demolition and Increased Cost of Construction	20% of damaged location TIV
Time Element from Service Interruption	$15,000,000
Expediting Expenses	$10,000,000
Debris Removal	Lesser of $10,000,000 or 10% of Loss
Contingent Time Element – Locations with XS of $20MM BI	$10,000,000
Contingent Time Element – Locations with BI less than $20MM	$ 5,000,000

Valuable Papers	$ 5,000,000
Leased Equipment	$ 1,000,000
Off-Site Storage	$ 5,000,000
Unnamed Locations	$5,000,000
Pollution Clean-up and Removal Aggregate	$ 500,000
Incidental Course of Construction	$10,000,000
Transit per Conveyance	$15,000,000
Professional Fees	$ 1,000,000
Preservation of Property	$ 5,000,000
Mobile Equipment	$ 500,000
Fine Arts	$ 500,000
Claims Cost Expense	$ 500,000
Transmission and Distribution	As Scheduled
Errors and Omissions	$ 1,000,000
Ingress/Egress	30 Days
Civil Authority	30 Days
Extra Expense	$ 5,000,000
Accounts Receivable	$ 5,000,000
Property of Employees	$ 1,000,000
Underground Equipment	$ 500,000

 Exh. A

2.     Business Interruption. As an extension of the insurance required under coverage described above in I.1, the Manager shall maintain business interruption insurance on an actual loss sustained basis with an indemnification period of not less than twelve (12) months. The cover shall include cover for twelve (12) months projected gross revenues (including applicable Production Tax Credits grossed up for taxes, Renewable Electric Certificates or similar revenues), less non-continuing expenses. The business interruption limit of insurance can be included in the all-risk property policy limit described above in I.1.

Such insurance shall include coverage for contingent business interruption covering non-owned substations(s) and switching stations (to the extent they are First Tier Named Customers or suppliers) which can be a sublimit to the all-risk property policy limit described in I.1. above. The deductibles for business interruption and contingent business interruption shall not exceed Ninety (90) days.

3.     Commercial or Comprehensive General Liability. The Manager shall maintain third party liability insurance coverage written on an occurrence policy form or claims made basis with a limit of liability of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Such insurance shall include coverage for legal liability to third parties for bodily injury and property damage including premises/operations, explosion, collapse, underground hazards, broad form contractual liability, products/completed operations, broad form property damage and personal injury liability. Such insurance coverage shall include punitive damages to the extent normally available. Such policy to have deductibles not to exceed $200,000.

Exh. A

4.     Workers’ Compensation/Employer’s Liability. If the Company has employees, the Company shall maintain Workers’ Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of any such employee while at work or in the scope of his or her employment with such entity, and Employer’s Liability insurance in an amount not less than $1,000,000. Such insurance coverage shall not include any occupational disease exclusions.

5.     Automobile Liability. Manager shall maintain Automobile Liability insurance covering owned, non-owned, leased, hired or borrowed vehicles of the Company if any, against bodily injury or property damage. Such insurance coverage shall have a limit of liability of not less than $1,000,000. To the extent the Manager has no owned automobiles, hired and non-owned automobile liability can be provided under the commercial general liability policy in lieu of an automobile liability policy.

6.     Excess/Umbrella Liability. The Manager shall maintain Excess/Umbrella Liability insurance written on an occurrence policy form or claims made policy form providing coverage limits in excess of the primary limits applying under policies described in subsections (I)(3), (I)(4) (employers’ liability only), and (I)(5). Such insurance coverage, including primary limits, shall have a limit of liability of not less than $25,000,000.

In the event the combined commercial general liability limits have the potential to be eroded by (i) paid claims or (ii) claims reserves, policy limits for the Project will be increased to a minimum amount of not less than $10,000,000 by replenishing the existing policy or by purchasing stand-alone insurance for the Project

7.     Control of Well.      The Manager shall maintain Control of Well insurance, on a form acceptable with a limit of not less than $20,000,000 per occurrence, $1,000,000 per occurrence for Care, Custody and Control. Additional coverage should include Redrill / Extra Expense and Seepage, Pollution, and Cleanup and Contamination.

8.     All deductibles shall be the sole responsibility of the Company.

II.     Endorsements

The Policies required shall contain the following endorsements:

1.     With respect to the liability insurance coverage described herein, except for Workers’ Compensation, each of the Members shall be named as an additional insured.

2.     With respect to the all-risk property, machinery breakdown and business interruption policy, the Members shall be named as an additional insured and loss payee as their interests may appear. It shall be understood that any obligation imposed upon the Manager, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Company, and not that of any Member.

Exh. A

3.     The insurance policies or policy endorsements shall provide that:

1.     the insurance companies will give the Members at least ten (10) days prior written notice, in the case of nonpayment of premiums, or sixty (60) days’ prior written notice, in all other cases, before any such policy or policies of insurance shall be canceled;

2.     in as much as the liability policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements of the liability policies, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and such liability policies shall include a cross liability clause;

3.     the insurers thereunder shall waive all rights of subrogation against the Members,

4.     such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Members with respect to their interests in the Projects; and

5.     the policy (in the case only of property policies, and not in the case of liability policies) shall be endorsed to provide that the insurance policy shall not be voided or vitiated with respect to the interest of the Members due to actions or inactions of any of the insured or any additional insured.

III.     Certifications

1.     At each policy renewal, the Manager shall provide to the Members approved Certificates of Insurance, from each insurer or by the Manager’s authorized broker. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated for such insurance required by Section I and II, above. Upon request, the Manager shall furnish any Member with copies of all insurance policies, binders, cover notes or other evidence of such insurance.

2.     Upon request, concurrent with the furnishing of all certificates referred to in this Exhibit A, the Manager shall furnish any Member with an opinion from its insurance broker(s), acceptable to such Member, stating that all premiums then due have been paid and that, in the opinion of such broker(s), the insurance then maintained by the Manager is in accordance with this Exhibit A. Furthermore, upon its first knowledge, such insurance broker(s) shall advise the Members promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Manager.

IV.     Other

1.     Availability of Insurance. In the event any insurance (including the limits or deductibles thereof) herein required to be maintained, other than insurance required by law to be maintained shall not be available and commercially feasible on reasonable terms and conditions in the commercial insurance market, each Member, with the advice of an independent insurance consultant, shall not unreasonably withhold its agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that:

1.     the Manager shall first request any such waiver in writing, which request shall be accompanied by a letter prepared by an independent insurance advisor or broker of recognized national standing indicating that such insurance is not reasonably available and commercially feasible in the commercial insurance market for electric generating plants of similar type and capacity (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions such insurance advisers and the form and substance of such reports to be reasonably acceptable to the Members;

Exh. A

2.     at any time after the granting of any such waiver any Member may request, and the Manager shall furnish to such Member within 15 days after such request, confirmation reasonably acceptable to such Member from such insurance advisers updating their prior reports and reaffirming such conclusion; and any such waiver shall be effective only so long as such insurance shall not be available and commercially feasible in the commercial insurance market, it being understood that the failure of the Manager to timely furnish any such supplemental report shall be evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such nonexistence.

Exh. A

Exhibit B-1

Form of Quarterly Operations Reports

[Asset Photos]

ORPD LLC

Quarterly Operations Report
[Insert Quarter]

TO:	ORPD LLC ORMAT Nevada Inc. Northleaf Geothermal Holdings LLC

FROM:	ORMAT Nevada Inc.

DATE:	[Insert Date]

 Exh. B-1

1.	EXECUTIVE SUMMARY

[Summary of key performance metrics including well performance, availability, generation, capacity factors]

[Summary of key financial metrics including revenues, EBITDA and distributions and comparison to budget]

[Summary of significant on-site developments, including status of capex projects, well issues, HR/legal/environmental/insurance/safety concerns, etc.]

[Puna – Estimated MW Net production from each production well, updated on an annual basis]

[DAC – average temperature from each production well]

Exh. B-1

2.	KEY PERFORMANCE INDICATORS

Quarterly Consolidated Operational Information

Period Beginning:	01/01/2015	Year:	2015
Ending:	31/03/2015	Quarter:	1

Statistic Observed	Actual / Budgeted	Consolidated	Plant: Puna	DAC	OREG
Total Gross Generation (MWhrs) (Available Data Period)	*Actual*				
	Current Year Budget				
	Budget v. Actuals				
Total Net Generation (MWhrs) (Available Data Period)	*Actual*				
	Current Year Budget				
	Budget v. Actuals				
Total Curtailment (MWhrs) (Available Data Period)	*Actual*				
	Current Year Budget				
	Budget v. Actuals				
Capacity Factor (Available Data Period)	*Actual*				
	Budget				
Average Generation (MWs) (Available Data Period)	*Actual*				
	Current Year Budget				
	Budget v. Actuals				
Average Generation (MWs) (Trailing 12 Months)	*Actual*				
	Budgeted				
	Budget v. Actuals				

Quarterly Consolidated Operational Information by Classification:

Statistic Observed	Classification	Puna	DAC	OREG
Total Net Generation (MWhrs) Available Data Period)	*On-Peak*			
	Off-Peak			
	Non-Time Differentiated			
	Additional			
Total Net Generation (MWhrs) (Trailing 12 Months)	*On-Peak*			
	Off-Peak			
	Non-Time Differentiated			
	Additional

Exh. B-1

3.	ASSET MANAGEMENT REPORT

3.1.	Operations [Top highlights and incidents from site]

3.2.	Environmental

[Description of environmental issues facing the sites]

3.3.	Health and Safety

[Description of H&S issues facing the projects]

3.4.	Insurance

[Description of any insurance issues, including claims, coverage shortfalls, upcoming renewals, etc.]

3.5.	Community

[Description of any community issues facing the sites]

3.6.	Legal and Regulatory Compliance

[Description of any legal issues facing the projects]

3.7.	Preventative Maintenance

[Description of progress with preventative maintenance plan]

3.8.	Capital Expenditures

[Updates with respect to any major capital expenditure projects at any of the sites]

[Updates with respect to progress of DAC 2]

3.9.	Forced Outages and Planned Outages

[Description of forced/planned outages over the quarter]

3.10.	Curtailment

[Description of any material curtailment imposed on any of the projects]

Exh. B-1

4.	FINANCIAL REPORT & CASHFLOW PROJECTIONS

Period Beginning:	01/01/2015	Year:	2015
Ending:	31/03/2015	Quarter	1

All Amounts $000's

Revenues	Quarter Budgeted	Quarter Actual
Puna		
DAC		
OREG		
Total Revenues	**$0**	**$0**

Expenses	Quarter Budgeted	Quarter Actual
Plant's Fixed O&M price		
Variable O&M		
Major Maintenance		
Insurance		
Property Taxes		
Royalties		
Lease		
Utilities, Environmental, Others		
Total	**$0**	**$0**

EBITDA	Quarter Budgeted	Quarter Actual
Puna		
DAC		
OREG		
Total EDITDA	**$0**	**$0**

[Discussion of key financial results, reasons behind material deviations from budget, any notable changes to ORPD’s financial position, etc.]

[Update on Capital Expenditures]

[Calculation of Puna Class A/Class B Distribution Amounts]

[12-month Class A/Class B distribution projections]

Exh. B-1

5.	MONTHLY EXPENSE REPORT

Exh. B-1

Exhibit B-2

Form of Monthly Operations Reports

MONTHLY UPDATE – ORPD LLC

Performance Update1

	PUNA	DON A. CAMPBELL	OREG I-II-III-IV
PRODUCTION
Gross Production (MWh)
Net Production (MWh)
Capacity Factor (%)
FINANCIAL
Revenues (US$)
Expenses (US$)
EBITDA (US$)

Major Operational Issues

[Brief summary of operational issues/developments, reportable incidents and major capital expenditures]

Major Non-Operational Issues

[Brief summary any significant legal/contractual, insurance, environmental, health & safety, community and human resource issues that may have arisen over the month]

1 Management estimates based on preliminary analysis and available data. Subject to review.

 Exh. B-2

Exhibit C

Form of Assignment Agreement

(see attached)

Exhibit-C-1

[FORM OF] ASSIGNMENT OF MEMBERSHIP INTERESTS

This ASSIGNMENT OF MEMBERSHIP INTERESTS, dated as of [●], 2015 (the “Assignment Agreement”), is by and among ORMAT NEVADA INC., a Delaware corporation (the "Transferor"), NORTHLEAF GEOTHERMAL HOLDINGS LLC, a Delaware limited liability company (the "Transferee"), and ORPD LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company was formed by virtue of its Certificate of Formation filed with the Secretary of State of the State of Delaware on February 2, 2015 and, until the date hereof, has been governed by the Limited Liability Company Agreement of the Company, dated as of February 2, 2015 (the “Original Operating Agreement”), executed by the Transferor;

WHEREAS, the Transferor currently owns, of record and beneficially, 99% of the membership interests of the Company;

WHEREAS, pursuant to the Agreement for Purchase of Membership Interests in ORPD LLC, dated as of February [●], 2015 (the “Purchase Agreement”), between the Transferor and Transferee, the Transferor has agreed to sell to the Transferee, and the Transferee has agreed to purchase from the Transferor, on the terms and subject to the conditions set forth in the Purchase Agreement, all Class B Membership Interests of the Company;

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Agreement of ORPD LLC, dated as of [●], 2015 (the “LLC Agreement”), by and among the Transferor, the Transferee and the [1% Member], the Transferor, Transferee and [1% Member] have agreed to admit the Transferee as the only Class B Member of the Company and for the Original Operating Agreement to be amended and restated as stated therein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree as follows:

1.     Defined Terms. All capitalized terms not defined herein are used herein as defined in the LLC Agreement.

2.     Instructions to Transfer. As of the date hereof, the Transferor hereby assigns and transfers unto the Transferee complete record and beneficial ownership of all of the Transferor's Class B Membership Interests in the Company, together with all rights associated therewith, free and clear of any Encumbrances other than Permitted Encumbrances. The Transferor hereby irrevocably instructs the Company to register on the books of the Company the transfer to the Transferee of complete record and beneficial ownership of all of the Transferor’s Class B Membership Interests in the Company.

1

3.     Further Assurances. Subject to the terms and conditions of the Purchase Agreement, at any time, or from time to time after the date hereof, the Transferor and Transferee shall, at the other's reasonable request, and at the requesting party's expense, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to this Assignment Agreement, and take such other action as either of them may reasonably request in order to evidence the transfer effected hereby.

4.     Successors and Assigns. This Assignment Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.     Purchase Agreement Terms. This Assignment Agreement shall, in every respect, be subject to and governed by the terms of the Purchase Agreement. To the extent this Assignment Agreement conflicts with the Purchase Agreement, the Purchase Agreement will control.

6.     Counterparts. This Assignment Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

7.     Governing Law. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

[Remainder of page intentionally left blank. Signature page to follow.]

2

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the date first above written.

ORMAT NEVADA INC as the Transferor

By:	_______________________________________ Name: Title:

By:	_______________________________________ Name: Title:

[Signature Page to Assignment Agreement]

NORTHLEAF GEOTHERMAL HOLDINGS LLC as a Transferee

By:	_______________________________________ Name: Title:

By:	_______________________________________ Name: Title:

[Signature Page to Assignment Agreement]

ORPD LLC as the Company

By:	_______________________________________ Name: Title:

By:	_______________________________________ Name: Title:

[Signature Page to Assignment Agreement]

Exhibit D

Form of Amendment to Don A. Campbell Operation and Maintenance Agreement

(see attached)

Exhibit-D-1

[FORM OF] AMENDMENT NO. 1

TO

OPERATION AND MAINTENANCE AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of [_____], 2015, to the Operation and Maintenance Agreement, dated as of December 6, 2013 (the “Agreement”), by and between ORNI 47 LLC (the “Owner”) and Ormat Nevada Inc. (the “Operator”). Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

RECITALS

WHEREAS, the Operator and Northleaf Geothermal Holdings, LLC (the “Purchaser”) have entered into an Agreement for Purchase of Membership Interests, dated as of February [__], 2015 (the “Purchase Agreement”), pursuant to which the Operator shall sell to the Purchaser membership interests in ORPD LLC, the owner of Owner;

WHEREAS, it is a condition precedent to the Purchaser’s obligations to enter into the transactions contemplated by the Purchase Agreement that the parties hereto enter into this Amendment; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the parties hereto desire to amend the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendments.

(a)     Section 1.1 of the Agreement is amended by adding the following new definition in the appropriate alphabetical order:

“ORPD LLC Agreement: means that certain Amended and Restated Limited Liability Company Agreement of ORPD LLC, dated as of [__], 2015, by and among Operator, Northleaf Geothermal Holdings LLC and [1% Member], as amended, amended and restated, modified or supplemented from time to time.”

(b)     Section 2.1.14 of the Agreement is amended by deleting the last paragraph thereof and replacing it with the following new paragraph:

“If, upon the commencement of any Year, the plan and budget is escalated from the immediately preceding Year's plan and budget by an amount greater than indexation calculated in accordance with Consumer Price Index, Urban Consumers – West (CPI-U, West) plus 5% and Operator has been notified by the Owner that certain line items are being questioned or objected to pursuant to the LLC Agreement then (x) those items that are not subject to question or objection shall become effective and (y) pending resolution of any question or objection, the amount of any item subject to a question or objection shall be escalated from the amount in the immediately preceding budget by an amount equal to indexation calculated in accordance with Consumer Price Index, Urban Consumers – West (CPI-U, West) plus 5%. If, upon the commencement of any Year, the plan and budget is escalated from the immediately preceding Year's plan and budget by an amount great than indexation calculated in accordance with Consumer Price Index, Urban Consumers – West (CPI-U, West) plus 8%, a stand-by plan and budget in an amount equivalent to the previous Year's plan and budget plus (i) indexation calculated in accordance with Consumer Price Index, Urban Consumers – West (CPI-U, West) plus (ii) 8% shall be applied in the upcoming Year, pending approval of such plan and budget in accordance with the LLC Agreement. Upon resolution of the dispute, retroactive adjustments will be made to reflect the implementation of the final plan and budget as of the beginning of the relevant Year.”

1

(c)     A new Section 2.1.18 shall be added to the Agreement as follows:

“2.1.18 Arrange for the sale of power generated by the Facility pursuant to the Power Purchase Agreement and for the billing and collection of revenues therefrom.”

(d)     The first paragraph of Section 2.4 of the Agreement is amended by deleting such paragraph in its entirety and replacing it with the following new paragraph:

“As soon as the need for Major Maintenance Work arises, and to the extent such Major Maintenance Work was not budgeted in the relevant annual operating plan and budget, Operator shall submit to Owner a request to approve Major Maintenance Work. The request will provide Owner with details of the failure or planned overhaul, method of repair or performance, cost estimate and time estimate of the work. Upon approval of Owner, Operator will carry out the actions necessary to correct the failure and/or complete the needed Major Maintenance Work; provided, however, that if such Major Maintenance Work is a Major Decision (as defined in the ORPD LLC Agreement), then Operator shall not perform such Major Maintenance Work until Owner has provided prior written approval. Operator shall use reasonable efforts to perform all Major Maintenance Work during a Major Maintenance Blockout (as defined in the Power Purchase Agreement) consistent with Prudent Utility Practices.”

(e)     Section 3.1.2 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

“3.1.2 [Reserved]”

(f)     The first paragraph of Section 4.1 of the Agreement is amended by deleting such paragraph in its entirety and replacing it with the following new paragraph:

“In addition to other payment obligations provided in this Agreement, Owner shall be responsible for the following main payment obligations: Fixed Operation Fee, Variable Operation Expenses and Owner’s Costs; provided, that, notwithstanding anything to the contrary, none of Owner’s payment obligations shall include, and Owner shall not be responsible for, any internal overhead costs of Operator in performing the services under this Agreement.”

2

(g)     Section 4.1.1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

“4.1.1 Fixed Operation Fee

Commencing on the Effective Date and for the first twelve months thereafter, Owner shall pay to Operator a fixed monthly fee of $111,394. Commencing on the thirteenth month and throughout the Term, Owner shall pay to Operator a fixed monthly fee of $89,760 subject to adjustment based on the Consumer Price Index, Urban Consumers — West (CPI-U, West) on January 1 of each Year thereafter, which shall cover all costs associated with the ordinary maintenance of the Facility (the “Fixed Operation Fee”). The Fixed Operation Fee shall cover the direct cost of labor employed by or on behalf of Operator for the routine operation and maintenance of the Facility (which specifically excludes labor for Major Maintenance Work), and of administration, on behalf of Owner, of the Facility including billing and collection of revenues from the sale of power generated by the Facility, contract management services, procurement services, and accounting support. The Fixed Operation Fee shall not cover and shall be in addition to additional payments to Operator and costs at Owner’s additional expense with regard to: (a) Variable Operation Expenses, (b) Owner’s Costs (e) costs and expenses caused to Operator as a result of Owner non-compliance with any of its obligations described in Sections 3 or 7, (d) all costs and expenses of Owner in connection with the performance of any of its obligations under this Agreement, (e) all Operator costs and losses for which Owner is responsible under Section 3.2, and (f) any other costs, reimbursement obligations, expenses, losses, or damages and any taxes, duties, levies or fees which are expressly described in this Agreement as an Owner obligation (including, without Limitation, those described in Section 3.1.1), all of which shall be at Owner’s additional expense. At Operator’s written request, the Parties shall renegotiate in good faith the Fixed Operation Fee for every three (3) year period, so as to reflect as nearly as possible the economic factors that were the basis for the calculation of the initial Fixed Operation Fee and other factors and circumstances justifying the adjustment of the same. If Owner does not accept Operator’s proposal for adjustment of the Fixed Operation Fee within fifteen (15) days of the date of such request, and the parties have not been able to resolve their differences and agree on an adjustment of the Fixed Operation Fee after a period that expires six (6) months following the date of Operator’s initial request to adjust the Fixed Operation Fee, Operator shall be entitled to terminate this Agreement upon written notice to Owner, and the results of such termination shall he as described in Section 8.4.

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(h)     Section 4.1.2.A of the Agreement is deleted and replaced in its entirety with the following:

“A.     Supply and replacement parts, consumables and chemicals (whether routine or not), and all Major Maintenance Work to the Facility (labor, parts and materials).”

(i)     Section 4.1.2.F of the Agreement is deleted and replaced in its entirety with the following:

"F.     All works (including materials, equipment and services) performed by any operator or subcontractors in connection with the maintenance of the Facility that is not routine operation and maintenance of the Facility."

(j)     Section 4.1.3 of the Agreement is amended by deleting the following:

“and (v) all royalties and any other fees and expenses necessary for the continued operation and maintenance of the Facility and the conduct of business.”

2.	Effective Date. This Amendment shall be effective as of the date hereof.

3.     No Further Amendment. Except as specifically set forth herein, this Amendment shall not modify or in any way affect any of the provisions of the Agreement, which shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

4.     Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to “this Agreement,” “hereof,” “herein,” “hereunder” and words or expressions of similar import shall be deemed a reference to the Agreement as amended hereby.

5.     Governing Law. This Amendment shall be governed by the laws of the State of Nevada, without regard to the conflicts of law principles thereof that may direct the application of the laws of another jurisdiction.

6.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same agreement. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

ORMAT NEVADA INC.

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Amendment No. 1 to Don A. Campbell O&M Agreement

ORNI 47 LLC

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Amendment No. 1 to Don A. Campbell O&M Agreement